Exhibit 10.12

AMENDMENT NO. 1

This AMENDMENT NO. 1 (this “Amendment No. 1”) dated as of October 11, 2021, by and among WAYFAIR LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), WAYFAIR INC., a corporation organized under the laws of the State of Delaware (“Holdings”), and CITIBANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), is entered into in connection with the Credit Agreement, dated as of March 24, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among the Borrower, Holdings, the lenders party thereto, the Swingline Lender, the letter of credit issuers, the Collateral Agent and the Administrative Agent.

WHEREAS, certain loans and/or other extensions of credit (the “Loans”) under the Credit Agreement denominated in Pounds Sterling incur or are permitted to incur interest, fees, commissions or other amounts based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement; and

WHEREAS, applicable parties under the Credit Agreement have determined in accordance with the Credit Agreement that LIBOR for Pounds Sterling should be replaced with a successor rate in accordance with the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1 Definitions. Except as otherwise defined in this Amendment No. 1, terms defined in the Credit Agreement are used herein as defined therein.

Section 2 Amendments to Credit Agreement. The Credit Agreement is, effective as of the Amendment No. 1 Effective Date (as defined below), amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the double- underlined text (indicated in the same manner as the following example: double-underlined text) as set forth on Exhibit A hereto.

Section 3 Conditions of Effectiveness. This Amendment No. 1 shall become effective as of the date (such date, the “Amendment No. 1 Effective Date”) upon which the Administrative Agent shall have received counterparts of this Amendment No. 1 executed by Holdings and the Borrower (it being understood that the Administrative Agent shall only execute this Amendment if the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to this Amendment No. 1).

Section 4 Reaffirmation. Each Credit Party party hereto hereby expressly reaffirms, as of the Amendment No. 1 Effective Date, (i) the covenants and agreements contained in each Credit Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment No. 1 and the transactions contemplated hereby and (ii) its Guarantee of the Obligations and that such Guarantee does, and shall continue to, guarantee the Obligations and (iii) its prior grant and the validity of the Liens on the Collateral to secure the Obligations granted by it pursuant to the Security Documents, with all such Liens continuing in full force and effect after giving effect to this Amendment No. 1.

Neither the modification of the Credit Agreement effected pursuant to this Amendment No. 1 nor the execution, delivery, performance or effectiveness of this Amendment No. 1 (i) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Security Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (ii) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

Section 5 Credit Documents. Except as herein provided, the Credit Documents shall remain unchanged and in full force and effect. This Amendment No. 1 is a Credit Document under the Credit Agreement and shall be construed in accordance with the Credit Agreement.

Section 6 Miscellaneous. This Amendment No. 1 may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment No. 1 by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment No. 1. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment No. 1 and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. This Amendment No. 1 and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment No. 1 and the transactions contemplated hereby and under any Credit Document shall each be governed by, and each be construed in accordance with, the laws of the State of New York. This Amendment No. 1 and each other Credit Document constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. The execution and delivery of this Amendment No. 1 is not intended to constitute a novation of any indebtedness or other obligations owing to the Administrative Agent and the Secured Parties under the Credit Agreement or the other Credit Documents

Section 7 Jurisdiction; Etc. Each Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent or any other Lender Party or any Related Party of the foregoing in any way relating to this Amendment No. 1 or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final and non-appealable judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Amendment No. 1 or in any other Credit Document shall affect any right that the Administrative Agent or any other Lender Party may otherwise have to bring any action or proceeding relating to this Amendment No. 1 or any other Credit Document against each Credit Party or its properties in the courts of any jurisdiction. Each Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Amendment No. 1 or any other Credit Document in any court referred to in this Section 7. Each Credit Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

[Signature Page Follows]
IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

WAYFAIR LLC

By:     /s/ Michael Fleisher     Name: Michael Fleisher
Title: Chief Financial Officer

PARENT:
WAYFAIR INC.
By:     /s/ Michael Fleisher     Name: Michael Fleisher
Title: Chief Financial Officer

[Wayfair Signature Page – Amendment No. 1]

CITIBANK, N.A.,
as Administrative Agent

By: /s/ Linda Tam     Name: Linda Tam
Title: Senior Vice President

[Wayfair Signature Page – Amendment No. 1]

~~Execution Version~~Exhibit A to Amendment No. 1

CREDIT AGREEMENT

dated as of March 24, 2021 among
WAYFAIR INC.,
as Holdings,

WAYFAIR LLC,
as the Borrower,

The Several Lenders
from Time to Time Parties Hereto,

CITIBANK, N.A.,
as the Administrative Agent, the Collateral Agent, the Swingline Lender, a Letter of Credit Issuer and a Lender,

CITIBANK, N.A.,
as Lead Arranger and Bookrunner,

GOLDMAN SACHS BANK USA,
as Syndication Agent, and
BANK OF THE WEST and CAPITAL ONE, NATIONAL ASSOCIATION,
as Co-Documentation Agents

TABLE OF CONTENTS

Page

Section 1.	Definitions	1

1.1	Defined Terms	1
1.2	Other Interpretive Provisions	65
1.3	Accounting Terms	65
1.4	Rounding	65
1.5	References to Agreements Laws, Etc.	65
1.6	Exchange Rates; Currency Equivalents	66
1.7	Interest Rates; LIBOR Notification	66
1.8	Times of Day	67
1.9	Timing of Payment or Performance	67
1.10	Certifications	67

1.11	Classification and Re-Classification; Certain Calculations	67
1.12	Pro Forma Calculations; Limited Condition Transactions	68
1.13	Divisions	70
1.14	Additional Alternate Currencies	70
Section 2.	Amount and Terms of Credit	71
2.1	Commitments.	71
2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	72
2.3	Notice of Borrowing	72
2.4	Disbursement of Funds.	73
2.5	Repayment of Loans; Evidence of Debt.	74
2.6	Conversions and Continuations.	74
2.7	Pro Rata Borrowings	75
2.8	Interest.	75
2.9	Interest Periods	76
2.10	Increased Costs, Illegality, Alternate Rate of Interest, Etc.	76
2.11	Compensation	81
2.12	Change of Lending Office	81
2.13	Notice of Certain Costs	81
2.14	Incremental Facilities	81
2.15	Permitted Debt Exchanges	87
2.16	Defaulting Lenders	88

Section 3.	Letters of Credit	89

3.1	Letters of Credit	89
3.2	Letter of Credit Requests	91
3.3	Letter of Credit Participations	92
3.4	Agreement to Repay Letter of Credit Drawings	93
3.5	Increased Costs	95
3.6	New or Successor Letter of Credit Issuer	95
3.7	Role of Letter of Credit Issuer	96
3.8	Cash Collateral	97

3.9	Applicability of ISP and UCP	97
3.10	Conflict with Issuer Documents	98
3.11	Letters of Credit Issued for Restricted Subsidiaries	98
3.12	Provisions Related to Extended Revolving Credit Commitments	98

Section 4.	Fees	98

4.1	Fees	98
4.2	Voluntary Reduction of Revolving Credit Commitments	99
4.3	Mandatory Termination of Commitments

Section 5.	Payments	100

5.1	Voluntary Prepayments	100
5.2	Mandatory Prepayments	100
5.3	Method and Place of Payment	101
5.4	Net Payments	101
5.5	Computations of Interest and Fees	104
5.6	Limit on Rate of Interest	104

Section 6.	Conditions Precedent to Initial Borrowing	105

6.1	Credit Documents	105
6.2	Collateral	105
6.3	Legal Opinions	106
6.4	Closing Certificates	106
6.5	Authorization of Proceedings of the Borrower and the other Credit Parties; Corporate Documents	106
6.6	Fees	106
6.7	Solvency Certificate	106
6.8	Patriot Act	106
6.9	Financial Statements	106
6.10	No Default; Representations and Warranties	106
6.11	[Reserved]	106
6.12	Officer’s Certificate	107
6.13	Existing Credit Facilities	107

Section 7.	Conditions Precedent to All Credit Events.	107

7.1	No Default; Representations and Warranties	107
7.2	Notice of Borrowing; Letter of Credit Request	107

Section 8.	Representations and Warranties	108

8.1	Corporate Status	108
8.2	Corporate Power and Authority	108
8.3	No Violation	108
8.4	Litigation	108
8.5	Margin Regulations	108
8.6	Governmental Approvals	108

8.7	Investment Company Act	109
8.8	True and Complete Disclosure	109
8.9	Financial Condition; Financial Statements	109
8.10	Compliance with Laws	109
8.11	Tax Matters	109
8.12	Compliance with ERISA	110
8.13	Subsidiaries	110
8.14	Intellectual Property	110
8.15	Environmental Laws	110
8.16	Properties	110
8.17	Solvency	110
8.18	Patriot Act	110
8.19	OFAC and FCPA	111

Section 9.	Affirmative Covenants.	111

9.1	Information Covenants	111
9.2	Books, Records, and Inspections	114
9.3	Maintenance of Insurance	114
9.4	Payment of Taxes	115

9.5	Preservation of Existence; Consolidated Corporate Franchises	115
9.6	Compliance with Statutes, Regulations, Etc.	115
9.7	ERISA	115
9.8	Maintenance of Properties	115
9.9	Transactions with Affiliates	115
9.1	End of Fiscal Years	116
9.11	Additional Guarantors and Grantors	116
9.12	Pledge of Additional Stock and Evidence of Indebtedness	117
9.13	Use of Proceeds	117
9.14	Further Assurances	117
9.15	Lines of Business	118

Section 10.	Negative Covenants	118

10.1	Limitation on Indebtedness	118
10.2	Limitation on Liens	124
10.3	Limitation on Fundamental Changes	124
10.4	Limitation on Sale of Assets	126
10.5	Limitation on Restricted Payments	127
10.6	Limitation on Subsidiary Distributions	132
10.7	Consolidated Senior Secured Debt to Consolidated EBITDA Ratio	133
10.8	Limitations on Dispositions and Other Transfers of Material Intellectual Property	134

Section 11.	Events of Default	134

11.1	Payments	134
11.2	Representations, Etc.	134
11.3	Covenants	134
11.4	Default Under Other Agreements	134

11.5	Bankruptcy, Etc.	135
11.6	ERISA	135
11.7	Credit Documents; Guarantee	136
11.8	Pledge Agreement	136
11.9	Security Agreement	136
11.1	Judgments	136
11.11	Change of Control	136
11.12	Remedies Upon Event of Default	136
11.13	Application of Proceeds	137

Section 12.	The Agents	137

12.1	Appointment	137
12.2	Delegation of Duties	138
12.3	Exculpatory Provisions	138
12.4	Reliance by Agents	138
12.5	Notice of Default	139
12.6	Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders	139
12.7	Indemnification	139
12.8	Agents in Their Individual Capacities	140
12.9	Successor Agents	140
12.1	Withholding Tax	141

12.11	Agents Under Security Documents and Guarantee	142
12.12	Right to Realize on Collateral and Enforce Guarantee	142
12.13	Intercreditor Agreements	143
12.14	The Administrative Agent May File Proofs of Claim	143
12.15	ERISA Representation of the Lenders	144
12.16	Erroneous Distributions	144

Section 13.	Miscellaneous	145

13.1	Amendments, Waivers, and Releases	145
13.2	Notices	149
13.3	No Waiver; Cumulative Remedies	149
13.4	Survival of Representations and Warranties	149
13.5	Payment of Expenses; Indemnification	149
13.6	Successors and Assigns; Participations and Assignments	150
13.7	Replacements of Lenders Under Certain Circumstances	154
13.8	Adjustments; Set-off	155
13.9	Counterparts	156
13.1	Severability	156
13.11	Integration	156
13.12	GOVERNING LAW	156
13.13	Submission to Jurisdiction; Waivers	156
13.14	Acknowledgments	156
13.15	WAIVERS OF JURY TRIAL	157
13.16	Confidentiality	157
13.17	Direct Website Communications	159
13.18	USA PATRIOT Act	160
13.19	[Reserved]	160
13.2	Payments Set Aside	160

13.21	No Fiduciary Duty	160
13.22	[Reserved]	161
13.23	Acknowledgement Regarding Any Supported QFCs	161

Section 14.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	161

SCHEDULES

Schedule 1.1(b)    Commitments of Lenders and Letter of Credit Issuers Schedule 1.1(c)    Existing Letters of Credit
Schedule 8.13    Subsidiaries Schedule 9.14    Post-Closing Actions
Schedule 10.1    Closing Date Indebtedness Schedule 10.2    Closing Date Liens Schedule 10.5    Closing Date Investments Schedule 13.2    Notice Addresses

EXHIBITS

Exhibit A    Form of Joinder Agreement
Exhibit B    Form of Guarantee
Exhibit C    Form of Perfection Certificate
Exhibit D    Form of Pledge Agreement
Exhibit E    Form of Security Agreement
Exhibit F    Form of Letter of Credit Request
Exhibit G    Form of Credit Party Closing Certificate
Exhibit H    Form of Assignment and Acceptance Exhibit I-1    Form of Promissory Note (Term Loans)
Exhibit I-2    Form of Promissory Note (Revolving Credit Loans)
Exhibit J-1    Form of Non-Bank Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For
U.S. Federal Income Tax Purposes)
Exhibit J-2    Form of Non-Bank Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3    Form of Non-Bank Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For
U.S. Federal Income Tax Purposes)
Exhibit J-4    Form of Non-Bank Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K    Form of Conversion/Continuation Notice
Exhibit L    Form of Compliance Certificate

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of March 24, 2021, among WAYFAIR INC., a Delaware corporation (“Holdings”), WAYFAIR LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, together with the Swingline Lender, the “Lenders”), and CITIBANK, N.A., as the Administrative Agent, the Collateral Agent, the Swingline Lender and a Letter of Credit Issuer (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).

WHEREAS, (i) the Borrower has requested that the Lenders extend credit in the form of Revolving Credit Loans made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not in excess of $600,000,000 less the sum of (x) the aggregate Letters of Credit Outstanding at such time and (y) the aggregate principal amount of all Swingline Loans outstanding at such time, (ii) the Borrower has requested the Swingline Lender to extend credit to the Borrower in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $60,000,000, and (iii) the Borrower has requested the Letter of Credit Issuer to issue Letters of Credit in Dollars or in any Alternate Currency at any time and from time to time prior to the L/C Facility Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of
$300,000,000; and

WHEREAS, the Lenders and Letter of Credit Issuer are willing to make available to the Borrower such revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.    Definitions

1.1    Defined Terms. As used herein, the following terms shall have the meanings specified in this
Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately following Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBOR Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the LIBOR Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.10 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.10(~~b~~c)), then the ABR shall be the greater of clauses (a) and
(b)    above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning provided in the definition of “Consolidated EBITDA.”

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted LIBOR Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Parties” shall have the meaning provided in Section 13.17(b).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Lead Arranger and Bookrunner, the Syndication Agent and the Co-Documentation Agents.

“Agreed Currencies” shall mean Dollars and each Alternate Currency.

“Agreement” shall mean this Credit Agreement, as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Alternate Currency” shall mean Euros, Pounds Sterling, Canadian Dollars, Hong Kong Dollars and any other currency (other than Dollars) that is approved in accordance with Section 1.14.

“Alternate Currency Benchmark” shall mean, initially (i) with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Pounds Sterling, the Daily Simple RFR for RFR Loans denominated in Pounds Sterling and (ii) with respect to LIBOR Loans denominated in an Alternate Currency (other than Pounds Sterling), the LIBOR Rate; provided that if an Alternate Currency Benchmark Transition Event or an Alternate Currency Early Opt-in Election, as applicable, and its related Alternate Currency Benchmark Replacement Date have occurred with respect to the applicable Daily Simple RFR, LIBOR Rate or the then-current Alternate Currency Benchmark, then “Alternate Currency Benchmark” means the applicable Alternate Currency Benchmark Replacement to the extent that such Alternate Currency Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (h) of Section 2.10.
“Alternate Currency Benchmark Replacement” shall mean, with respect to any LIBOR Loan denominated in an Alternate Currency (other than Pounds Sterling) and any RFR Loan denominated in Pounds Sterling, the sum of: (a) the alternate benchmark rate (which may be an Alternate Currency SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the applicable LIBOR Rate or Daily Simple RFR for syndicated credit facilities denominated in such Alternate Currency at such time and (b) the Alternate Currency Benchmark Replacement Adjustment.

With respect to LIBOR Loans or RFR Loans denominated in an Alternate Currency, if the Alternate Currency Benchmark Replacement would be less than the “floor”, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or removal of this Agreement or otherwise) with respect to LIBOR Loans or RFR Loans denominated in such Alternate Currency, the Alternate Currency Benchmark Replacement with respect to such Alternate Currency will be deemed to be the “floor” for the purposes of this Agreement and the other Credit Documents.

“Alternate Currency Benchmark Replacement Adjustment” shall mean, with respect to any replacement of applicable LIBOR Rate or Daily Simple RFR with an Alternate Currency Unadjusted Benchmark Replacement for any applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable LIBOR Rate or Daily Simple RFR with the applicable Alternate Currency Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable LIBOR Rate or Daily Simple RFR with the applicable Alternate Currency Unadjusted Benchmark Replacement for syndicated credit facilities at such time.

“Alternate Currency Benchmark Replacement Conforming Changes” shall mean, with respect to any Alternate Currency Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” the definition of “RFR Business Day”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Alternate Currency Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Alternate Currency Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Alternate Currency Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the applicable LIBOR Rate or Daily Simple RFR:

(1)    in the case of clause (1) or (2) of the definition of “Alternate Currency Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the applicable LIBOR Rate or Daily Simple RFR permanently or indefinitely ceases to provide the applicable LIBOR Rate or Daily Simple RFR; or

(2)    in the case of clause (3) of the definition of “Alternate Currency Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Alternate Currency Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the applicable LIBOR Rate or Daily Simple RFR:
(1)    a public statement or publication of information by or on behalf of the administrator of the applicable LIBOR Rate or Daily Simple RFR announcing that such administrator has ceased or will cease to provide LIBOR Rate or Daily Simple RFR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable LIBOR Rate or Daily Simple RFR;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable LIBOR Rate or Daily Simple RFR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the applicable LIBOR Rate or Daily Simple RFR, a resolution authority with jurisdiction over the administrator for the applicable LIBOR Rate or Daily Simple RFR or a court or an entity with similar insolvency or resolution authority over the administrator for the applicable LIBOR Rate or Daily Simple RFR, which states that the administrator of the applicable LIBOR Rate has ceased or will cease to provide LIBOR Rate or Daily Simple RFR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable LIBOR Rate or Daily Simple RFR; or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the applicable LIBOR Rate or Daily Simple RFR announcing that the applicable LIBOR Rate or Daily Simple RFR is no longer representative.

“Alternate Currency Benchmark Transition Start Date” shall mean (a) in the case of an Alternate Currency Benchmark Transition Event, the earlier of (i) the applicable Alternate Currency Benchmark Replacement Date and (ii) if such Alternate Currency Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Alternate Currency Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Alternate Currency Benchmark Unavailability Period” shall mean, if an Alternate Currency Benchmark Transition Event and its related Alternate Currency Benchmark Replacement Date have occurred with respect to the applicable LIBOR Rate or Daily Simple RFR and solely to the extent that the applicable LIBOR Rate or Daily Simple RFR has not been replaced with ~~a~~an Alternate Currency Benchmark Replacement, the period
(x)    beginning at the time that such Alternate Currency Benchmark Replacement Date has occurred if, at such time, no Alternate Currency Benchmark Replacement has replaced the applicable LIBOR Rate or Daily Simple RFR for all purposes hereunder in accordance with ~~the~~ Section 2.10 and (y) ending at the time that an Alternate Currency Benchmark Replacement has replaced the applicable LIBOR Rate or Daily Simple RFR for all purposes hereunder pursuant to ~~the~~ Section 2.10.

“Alternate Currency Compounded SOFR” shall mean the compounded average of Alternate Currency SOFR for the applicable Alternate Currency Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded Alternate Currency SOFR; provided that:

(2)    if, and to the extent that, the Administrative Agent determines that Alternate Currency Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines are substantially consistent with prevailing market convention for determining Alternate Currency Compounded SOFR for syndicated credit facilities at such time (as a result of amendment or as originally executed);
provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Alternate Currency Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Alternate Currency Benchmark Replacement.”

“Alternate Currency Corresponding Tenor” with respect to an Alternate Currency Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the applicable LIBOR Rate or Daily Simple RFR.

“Alternate Currency Daily Simple SOFR” shall mean, for any day, Alternate Currency SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Alternate Currency Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Alternate Currency Early Opt-in Election” shall mean the occurrence of:

(1)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Alternate Currency being executed at such time, or that include language similar to that contained in this Section 2.10, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the applicable LIBOR Rate or Daily Simple RFR, and

(2)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Alternate Currency Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent and the Borrower.

“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Alternate Currency Loan” shall mean any Loan denominated in an Alternate Currency.

“Alternate Currency SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Alternate Currency SOFR-Based Rate” shall mean Alternate Currency SOFR, Alternate Currency Daily Simple SOFR, Alternate Currency Compounded SOFR or Alternate Currency Term SOFR.

“Alternate Currency Term SOFR” shall mean the forward-looking term rate based on Alternate Currency SOFR that has been selected or recommended by the Relevant Governmental Body.

“Alternate Currency Unadjusted Benchmark Replacement” shall mean the Alternate Currency Benchmark Replacement excluding the Alternate Currency Benchmark Replacement Adjustment.
“Amendment No. 1” shall mean that certain Amendment No. 1 to Credit Agreement, dated as of October 11, 2021, among the Administrative Agent and the Credit Parties.

“Applicable Margin” shall mean a percentage per annum equal to:

(a)    until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 9.1, (1) for LIBOR Loans that are Revolving Credit Loans, 1.25%, (2) for ABR Loans that are Revolving Credit Loans, 0.25%, and (3) for Letter of Credit Fees, 1.25% per annum; and

(b)    thereafter, in connection with Revolving Credit Loans and Letter of Credit Fees, the percentages per annum set forth in the table below, based upon the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1:

Status	Letter of Credit Fees	ABR for Revolving Credit Loans	Adjusted LIBOR Rate for Revolving Credit Loans	RFR for Revolving Credit Loans
Level I Status	1.75%	0.75%	1.75%	1.7826%
Level II Status	1.50%	0.50%	1.50%	1.5326%
Level III Status	1.25%	0.25%	1.25%	1.2826%

Any increase or decrease in the Applicable Margin for Revolving Credit Loans and Letter of Credit Fees resulting from a change in the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 9.1(d).

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment and (b) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate at any time and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio been accurately determined, then, for all purposes of this Agreement, the Applicable Margin for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Senior Secured Debt to Consolidated EBITDA Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be deemed to be (and shall be) due and payable, at the time the interest or fees for such period were required to be paid; provided that notwithstanding the foregoing, so long as an Event of Default described in Section 11.5 has not occurred (solely with respect to Holdings or the Borrower), such shortfall shall be due and payable within five Business Days following the written demand thereof by the Administrative Agent and no Default or Event of Default shall be deemed to have occurred as a result of such non-payment until the expiration of such five Business Day period. In addition, at the option of the Required Revolving Credit Lenders, at any time during which the Borrower shall have failed to deliver any of the Section 9.1 Financials by the applicable date required under Section 9.1, then the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be deemed to be Level I Status, in each case, for the purposes of determining the Applicable Margin (but only for so long as such failure continues, after which such ratio and Status shall be determined based on the then-existing Consolidated Senior Secured Debt to Consolidated EBITDA Ratio). It is acknowledged and agreed that, except as expressly set forth in the proviso to the first sentence of this paragraph, nothing in this definition will limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including Article VII herein.
“Approved Foreign Bank” shall have the meaning provided in the definition of “Cash Equivalent.” “Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender. “ASC” shall mean the Financial Accounting Standards Codification Topic.
“Asset Sale” shall mean:

(i)    the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each a “disposition”) of Holdings or any Restricted Subsidiary, or

(ii)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case, other than:

(a)    any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out or surplus property or property (including leasehold property interests) that is no longer economically practical in its business or commercially desirable to maintain or no longer used or useful equipment in the ordinary course of business or any disposition of inventory, immaterial assets, or goods (or other assets) in the ordinary course of business;

(b)    the disposition of all or substantially all of the assets of Holdings or the Borrower in a manner permitted pursuant to Section 10.3(a);

(c)    the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2 or the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 10.5, in each case, other than by reference to this clause;

(d)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than the Borrower or any Parent Entity of the Borrower) in any transaction or series of transactions with an aggregate Fair Market Value of less than the greater of (a)
$100,000,000 and (b) 10.0% of Consolidated EBITDA at the time of such disposition;

(e)    (A) any disposition of property or assets or issuance of securities (other than Equity Interests) by (1) a Restricted Subsidiary to Holdings or (2) by Holdings or a Restricted Subsidiary to another Restricted Subsidiary or (B) any issuance of Equity Interests by (1) a Restricted Subsidiary to Holdings or (2) by a Restricted Subsidiary (other than the Borrower or any Parent Entity of the Borrower) to another Restricted Subsidiary;

(f)    to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)     any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(h)    foreclosures, condemnation, casualty or any similar action on assets (including dispositions in connection therewith);

(i)    sales of accounts receivable, or participations therein, and related assets in connection with any Receivables Facility;

(j)    any financing transaction with respect to property or inventory built or acquired by Holdings or any Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;

(k)    (1) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims, (2) the termination or collapse of cost sharing agreements with Holdings or any Subsidiary and the settlement of any crossing payments in connection therewith, or (3) the settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former employees, directors, officers, managers, consultants or independent contractors of Holdings (or any direct or indirect parent company of Holdings) or any Subsidiary or any of their successors or assigns;

(l)    the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable;

(m)    the licensing, cross-licensing or sub-licensing of Intellectual Property or other general intangibles (whether pursuant to franchise agreements or otherwise) in the ordinary course of business or on a non-exclusive basis;

(n)    the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;

(o)    sales, transfers, and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p)    the expiration, lapse or abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable business judgment of the Borrower is not material to the conduct of the business of Holdings and its Restricted Subsidiaries taken as a whole;

(q)    the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(r)    dispositions of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (2) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property (which replacement property is actually reasonably promptly purchased);

(s)    leases, assignments, subleases, licenses, or sublicenses which do not materially interfere with the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(t)    [reserved];
(u)     dispositions of assets acquired pursuant to any Permitted Investment, which assets are not used or useful to the core or principal business of Holdings and its Restricted Subsidiaries, taken as a whole;

(v)    the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any Permitted Warrant Transaction; and

(w)    the lease, assignment, sub-lease, license or sub-license of, or any transfer related to a “reverse build to suit” or similar transaction in respect of, any real or personal property in the ordinary course of business;

provided that, notwithstanding anything to the contrary herein, this definition shall be subject to Section 10.8. “Assignment and Acceptance” shall mean (i) an assignment and acceptance substantially in the form of
Exhibit H, or such other form as may be approved by the Administrative Agent and (ii) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the Administrative Agent and the Borrower in accordance with Section 2.15(a).

“Assignment Taxes” shall have the meaning provided in the definition of “Other Taxes.”

“Auction Agent” shall mean (i) the Administrative Agent or (ii) any other financial institution or advisor employed by Holdings, the Borrower or any Subsidiary (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.15 or Dutch auction pursuant to Section 13.6(h); provided that Holdings shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither Holdings nor any of its Subsidiaries may act as the Auction Agent.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, the Vice President-Finance, a Senior Vice President, a Director, a Manager, the Secretary, the Assistant Secretary or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d). “Available Amount” shall have the meaning provided in Section 10.5(a)(4)(ii).
“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of (a) all Revolving Credit Loans then outstanding (excluding, for the avoidance of doubt, any Swingline Loans outstanding) and (b) the aggregate Letters of Credit Outstanding at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, in form and substance substantially the same as the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund” means any Affiliate of such entities mentioned in clauses (a) or (b) of the definition of “Disqualified Lenders” that is a Fund and whose managers are not involved with the management of any equity investment in such Competitor or Affiliate and do not, directly or indirectly, possess the power to direct or cause the direction of the investment policies with respect to such Competitor or Affiliate, as applicable.

“Borrower” shall have the meaning provided in the preamble hereto.

“Borrower Investment Policy” shall mean the investment policy of Holdings and its Subsidiaries as in effect on the Closing Date and provided to the Administrative Agent together with any amendments, supplements or other modifications thereto as may be approved from time to time by the board of directors (or any authorized committee thereof) of Holdings; provided that, following receipt by the Borrower of a written request therefor from the Administrative Agent from time to time, the Borrower shall provide a copy of such investment policy then in effect; provided, further, that without the prior written consent of the Required Lenders, the Borrower Investment Policy may not include investments in Unrestricted Subsidiaries, crypto or alternative currencies that are not Cash or Cash Equivalents or any other investment in which other Persons in the Borrower’s industry are not generally making investments.

“Borrower Materials” shall have the meaning provided in Section 13.17(b).

“Borrowing” shall mean (i) Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect or (ii) a Swingline Loan.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements, and payments in respect of any such LIBOR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market. With respect to any Alternate Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such Alternate Currency in the principal financial center of the country of such Alternate Currency.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease or finance lease on the balance sheet of that Person; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to December 15, 2019 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases or any portion thereof to be recharacterized as Capital Leases.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to December 15, 2019 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuer shall agree in their sole discretion, other credit support. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean:

(i)    Dollars,

(ii)    (a) Euro, Pounds Sterling, Yen, Swiss Francs, Canadian Dollars, or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,

(iii)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition,

(iv)    certificates of deposit, time deposits, and eurodollar time deposits with maturities of 36 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100,000,000,
(v)     repurchase obligations for underlying securities of the types described in clauses (iii), (iv), and (ix) entered into with any financial institution meeting the qualifications specified in clause (iv) above,

(vi)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case with average maturities of 36 months or less from the date of creation thereof,

(vii)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case with average maturities of 36 months or less from the date of creation or acquisition thereof,

(viii)    readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 36 months or less from the date of acquisition,

(ix)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 36 months or less from the date of acquisition,

(x)    solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case with average maturities of 36 months or less from the date of acquisition, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,

(xi)    in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies,

(xii)    investment funds investing 90% of their assets in securities of the types described in clauses (i) through (ix) above, and

(xiii)    investments made pursuant to the Borrower Investment Policy.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Credit Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.
“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement with Holdings or any Subsidiary of Holdings, is an Agent or a Lender or an Affiliate of an Agent or a Lender or (ii) with respect to any Cash Management Agreement with Holdings or any Subsidiary of Holdings entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date.

“Cash Management Services” shall mean any one or more of the following types of services or facilities:
(i)    commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, employee credit card programs or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services), (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements and (iv) other services related, ancillary or complementary to the foregoing.

“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean a Domestic Subsidiary of the Borrower substantially all of the assets of which consist of equity or debt of one or more Foreign Subsidiaries that are CFCs.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law), including, for avoidance of doubt any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III, in each case to the extent issued or becoming effective after the Closing Date shall be deemed to have gone into effect after the Closing Date, regardless of the date of the enabling or underlying legislation or agreements.

“Change of Control” shall mean and be deemed to have occurred if (a) prior to any merger of SK Retail, Inc. with and into, or any liquidation of SK Retail, Inc. into, Holdings or the Borrower in accordance with a transaction permitted by Section 10.3, Holdings shall cease to beneficially own, directly, 100% of the issued and outstanding Equity Interests of SK Retail, Inc. (whether voting or non-voting), (b) SK Retail, Inc. (or, to the extent SK Retail, Inc. is merged with and into, or liquidated into, Holdings or the Borrower in accordance with a transaction permitted by Section 10.3, Holdings) shall cease to beneficially own, directly, 100% of the issued and outstanding Equity Interests of the Borrower (whether voting or non-voting) or (c) any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders or a “group” that is controlled by the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Holdings that exceeds 40.0% thereof, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors (or other similar governing body) of Holdings. For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of such Voting Stock in connection with the transactions contemplated by such agreement.

“Claims” shall have the meaning provided in the definition of “Environmental Claims.”

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Incremental Revolving Credit Loans, Incremental Term Loans, Extended Term Loans (of the same Extension Series), Replacement Term Loans, Extended Revolving Credit Loans (of the same Extension Series), or Swingline Loans and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Incremental Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series) or an Incremental Term Loan Commitment.

“Closing Date” shall mean March 24, 2021.

“Co-Documentation Agents” shall mean Bank of the West and Capital One, National Association. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all property pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.

“Collateral Agent” shall mean Citibank, N.A., as collateral agent under the Credit Documents, or any successor collateral agent pursuant to Section 12.9.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment and/or Incremental Term Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.17.

“Competitor” shall have the meaning provided in the definition of “Disqualified Lenders”.

“Compliance Certificate” shall mean a certificate of a responsible financial or accounting officer of Holdings or the Borrower delivered pursuant to Section 9.1(d) for the applicable Test Period substantially in the form of Exhibit L.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs, the amortization of original issue discount resulting from the issuance or incurrence of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(i)    increased (without duplication) by:

(a)    provision for Taxes based on income, revenue or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, and similar Taxes and foreign withholding Taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest related to such Taxes or arising from any
Tax examinations, in each case to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, plus

(b)    Fixed Charges of such Person and its Restricted Subsidiaries for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense, in each case to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, plus

(c)    Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, plus

(d)    any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, Restricted Payments, acquisition, disposition, recapitalization, or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not consummated and including any such transaction consummated prior to the Closing Date), including (1) such fees, expenses, or charges related to the incurrence of the Loans hereunder and all Transaction Expenses, (2) such fees, expenses, or charges related to the Credit Documents and the Credit Facilities or any other credit facilities or debt issuances, and (3) any amendment or other modification of the Loans hereunder, or other Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus

(e)    any other non-cash charges, including any write offs (including write offs of inventory related to supplier financings), write downs, expenses, losses, any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) or other items to the extent the same were deducted (and not added back) in computing Consolidated Net Income; provided that if any such non-cash charges represents an accrual or reserve for potential cash items in any future period, (i) such Person may, in its sole discretion, determine not to add back such non-cash charges in the current period and (ii) to the extent such Person does decide to add back such non-cash charges, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period, plus

(f)    the amount of any net income attributable to non-controlling interests in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(g)    costs, expenses, accruals or reserves in connection with implementing and operating a trade finance program with suppliers, plus

(h)    costs of surety bonds incurred in such period, plus

(i)    the amount of “run rate” cost savings, operating expense reductions and cost synergies related to mergers and other business combinations, acquisitions, investments, dispositions, restructurings, discontinuance of activities or operations and other specified transactions, restructurings, integration, operating improvements, cost savings or business optimization initiatives and other initiatives, actions or events that are reasonably identifiable, factually supportable and projected by such Person in good faith to result from actions either taken or expected to be taken within 24 full months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions and cost synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or cost synergies had been realized on the first day of such period); provided that the aggregate amount added to Consolidated Net Income pursuant to this clause (i), together with any Pro Forma Adjustments made pursuant to the definition of “Pro Forma Adjustment” or Section 1.12(b), in any period of four consecutive fiscal quarters shall not exceed 25.0% of Consolidated EBITDA for such period (determined after giving effect to all such amounts added to Consolidated Net Income); provided that such cap shall not apply to any pro forma adjustments determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency), plus

(j)    the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility, plus

(k)    any costs or expense, including related taxes, incurred by such Person or any of its Restricted Subsidiaries pursuant to any equity incentive plan, management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock), plus

(l)    the amount of expenses, including related taxes, relating to payments made to option, phantom equity or profits interest holders of such Person or any direct or indirect parent company of such Person in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement and expenses relating to distributions made to equity holders of such Person or its direct or indirect parent companies resulting from the application of Financial Accounting Standards Codification Topic 718— Compensation – Stock Compensation (formerly Financial Accounting Standards Board Statement No. 123 (Revised 2004)), plus

(m)    with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to such Person’s or any Restricted Subsidiary of such Person’s proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(n)    costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs, plus

(o)    cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back, plus

(p)    to the extent not already included in Consolidated Net Income, (1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any investment or any sale, conveyance, transfer, or other Asset Sale of assets permitted hereunder and (2) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the determination by such Person that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, plus

(q)    [reserved], plus

(r)    expenses consisting of costs that are expensed (x) during the period but could have been capitalized under alternative accounting policies in accordance with GAAP or (y) as a result of changes in any operational, financial, reporting or information technology systems, in each case, calculated on a pro forma basis as though such costs had been expensed on the first day of such period, plus

(s)    to the extent covered by insurance or indemnification and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the determination by such Person that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded;

(ii)    decreased by (without duplication):

(a)    non-cash gains increasing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period other than non-cash gains relating to the application of Financial Accounting Standards Codification Topic 840— Leases (formerly Financial Accounting Standards Board Statement No. 13); provided that, to the extent non-cash gains are deducted pursuant to this clause (ii)(a) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; and

(b)    the amount of any loss attributable to non-controlling interests in non-Wholly-Owned Subsidiaries; and

(iii)    increased or decreased by (without duplication):

(a)    any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be; and

(b)    any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification Topic 815—Derivatives and Hedging (ASC 815) (formerly Financing Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP.

For the avoidance of doubt:

(i)    to the extent included in Consolidated Net Income of any Person and its Restricted Subsidiaries on a consolidated basis for any period, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP,
(ii)     there shall be included in determining Consolidated EBITDA of any Person and its Restricted Subsidiaries on a consolidated basis for any period, without duplication, (1) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by such Person or any of its Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by such Person or any of such Restricted Subsidiaries during such period (each such Person, business, property, or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); and

(iii)    to the extent included in Consolidated Net Income of any Person and its Restricted Subsidiaries on a consolidated basis for any period, there shall be excluded in determining Consolidated EBITDA of such Person and its Restricted Subsidiaries for any period the Disposed EBITDA of any Person, property, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by such Person or any of its Restricted Subsidiaries during such period (each such Person, property, business, or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated.

Notwithstanding the foregoing, Consolidated EBITDA (a) for the fiscal quarter ended March 31, 2020, shall be deemed to be $(125,599,000), (b) for the fiscal quarter ended June 30, 2020, shall be deemed to be
$447,891,000, (c) for the fiscal quarter ended September 30, 2020, shall be deemed to be $372,785,000 and (d) for the fiscal quarter ended December 31, 2020, shall be deemed to be $265,291,000, in each case, subject to adjustment pursuant to this definition.

“Consolidated Interest Expense” shall mean the sum of (1) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus (2) non-cash interest expense resulting solely from the net amortization of original issue discount and original issuance premium from the issuance or incurrence of Indebtedness of such Person and its Restricted Subsidiaries (excluding any Indebtedness borrowed under this

Agreement in connection with the Transactions and any permitted refinancing thereof) but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (2) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging,
(c)    any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Receivables Facility, (e) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (f) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (g) penalties and interest relating to Taxes, (h) accretion or accrual of discounted liabilities not constituting Indebtedness, (i) interest expense attributable to a direct or indirect parent entity resulting from push-down accounting, (j) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and (k) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any acquisition or Investment permitted hereunder, all as calculated on a consolidated basis.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, Net Income of such Person and its Restricted Subsidiaries for such period determined in accordance with GAAP; provided that, without duplication,

(i)    (a) extraordinary, non-recurring or unusual gains (less all fees and expenses related thereto) or expenses, charges, costs, accruals, reserves or losses (including any of the foregoing related to any one-time event (other than the COVID-19 pandemic)), including any accruals or reserves in respect of any of the foregoing and (b) expenses, charges, costs, accruals and reserves related to restructuring (including in connection with acquisitions and dispositions), integration, transition or insourcing initiatives, operating improvements, or cost savings or other business optimization initiatives, actions or events (including those related to or constituting severance, consulting fees, facilities’ or bases’ closing, relocation or consolidation costs or opening or pre-opening costs (including related to new product introductions and other strategic initiatives), reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses, exiting, winding down or termination of lines of business, settlement costs, customer disputes, distribution networks or sales channels and the establishment, integration, implementation, replacement, development, transition or upgrade of operational, financial, reporting and information technology systems and technology initiatives, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, and curtailments or modifications to pension and post-retirement or post-employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments), but excluding, for the avoidance of doubt, any expenses, charges, costs, accruals and reserves related to customer disputes, distribution networks or sales channels, in each case, that are not incurred in connection with an initiative, action or event described in this clause (b)), shall be excluded,

(ii)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(iii)    any gain (loss) (less all fees and expenses relating thereto) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), shall be excluded,

(iv)    any after-Tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors of Person or any of its Restricted Subsidiaries, shall be excluded,

(v)    the Net Income for such period of any Person that is not a Restricted Subsidiary of such first Person or any of its Restricted Subsidiaries or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such first Person and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to such Person or any of its Restricted Subsidiaries in respect of such period,

(vi)    [reserved],

(vii)    effects of adjustments (including the effects of such adjustments pushed down to such Person or any of its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805 – Business Combinations and Topic 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded,

(viii)    (a) any after-Tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and to Hedging Obligations pursuant to ASC 815 (or such successor provision), and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded,

(ix)    any impairment charge, asset write-off, or write-down pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360 – Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 shall be excluded,

(x)    (a) any non-cash compensation expense recorded from or in connection with any share-based compensation arrangements and any related taxes, including grants of stock appreciation or similar rights, incentive equity, phantom equity, stock options units, restricted stock, capital or profits interests or other rights to employees, directors, officers, managers, consultants or independent contractors and (b) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,

(xi)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance, or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(xii)    accruals and reserves (including contingent liabilities) that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded, and

(xiii)    any deferred Tax expense associated with Tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded.

“Consolidated Senior Secured Debt” shall mean, as of any date of determination, Consolidated Total Debt that is secured by a lien on the assets of Holdings and its Restricted Subsidiaries.

“Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Senior Secured Debt as of such date of determination, minus unrestricted cash and Cash Equivalents (excluding Reserved Proceeds) of Holdings and its Restricted Subsidiaries on a
consolidated basis to (ii) Consolidated EBITDA of Holdings and its Restricted Subsidiaries on a consolidated basis for the Test Period ended on such date.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date.

“Consolidated Total Debt” shall mean, as of any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of Holdings and its Restricted Subsidiaries on a consolidated basis consisting of (i) Indebtedness for borrowed money, (ii) Capitalized Lease Obligations and purchase money debt to the extent in excess of $300,000,000 (and limited to amounts in excess of such threshold), (iii) Unpaid Drawings under Letters of Credit to the extent not satisfied within three Business Days following the due date for payment thereof and (iv) debt obligations evidenced by bonds, notes, debentures or similar instruments (and excluding, for the avoidance of doubt, Hedging Obligations).

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on a consolidated basis (for the avoidance of doubt, including Reserved Proceeds) to (ii) Consolidated EBITDA of Holdings and its Restricted Subsidiaries on a consolidated basis for the Test Period ended on such date.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of “Consolidated EBITDA.”

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).

“Covered Party” shall have the meaning provided in Section 13.23.

“Credit Documents” shall mean this Agreement, Amendment No. 1, each Joinder Agreement, the Guarantees, the Security Documents, and any promissory notes issued by the Borrower pursuant hereto.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.
“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder. “Credit Party” shall mean Holdings, the Borrower and the other Guarantors.
“Daily Simple ~~SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Pounds Sterling, the greater of (i) SONIA for the day (such day “i”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (ii) 0.00%. If by 5:00 pm (local time for the applicable RFR) on the second (2nd) RFR Business Day immediately following any day “i”, the RFR in respect of such day “i” has not been published on the applicable RFR Administrator’s Website and an Alternate Currency Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such day “i” will be the RFR as published in respect of the first preceding RFR Business Day for which such RFR was published on the RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple RFR Borrowing” means, as to any Borrowing, the Loans bearing interest at a rate based on Daily Simple RFR comprising such Borrowing other than pursuant to clause (c) of the definition of “ABR”.

“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of Holdings or the Borrower, setting forth the basis of such valuation, executed by either a senior vice president or the principal financial officer of Holdings or the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.

“Designated Preferred Stock” shall mean preferred stock of Holdings or any direct or indirect parent company of Holdings (in each case other than Disqualified Stock) that is issued after the Closing Date for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) to the extent designated promptly following the issuance thereof as Designated Preferred Stock pursuant to a certificate of an Authorized Officer of Holdings or the Borrower, the cash proceeds of which are excluded in calculating the Available Amount.
“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.
“disposition” shall have the meaning assigned such term in clause (i) of the definition of “Asset Sale.” “Disqualified Lenders” shall mean such Persons (i) that have been specified in writing to the
Administrative Agent and the Lead Arranger and Bookrunner prior to the Closing Date as being Disqualified Lenders, (ii) who are competitors of Holdings and its Subsidiaries that are separately identified in writing by the Borrower to the Administrative Agent from time to time (collectively, “Competitors”), and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (other than Bona Fide Debt Funds) that are either (a) identified in writing by the Borrower to the Administrative Agent from time to time or (b) clearly identifiable solely on the basis of similarity of such Affiliate’s name; provided that any additional designation permitted by the foregoing shall not become effective until five Business Days following delivery to the Administrative Agent by email and shall not apply retroactively to any prior assignment or participation interest or to any trade to acquire such participation interest.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.
“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event.” “Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or relevant Letter of Credit Issuer, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such Alternate Currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of Holdings that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environment” shall mean ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the Environment.

“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the Environment, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock (including, for the avoidance of doubt, Permitted Convertible Indebtedness).

“Equity Offering” shall mean any public or private sale of common stock or preferred stock of Holdings or any direct or indirect parent company of Holdings (excluding Disqualified Stock), other than: (i) public offerings with respect to the Borrower or any of their direct or indirect parent company’s (including Holdings’) common stock registered on Form S-8, (ii) issuances to any Subsidiary of Holdings, and (iii) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414 (b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (ii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section

303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any
notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent , in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Interpolated Rate” shall mean, at any time, with respect to any LIBOR Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that if the EURIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“EURIBOR Screen Rate” shall mean the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Event of Default” shall have the meaning provided in Section 11.

“Excluded Contribution” shall mean net cash proceeds or the Fair Market Value of marketable securities received after the Closing Date by Holdings from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings, in each case, to the extent designated promptly following receipt thereof as Excluded Contributions pursuant to a certificate of an Authorized Officer of Holdings or the Borrower, the cash proceeds of which are excluded in calculating the Available Amount. For the avoidance of doubt, the issuance of any Equity Interests in connection with the convertible indebtedness shall not constitute Excluded Contributions.

“Excluded Property” shall have the meaning set forth in the Security Agreement.

“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Capital Stock and Stock Equivalents of any Foreign Subsidiary or any CFC Holding Company, any Voting Stock or Stock Equivalents of any class of such Foreign Subsidiary or such CFC Holding Company in excess of 65.0% of the outstanding Voting Stock of such class, (iii) any Capital Stock or Stock Equivalents of any direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC or a CFC Holding Company,
(iv) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained) (in each case, after giving effect to the applicable anti-assignment provisions of the

Uniform Commercial Code or other applicable law), (v) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary acquired after the Closing Date to the extent such Capital Stock or Stock Equivalents are subject to a
Lien permitted by clause (ix) of the definition of “Permitted Liens” or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not a Wholly-Owned Subsidiary of Holdings and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement permitted under this Agreement and binding on such Capital Stock or Stock Equivalents (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (II) any such Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate Holdings or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents permitted under this Agreement the right to terminate its obligations thereunder, (vi) any Capital Stock or Stock Equivalents of any Subsidiary of Holdings to the extent that the pledge of such Capital Stock or Stock Equivalents would result in materially adverse Tax consequences to Holdings or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, (vii) any Capital Stock or Stock Equivalents that are margin stock, and (viii) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary (except to the extent a security interest therein can be perfected by filing of a UCC-1 financing statement) or is an Unrestricted Subsidiary, a captive insurance Subsidiary, an SPV or any special purpose entity.

“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary, (ii) each Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Restricted Subsidiary), (iii) any CFC Holding Company, (iv) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (v) any Foreign Subsidiary, (vi) each Subsidiary that is prohibited by any applicable Contractual Requirement permitted under the Credit Documents not entered into to circumvent the guarantee requirements under the Credit Documents or in contemplation of such acquisition or any applicable law from guaranteeing the Obligations at the time such Subsidiary becomes a Restricted Subsidiary and for so long as such restriction or any replacement or renewal thereof is in effect or would require governmental (including regulatory) consent, approval, license or authorization to guarantee or the Obligations (unless such consent, approval, license or authorization has been received), (vii) each Subsidiary with respect to which, as reasonably determined by the Borrower in consultation with the Administrative Agent, the consequence of providing a Guarantee of the Obligations would materially adversely affect the ability of Holdings and its Subsidiaries to satisfy applicable law, (viii) any other Subsidiary with respect to which, (a) in the reasonable judgment of the Administrative Agent and the Borrower, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (b) providing such a Guarantee would result in material adverse Tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (ix) each Unrestricted Subsidiary, (x) any Receivables Subsidiary, (xi) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder, (xii) each SPV (so long as such SPV is not created in contemplation of circumventing guarantee requirements under the Credit Documents) or not-for-profit Subsidiary and captive insurance Subsidiary and (xiii) any Massachusetts Security Corporation. For the avoidance of doubt, neither the Borrower nor any Parent Entity of the Borrower shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income, net profits, or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) in the case of a Lender, any U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document pursuant to laws in force at the time such Lender acquires an interest in any Credit Document (or designates a new lending office), other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7 (or that designates a new lending office pursuant to a request by the Borrower), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any Taxes attributable to a recipient’s failure to deliver the documentation described in Section 5.4(e), or (iv) any withholding Tax imposed under FATCA.

“Existing Class” shall mean any Existing Term Loan Class and any Existing Revolving Credit Class. “Existing Convertible Indebtedness” shall mean the Indebtedness described on Schedule 10.1.
“Existing Credit Facilities” shall mean the credit facilities under that certain Amended and Restated Credit Agreement, dated as of February 21, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date), between the Borrower, Holdings, each loan party from time to time party thereto, each lender from time to time party thereto, Citibank, N.A., as the administrative agent for the lenders, swing line lender and letter of credit issuer, and each other letter of credit issuer from time to time party thereto.

“Existing Letter of Credit” shall mean each Letter of Credit set forth on Schedule 1.1(c). “Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(g)(ii). “Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii). “Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii). “Existing Term Loan Class” shall have the meaning provided in Section 2.14(g)(i).
“Expiring Credit Commitment” shall have the meaning provided in Section 2.1(e). “Extended Repayment Date” shall have the meaning provided in Section 2.5(c).
“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(g)(ii). “Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).
“Extended Revolving Loan Maturity Date” shall mean the date on which any tranche of Extended Revolving Credit Loans matures.

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c). “Extended Term Loans” shall have the meaning provided in Section 2.14(g)(i).
“Extending Lender” shall have the meaning provided in Section 2.14(g)(iii). “Extension Amendment” shall have the meaning provided in Section 2.14(g)(iv). “Extension Date” shall have the meaning provided in Section 2.14(g)(v).

“Extension Election” shall have the meaning provided in Section 2.14(g)(iii). “Extension Request” shall mean a Term Loan Extension Request.
“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, and amortization schedule.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“FCPA” shall have the meaning provided in Section 8.19(b).

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“First Lien Obligations” shall mean the Obligations and the Permitted Other Indebtedness Obligations that are secured by Liens on the Collateral on an equal priority basis (but without regard to the control of remedies) with liens on the Collateral securing the Obligations.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA of Holdings and its Restricted Subsidiaries on a consolidated basis for the Test Period then last ended to
(ii)     the Fixed Charges of Holdings and its Restricted Subsidiaries on a consolidated basis for such Test Period. In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires, or extinguishes any Indebtedness or issues or redeems Disqualified Stock, preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock subsequent to the commencement of the Test Period but prior to or simultaneously with the date of determination, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement, or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock, preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Test Period.

“Fixed Charges” shall mean, with respect to any Person and its Restricted Subsidiaries for any period, the sum of:

(i)    Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period,

(ii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

(iii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (iii) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable law or regulations or with the terms of such Foreign Plan or Foreign Benefit Arrangement.
“Foreign Subsidiary” shall mean each Subsidiary of Holdings that is not a Domestic Subsidiary. “Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (i) with respect to the Letter of
Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (ii) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“Fund” shall mean any Person (other than a natural Person) that is primarily engaged or advises funds or other investment vehicles that are primarily engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, Holdings may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to Holdings’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of “Capitalized Lease Obligations”.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean (i) the Guarantee made by Holdings and each other Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B hereto and dated as of the date hereof and (ii) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean (i) Holdings, (ii) each Subsidiary of Holdings that is party to the Guarantee on the Closing Date and (iii) each Subsidiary of Holdings that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise; provided that in no event shall any Excluded Subsidiary be required to become a Guarantor (unless such Subsidiary is no longer an Excluded Subsidiary).

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics by, any Environmental Law.

“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” shall mean any Person that, at the time it enters into a Hedge Agreement with Holdings or any Subsidiary of Holdings, is a Lender, an Agent or an Affiliate of a Lender or an Agent.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Historical Financial Statements” shall mean the audited consolidated balance sheets of Holdings and its Subsidiaries as at December 31, 2020, December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and cash flow of Holdings and its Subsidiaries for the year ended December 31, 2020, December 31, 2019 and December 31, 2018.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement. “IBA” has the meaning assigned to such term in Section 1.7.
“ICC” shall have the meaning provided in the definition of “UCP.”

“IFRS” shall have the meaning given such term in the definition of “GAAP.”

“Impacted EURIBOR Rate Interest Period” has the meaning assigned to it in the definition of “LIBOR

Rate.”

“Impacted LIBOR Rate Interest Period” has the meaning assigned to it in the definition of “LIBOR
Rate.”

“Increased Amount Date” shall mean, with respect to any Incremental Loan Commitments, the date on which such Incremental Loan Commitments shall be effective.

“Incremental Loan Commitments” shall have the meaning provided in Section 2.14(a).
“Incremental Loans” shall have the meaning provided in Section 2.14(c).

“Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a). “Incremental Revolving Credit Loan” shall have the meaning provided in Section 2.14(b). “Incremental Revolving Loan Lender” shall have the meaning provided in Section 2.14(b). “Incremental Term Loan” shall have the meaning provided in Section 2.14(c).
“Incremental Term Loan Amendment” shall have the meaning provided in Section 2.14(a). “Incremental Term Loan Commitments” shall have the meaning provided in Section 2.14(a). “Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(c). “incur” shall have the meaning provided in Section 10.1.
“incurrence” shall have the meaning provided in Section 10.1.

“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of Holdings solely by reason of push down accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include
(1)    Contingent Obligations incurred in the ordinary course of business, (2) obligations under or in respect of Receivables Facilities, (3) prepaid or deferred revenue arising in the ordinary course of business and deferred tax obligations, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, (6) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (7) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (8) accrued expenses and royalties, (9) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care), employment, early retirement or termination arrangements, deferred compensation arrangements, employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions, or social security or wage taxes, (10) deferred obligations associated with customer prepayments and deposits, accrued obligations in respect of transfer pricing and accruals for payroll and other operating expenses, in each case, incurred in the ordinary course of business, (11) obligations associated with operating leases, (12) obligations associated with non-compete or consulting arrangements, (13) intercompany liabilities between Holdings and its Restricted Subsidiaries that are eliminated on the consolidated balance sheet of Holdings and (14) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment in an Unrestricted Subsidiary. The amount of

Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the
Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Indebtedness shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares and/or cash deliverable upon conversion thereof.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5(a). “Indemnified Persons” shall have the meaning provided in Section 13.5(a).
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.

“Initial Revolving Credit Commitments” shall mean the Revolving Credit Commitments in effect on the Closing Date.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean U.S. and foreign intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts, or similar legal protections related to the foregoing.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of Holdings, and its Restricted Subsidiaries, intercompany loans (including guarantees), advances, or Indebtedness either (i) having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (ii) arising from cash management, Tax and/or accounting operations and made in the ordinary course of business or consistent with past practice.

For purposes of the definition of “Unrestricted Subsidiary” and Section 10.5,

(i)    Investments shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Holdings’ Investment in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(ii)     any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by Holdings or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating organization.

“Investment Grade Securities” shall mean:

(i)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(ii)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries,

(iii)    investments in any fund that invest at least 90% in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(iv)    corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Irish Share Charge” shall mean that certain Irish law governed share charge, in which the Borrower provides a charge to the Administrative Agent over no more than 65% of its Equity Interests in Wayfair Stores Limited, an Irish private limited company.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement, and instrument entered into by the Letter of Credit Issuer and the Borrower (or Holdings or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A, which may include additional provisions to ensure fungibility of the Loans and to provide for mechanics for borrowings in currencies other than Dollars.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan or Revolving Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, any Extended Term Loan, any Incremental Revolving Credit Commitment or Excluded Revolving Credit Commitment, in each case as extended in accordance with this Agreement from time to time.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars or any Alternate Currency.

“L/C Facility Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the Letter of Credit Issuer.

“L/C Obligations” shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

“L/C Participant” shall have the meaning provided in Section 3.3(a). “L/C Participation” shall have the meaning provided in Section 3.3(a).

“LCT Election” shall have the meaning provided in Section 1.12(b). “LCT Test Date” shall have the meaning provided in Section 1.12(b). “Lead Arranger and Bookrunner” shall mean Citibank, N.A.
“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and the Borrower in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent, any Swingline Lender, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to confirm within three (3) Business Days after written request by the Administrative Agent or the Borrower in a manner reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations under this Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s receipt of such written confirmation in form and substance reasonably satisfactory to the Administrative Agent) or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) a Lender has become the subject of a Bail-In Action.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachments on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1(a), including any Alternate Currency Letter of Credit.

“Letter of Credit Commitment” shall mean, initially (a) with respect to each Letter of Credit Issuer, the commitment of such Letter of Credit Issuer to issue Letters of Credit up to the amount set forth opposite the name of such Letter of Credit Issuer on Schedule 1.1(b) hereto, with such commitments totaling $300,000,000 in the aggregate (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), as the same may be reduced from time to time pursuant to Section 3.1 and (b) after the addition of any other Letter of Credit Issuer as referenced in the definition of “Letter of Credit Issuers,” the percentage agreed to between such additional Letter of Credit Issuer and the Borrower (with a corresponding reduction to the Letter of Credit Issuer Commitments of each pre-existing Letter of Credit Issuer as elected by the Borrower in consultation with each such pre-existing Letter of Credit Issuer).

“Letter of Credit Expiration Date” shall mean the day that is five Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)) (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (i) Citibank, N.A., (ii) Silicon Valley Bank, (iii) any of their respective Affiliates or branches and (iv) any other Revolving Credit Lender that becomes an Letter of Credit Issuer in accordance with Section 3.6, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any replacement or successor issuer of Letters of Credit hereunder. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower pursuant to Section 3.2, and substantially in the form of Exhibit F or another form which is acceptable to the relevant Letter of Credit Issuer in its reasonable discretion.

“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.

“Level I Status” shall mean, on any date, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is greater than or equal to 3.00 to 1.00 as of such date.

“Level II Status” shall mean, on any date, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00 as of such date.
“Level III Status” shall mean, on any date, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is less than 2.50 to 1.00 as of such date.

“LIBOR Interpolated Rate” shall mean, at any time, with respect to any LIBOR Borrowing denominated in Dollars or ~~Pound~~Pounds Sterling and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable Agreed Currency) that is shorter than the Impacted LIBOR Rate Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available for the applicable Agreed Currency) that exceeds the Impacted LIBOR Rate Interest Period, in each case, at such time; provided that if the LIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“LIBOR Rate” shall mean:

(a)    in the case of any LIBOR Loan denominated in Dollars ~~or Pounds Sterling~~, for any Interest Period, the LIBOR Screen Rate at the USD Reference Time; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBOR Rate Interest Period”) with respect to such Agreed Currency then the LIBOR Rate shall be the LIBOR Interpolated Rate.

(b)    in the case of any LIBOR Loan denominated in Euros, for any Interest Period, the EURIBOR Screen Rate at the Reference Time; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the LIBOR Rate shall be the EURIBOR Interpolated Rate;

(c)    in the case of any LIBOR Loan denominated in Canadian Dollars, for any Interest Period, the rate per annum equal to the Canadian Dealer Offered Rate, or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) two Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; and

(e)    in the case of any LIBOR Loan denominated in any Alternate Currency other than Euros, Pounds Sterling or Canadian Dollars, for any Interest Period, the rate per annum equal to the offered rate administered by

ICE Benchmark Administration or successor rate, which rate is approved by the Administrative Agent, on the applicable Reuters screen page (or such other commercially available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in such Alternate Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

provided that if the applicable LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR Screen Rate” shall mean, for any day and time, with respect to any Borrowing of LIBOR Loans denominated in any Agreed Currency (other than Euros) and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the
Administrative Agent in its reasonable discretion)); provided that if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license, sub-license or cross-license of Intellectual Property constitute or be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean any transaction by one or more of Holdings and its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” shall mean any Revolving Loan, Swingline Loan, Term Loan, Extended Term Loan, Incremental Term Loan, or any other loan made by any Lender pursuant to this Agreement.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).

“Massachusetts Security Corporation” shall mean a Person that qualifies as a Massachusetts “security corporation” under Mass. Gen. L. c. 63, §38B, but only to the extent, and during the time period, it so qualifies.

“Master Agreement” shall have the meaning provided in the definition of “Hedge Agreement.”

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, properties, or financial condition of Holdings and its Subsidiaries, taken as a whole, (ii) the ability of Holdings and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Material Intellectual Property” shall mean Intellectual Property that is material to the business of the Loan Parties, taken as a whole, as determined by the Borrower in good faith.

“Material Permitted Acquisition” shall mean any Permitted Acquisition having a purchase price in excess of $100,000,000.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of Holdings and its Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.0% of the consolidated revenues of Holdings and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries by virtue of any of clauses (ii) through (xii) of the definition of “Excluded Subsidiary”) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of Holdings and its Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 10.0% of the consolidated revenues of Holdings and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then Holdings shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” shall mean the Revolving Credit Maturity Date, the maturity date of an Extended Term Loan, the maturity date of an Extended Revolving Credit Loan, the maturity date of an Incremental Term Loan, or the maturity date of an Incremental Revolving Credit Commitment as applicable.
“Maximum Incremental Facilities Amount” shall mean, at the time of establishment of the commitments in respect of any Indebtedness to be incurred in reliance on this definition (or, at the option of the Borrower, at the time of incurrence of such Indebtedness (other than revolving indebtedness)) the sum of:

(i)    the greater of (x) $705,000,000 and (y) 75.0% of Consolidated EBITDA, plus

(ii)    the aggregate amount of voluntary prepayments, redemptions or repurchases of long-term Indebtedness or permanent commitment reductions in respect of any credit facility, in each case, that is secured by a Lien on the Collateral on a pari passu basis with the Revolving Credit Loans (including purchases of Indebtedness by Holdings or any of its Restricted Subsidiaries at or below par, in the amount of the principal amount of such Indebtedness so purchased), in each case, other than from proceeds of the incurrence of long-term Indebtedness (other than revolving loans), plus

(iii)    [reserved], plus

(iv)    an unlimited amount so long as, after giving effect to the establishment or incurrence of any commitment or amount then being established or incurred, as applicable, in reliance on this clause (iv) (assuming any undrawn revolving commitments being established at such time in reliance on this clause (iv) are fully drawn) and the use of proceeds thereof on a pro forma basis (but without netting the cash proceeds of any amounts then being incurred in reliance on this clause (iv)), Holdings would be in compliance on a pro forma basis with a Consolidated Senior Secured Debt to Consolidated EBITDA Ratio of 3.00 to 1.00, minus

(v)    the sum of the aggregate outstanding principal amount of all Indebtedness incurred pursuant to Section 2.14(a) or Section 10.1(cc) in reliance on clauses (i), (ii) or (iii) of this definition prior to such date.

“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of LIBOR Loans, $500,000 or the Alternate Currency Equivalent (or, if less, the entire remaining applicable Commitments at the time of such Borrowing), and (ii) with respect to a Borrowing of ABR Loans, $100,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i), (a)(ii), or (a)(iii), an amount equal to 103% of the outstanding amount of all L/C Obligations.

“Minimum Tender Condition” shall have the meaning provided in Section 2.15(b).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received and excluding any interest payments) received by or on behalf of Holdings or any of the Restricted Subsidiaries in respect of such Asset Sale, as the case may be, less (ii) the sum of:
(a)     the amount, if any, of all Taxes (including in connection with any repatriation of funds) paid or estimated to be payable by Holdings or any Restricted Subsidiaries in connection with such Asset Sale;

(b)    the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any Taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such Asset Sale and (2) retained by Holdings or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such an Asset Sale occurring on the date of such reduction;

(c)    the amount of any Indebtedness (other than the Loans) secured by a Lien on the assets that are the subject of such Asset Sale to the extent that the instruction creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Asset Sale;

(d)    in the case of any Asset Sale by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (d)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary as a result thereof;

(e)    in the case of any Asset Sale, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such an Asset Sale occurring on the date of such reduction solely to the extent that Holdings and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction; and

(f)    all fees and out-of-pocket expenses paid by Holdings or a Restricted Subsidiary in connection with any of the foregoing (for the avoidance of doubt, including, attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed and mortgage recording Taxes, underwriting discounts and commission, other customary expenses, and brokerage, consultant, accountant, and other customary fees), in each case only to the extent not already deducted in arriving at the amount referred to in clause (i) above.

“Net Income” shall mean, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3). “Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender. “Non-Expiring Credit Commitment” shall have the meaning provided in Section 2.1(e). “Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).
“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(b).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a). “NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately following Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party (and in the case of a Secured Cash Management Agreement or Secured Hedge Agreement, any Restricted Subsidiary) arising under any Credit Document or otherwise with respect to any Revolving Credit

Commitment, Loan, or Letter of Credit or under any Secured Cash Management Agreement, Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with Holdings or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest; fees and expenses that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest; fees and expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“OFAC” shall have the meaning provided in Section 8.19(c).

“Original Revolving Credit Commitments” shall mean all Revolving Credit Commitments, Existing Revolving Credit Commitments, and Extended Revolving Credit Commitments, other than any Incremental Revolving Credit Commitments (and any Extended Revolving Credit Commitments related thereto).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by Holdings or (ii) Excluded Taxes.

“Overnight Bank Funding Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the rate comprised of both overnight federal funds and overnight borrowings of LIBOR Loans by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate and (b) with respect to any amount denominated in an Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership), including any managing member, of Holdings and/or the Borrower, as applicable.

“Participant” shall have the meaning provided in Section 13.6(c)(i). “Participant Register” shall have the meaning provided in Section 13.6(c)(ii).
“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Exceptions” shall mean that, except as otherwise elected by the Borrower in its sole discretion, no Credit Party shall be required, to (i) except as otherwise provided herein with regard to Cash Collateral in respect of Letters of Credit, enter into control agreements with respect to, or otherwise perfect any security interest granted under the Security Documents by “control” (or similar arrangements) over, commodities accounts, securities accounts, deposit accounts, futures accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of Holdings and its Subsidiaries, (ii) perfect the security interest granted under the Security Documents in the following other than by the filing of a UCC financing statement:
(1)    letter-of-credit rights (as defined in the UCC), (2) commercial tort claims (as defined in the UCC), (3) Fixtures (as defined in the UCC) related to real property and (4) assigned agreements, (iii) send notices to account debtors or other contractual third-parties unless an Event of Default has occurred and is continuing, (iv) enter into any security documents to be governed by the law of any jurisdiction in which assets are located other than the laws of the United States, any state thereof, or the District of Columbia (other than the Irish Share Charge), (v) deliver or provide (or take any actions with respect to obtaining) any leasehold mortgages, mortgages (with respect to any real property), landlord waivers, estoppels or collateral access letters or (vi) except as required by the Security Documents, enter into any source code escrow agreement or register any Intellectual Property.

“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of “Permitted Investments.”

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 10.4.

“Permitted Bond Hedge Transaction” shall mean any call or capped call option (or substantively equivalent derivative transaction) on Equity Interests (other than Disqualified Equity Interests) of Holdings purchased by Holdings or any Restricted Subsidiary in connection with the issuance of any Permitted Convertible Indebtedness to hedge Holdings’ or such Restricted Subsidiary’s obligations to deliver shares of Holding’s Equity Interests under such Permitted Convertible Indebtedness, in each case on terms that are customary for “capped call” or “call spread” transactions entered into in connection with the issuance of convertible indebtedness (as determined by the Borrower in good faith); provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Holdings or any Restricted Subsidiary from the sale of any Permitted Warrant Transaction entered into substantially concurrently with such Permitted Bond Hedge Transaction, does not exceed the net proceeds received by Holdings or any Restricted Subsidiary from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness” shall mean (a) Indebtedness that is (i) either (A) a debt security issued by Holdings or any Restricted Subsidiary which is convertible into or exchangeable for Equity Interests (other than Disqualified Equity Interests) of Holdings and cash in lieu of fractional shares and/or cash (in an amount determined by reference to the price of such Qualified Stock) or (B) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Equity Interests (other than Disqualified Equity Interests) of Holdings and/or cash (in an amount determined by reference to the price of such Equity Interests) and (ii) permitted to be incurred hereunder and (b) Existing Convertible Indebtedness.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a). “Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a). “Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).
“Permitted Holders” shall mean (a) Niraj Shah, (b) Steven Conine and (c) any Permitted Transferee of either of the foregoing.

“Permitted Investments” shall mean:

(i)    any Investment in Holdings or any Restricted Subsidiary;

(ii)    any Investment in cash, Cash Equivalents or Investment Grade Securities at the time such Investment is made;

(iii)    any Investment by Holdings or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a “Permitted Acquisition”), (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, and, in each case, any Investment held by such Person so long as, in the case of any Investment held by such Person as of the date of such acquisition, merger, consolidation or transfer, such Investment was not made by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(iv)    any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale (other than pursuant to clause (c) of such definition);

(v)    (a) any Investment existing or contemplated on the Closing Date and, in each case, listed on Schedule 10.5 and (b) Investments consisting of any modification, replacement, renewal, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, or replaced Investment) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date;

(vi)    any Investment acquired by Holdings or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of Holdings of such other Investment or accounts receivable or (b) as a result of a foreclosure by Holdings or any Restricted
Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vii)    Hedging Obligations permitted under clause (j) of Section 10.1 and Cash Management Services;

(viii)    any Investments in connection with a Permitted Bond Hedge Transaction or Permitted Structured Repurchase Transaction; provided that to the extent such Investment constitutes a Restricted Payment described in clauses (1), (2) or (3) of the first paragraph of Section 10.5, such Restricted Payment is permitted by Section 10.5;

(ix)    Investments the payment for which consists of Equity Interests of Holdings or any direct or indirect parent company of Holdings (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available under the Available Amount;

(x)    guarantees of Indebtedness of Holdings or a Restricted Subsidiary permitted under Section 10.1; provided that such guarantee is permitted to be incurred by the applicable guarantor under Section 10.1;

(xi)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.9 (except transactions described in clauses (b), (d)(y), (e), (f)(ii), (k), (m) and (o) of such paragraph);

(xii)    Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business;

(xiii)    additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding, not to exceed the greater of (a) $300,000,000 and (b) 30.0% of Consolidated EBITDA at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (xiii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xiii) for so long as such Person continues to be a Restricted Subsidiary;

(xiv)    Investments relating to any Receivables Subsidiary that, in the good faith determination of the board of directors of Holdings, are necessary or advisable to effect a Receivables Facility or any repurchases in connection therewith;

(xv)    advances to, or guarantees of Indebtedness of, employees, taken together with all other Investments made pursuant to this clause (xv) that are at that time outstanding, not in excess of the greater of (a) $65,000,000 and (b) 6.50% of Consolidated EBITDA at the time of such Investment;

(xvi)    (a) loans and advances to officers, directors, managers, and employees for business-related travel expenses, moving expenses, and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of

Holdings or any direct or indirect parent company thereof and (b) promissory notes received from stockholders of Holdings, any direct or indirect parent company of Holdings or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of Holdings, any direct or indirect parent company of Holdings and the Subsidiaries and (c) advances of payroll payments to employees in the ordinary course of business;

(xvii)    Investments consisting of extensions of trade credit in the ordinary course of business;
(xviii)     Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(xix)    non-cash Investments in connection with Tax planning and reorganization activities; provided that after giving effect to any such activities, the guarantees of the Obligations and the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(xx)    Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or advances made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, licensors and licensees in the ordinary course of business;

(xxi)    the licensing and contribution of Intellectual Property pursuant to joint development, joint venture or joint marketing arrangements with other Persons, in the ordinary course of business;

(xxii)    contributions to a “rabbi” trust for the benefit of employees, directors, officers, managers, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(xxiii)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such transaction was not entered into in contemplation of such redesignation;

(xxiv)    Investments consisting of (i) prepaid expenses, negotiable instruments held for collection, bid, performance, workers’ compensation and other similar deposits made in the ordinary course of business or (ii) lease, utility and other similar deposits made in the ordinary course of business;

(xxv)    Investments consisting of deposits, prepayments and other advances made in the ordinary course of business to distributors, suppliers, licensors and licensees; and

(xxvi)    Investments in joint ventures of Holdings or any of its Subsidiaries, taken together with all other Investments made pursuant to this clause (xxvi) that are at that time outstanding, not in excess of the greater of (a) $150,000,000 and (b) 15.0% of Consolidated EBITDA at the time of such Investment;

provided that, notwithstanding anything to the contrary herein, this definition shall be subject to Section 10.8. “Permitted Liens” shall mean, with respect to any Person:
(i)    pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case incurred in the ordinary course of business;

(ii)    Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairmen’s, and mechanics’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(iii)     Liens for Taxes, assessments, or other governmental charges not yet overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property Taxes on property Holdings or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge, levy, or claim is to such property;

(iv)    Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)    minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(vi)    Liens securing Indebtedness permitted to be outstanding pursuant to clause (a), (d), (m) (to the extent relating to another clause of Section 10.1 set forth in this clause (vi)), (n) (to the extent such Indebtedness is permitted to be secured by such clause), (r), (w), (aa) or (cc) of Section 10.1; provided that
(a)    in the case of clause (d) of Section 10.1, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender; (b) in the case of clause (r) of Section 10.1, such Lien may not extend to any assets other than the assets owned by non-Credit Parties; and (c) in the case of clauses (n) and (cc) of Section 10.1, the secured parties in respect of such Indebtedness (or a representative thereof on behalf of such secured parties) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (1) in the case of Indebtedness constituting First Lien Obligations, (x) the Collateral Agent, the Administrative Agent and the representative for the secured parties in respect of such other Indebtedness shall have entered into a customary intercreditor agreement in form and substance reasonably satisfactory to the Borrower, the Collateral Agent, the Administrative Agent and such representative and (y) in the case of subsequent issuances of Indebtedness constituting First Lien Obligations, the representative for the secured parties in respect of such Permitted Other Indebtedness shall have become a party to the applicable intercreditor entered into in accordance with the foregoing clause (x) and (2) in the case of Indebtedness secured by Liens that are junior to the Obligations, (x) the Collateral Agent, the Administrative Agent and the representative for the secured parties in respect of such other Indebtedness shall have entered into a customary intercreditor agreement in form and substance reasonably satisfactory to the Borrower, the Collateral Agent, the Administrative Agent and such representative and (y) in the case of subsequent issuances of Indebtedness that is secured by Liens that rank junior to the Obligations, the representative for the secured parties in respect of such Permitted Other Indebtedness shall have become a party to the applicable intercreditor entered into in accordance with the foregoing clause (x);

(vii)    subject to Section 9.14, Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of $10,000,000 shall be listed on Schedule 10.2 and, in each case, any modifications, replacements, renewals, or extensions thereof;

(viii)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(ix)    Liens on property at the time Holdings or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(x)    Liens on property of any Restricted Subsidiary that is not a Credit Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Credit Party, in each case, to the extent permitted under Section 10.1;

(xi)    Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is, and is permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations and Cash Management Services;

(xii)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xiii)    leases, subleases, licenses, or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary and do not secure any Indebtedness;

(xiv)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(xv)    Liens in favor of Holdings, the Borrower or any other Guarantor;

(xvi)    Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to Holdings’ or such Restricted Subsidiary’s client at which such equipment is located;

(xvii)    Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(xviii)    Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (vi), (vii), (viii), (ix), (x), and (xv) of this definition of Permitted Liens; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and shall be secured on an equal or lesser priority, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (vi), (vii), (viii), (ix), (x), and (xv) at the time the original Lien became a Permitted Lien under this Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement;

(xix)    deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(xx)    other Liens securing obligations (including Capitalized Lease Obligations) which do not exceed the greater of (a) $300,000,000 and (b) 30.0% of Consolidated EBITDA at the time of the incurrence of such Lien;

(xxi)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.5 or Section 11.10;

(xxii)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiii)    Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(xxiv)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxv)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxvi)    Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (b) relating to pooled deposit or sweep accounts of Holdings or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by Holdings or any of the Restricted Subsidiaries in the ordinary course of business;

(xxvii)    Liens (a) solely on any cash earnest money deposits made by Holdings or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;

(xxviii)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by Holdings or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxix)    restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;
(xxx)     security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxxi)    zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;

(xxxii)    Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(xxxiii)    Liens arising under the Security Documents;

(xxxiv)    Liens on goods purchased in the ordinary course of business the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries;

(xxxv)    (a) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and
(b)    purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Holdings or any Restricted Subsidiary in joint ventures;

(xxxvi)    Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(xxxvii)    with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law;

(xxxviii)    to the extent pursuant to a Requirements of Law, Liens on cash or Permitted Investments securing Swap Obligations in the ordinary course of business;

(xxxix)    Liens arising by operation of law in the United States under Article 2 of the U.C.C. in favor of a reclaiming seller of goods or buyer of goods; and

(xl)    customary Liens on funds in a trustee’s possession and granted in favor of such trustee to secure fees and other amounts owing to such trustee in its capacity as such, under the Indentures or other similar instruments pursuant to which any Indebtedness is issued.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on, and fees, expenses and other obligations payable with respect to, such Indebtedness.

“Permitted Other Indebtedness” shall mean senior Indebtedness; provided that (i) such Indebtedness shall be secured by a Lien on the Collateral that ranks pari passu or junior to the Lien on the Collateral securing the First Lien Obligations, (ii) such Indebtedness shall not be issued or incurred by, or guaranteed by, any Person that is not a Credit Party or does not become a Credit Party substantially concurrently with the incurrence of such Indebtedness,
(iii)    there shall be no assets securing any such Indebtedness that do not constitute Collateral, (iv) except for such Indebtedness incurred in the form of customary bridge loans, the Indebtedness into which it converts or is exchanged into otherwise complies with this clause (iv), such Indebtedness shall not mature earlier than (x) to the extent such Indebtedness is in the form of notes and is incurred prior to the date that is six months after the Closing Date, the date that is six months after the Revolving Credit Maturity Date and (y) to the extent such Indebtedness (1) is in the form of notes and is incurred on or after the date that is six months after the Closing Date or (2) such Indebtedness is not in the form of notes, the date that is twelve months after the Revolving Credit Maturity Date, (v) such
Indebtedness has a weighted average life to maturity at the time of incurrence or issuance which is not less than the weighted average life to maturity of any then-existing Term Loan (and if there are no then-existing Term Loans shall not require any scheduled amortization or other scheduled prepayments other than customary amortization for a customary “term loan B” facility or a customary “term loan A” facility), (vi) to the extent such Indebtedness is secured by a Lien on the Collateral, the Collateral Agent, the Administrative Agent and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into a customary intercreditor agreement in form and substance reasonably satisfactory to the Borrower, the Collateral Agent, the Administrative Agent and the representative with respect to such Permitted Other Indebtedness Obligations, (vii) such Indebtedness shall not include any mandatory prepayments or offers to purchase other than (x) customary mandatory prepayments or offers to purchase in connection with asset sales, casualty or condemnation events, excess cash flow, incurrences of Indebtedness that is not permitted and certain refinancing indebtedness, a fundamental change, a change of control or other customary events, (y) with respect to Permitted Convertible Indebtedness, mandatory prepayments or offers to purchase by way of a conversion or exchange of such Indebtedness into or for Qualified Stock of Holdings and cash in lieu of fractional shares and/or cash or (z) mandatory prepayments or offers to purchase that would apply no earlier than the date that is twelve months after the Revolving Credit Maturity Date and (viii) to the extent the terms and conditions of such Indebtedness are not substantially identical to the terms and conditions of any then-existing Term Loans or Revolving Credit Loans or Revolving Credit Commitments, such terms and conditions shall not be materially more restrictive to Holdings and the Restricted Subsidiaries (as determined in good faith by the Borrower), when taken as a whole, than the terms of any then-existing Term Loans or Revolving Credit Loans or Revolving Credit Commitments (it being understood that (1) to the extent that any such more favorable terms are added for the benefit of any corresponding Term Loans or Revolving Credit Loans or Revolving Credit Commitments, such materially more restrictive terms shall be permitted and (2) any materially more restrictive terms that are only applicable after the Latest Maturity Date shall be permitted); provided that, for the avoidance of doubt, this clause (vi) shall not apply to (x) terms addressed in the other clauses of this definition or (y) pricing, interest rate margins, discounts, voluntary prepayment terms and premiums, rate floors, fees and currency types and denominations; provided, further, that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement, or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Other Provision” shall have the meaning provided in Section 2.14(g)(i).
“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by Holdings or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between Holdings and a Restricted Subsidiary is consummated for fair value as determined at the time of consummation in good faith by (i) Holdings or such Restricted Subsidiary or (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed the greater of (x) $175,000,000 and (y) 17.5% of Consolidated EBITDA, the board of directors (or analogous governing body) of Holdings or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of Holdings or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Structured Repurchase Transaction” means any forward purchase or accelerated share repurchase transaction (or substantively equivalent derivative transaction) relating to Equity Interests (other than Disqualified Equity Interests) of Holdings for which Holdings or any Restricted Subsidiary is the purchaser, a call or capped call option (or substantively equivalent derivative transaction) relating to Equity Interests (other than Disqualified Equity Interests) of Holdings purchased by Holdings or any Restricted Subsidiary, and/or a put or put spread option (or substantively equivalent derivative transaction) relating to Equity Interests (other than Disqualified Equity Interests) of Holdings sold by Holdings or any Restricted Subsidiary and/or any other structured equity repurchase transaction similar to any of the foregoing in respect of Equity Interests (other than Disqualified Equity Interests) of Holdings, in each case, entered into by Holdings or any Restricted Subsidiary, in each case (a) presented to the Administrative Agent and the Lenders by Holdings and to which the Administrative Agent and the Required Lenders have consented and (b) entered into by Holdings or any Restricted Subsidiary that is a Domestic Subsidiary with a leading dealer in the market in respect of such transactions (each, a “Structured Repurchase Dealer”); provided that such transaction is a Swap Agreement and will be entered into between Holdings or any Restricted Subsidiary that is a Domestic Subsidiary and a Structured Repurchase Dealer under or otherwise pursuant to an ISDA Master Agreement and there shall be no “Credit Support Annex”, “Credit Support Document”, “Credit Support Provider”, security, Guarantee or other credit support with respect thereto, in each case provided by Holdings or any Restricted Subsidiary or any of their respective Affiliates.

“Permitted Transferee” shall mean, with respect to any Person that is a natural person (and any Permitted Transferee of such person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) the estate of Steven K. Conine, (c) the estate of Niraj Shah and (d) any other trust or other legal entity the beneficiary of which is such person’s immediate family, including his or her spouse, ex-spouse, children, step-children or their respective lineal descendants.

“Permitted Warrant Transaction” shall mean, any call option, warrant or contractual right to purchase (or substantively equivalent derivative transaction) Equity Interests of Holdings sold by Holdings substantially concurrently with any purchase by Holdings or any Restricted Subsidiary of a Permitted Bond Hedge Transaction in each case on terms that are customary for “call spread” transactions entered in connection with the issuance of convertible indebtedness.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.

“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 13.17(a).
“Pledge Agreement” shall mean the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D and dated as of the date hereof, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the date that is twenty-four full months following the date on which such Permitted Acquisition is consummated.

“primary obligations” shall have the meaning provided in the definition of “Contingent Obligations.” “primary obligor” shall have the meaning provided in the definition of “Contingent Obligations.”
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of the twenty-four full month period included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of Holdings and its Restricted Subsidiaries on a consolidated basis, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by Holdings in good faith as a result of (i) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of Holdings and its Restricted Subsidiaries; provided that (a) at the election of Holdings, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than
$50,000,000 and (b) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period and, in the case of cost savings, shall be subject to the 25.0% cap set forth in clause (i) of the definition of “Consolidated EBITDA”; provided that such cap shall not apply to any pro forma adjustments determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency).
“Pro Forma Entity” shall have the meaning provided in the definition of “Acquired EBITDA.” “Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and
Section 4975(c) of the Code.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, subscription costs, listing fees and other expenses arising out of or incidental to an entity’s status as a reporting company.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning provided in Section 13.23.

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to Holdings and its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which Holdings or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its accounts receivable to either (i) a Person that is not a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which Holdings or any Subsidiary makes an Investment and to which Holdings or any Subsidiary transfers accounts receivables and related assets.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any Letter of Credit Issuer, as applicable

“Reference Time” with respect to any setting of the then-current Alternative Currency Benchmark or USD Benchmark means (1) if such Alternative Currency Benchmark is a Daily Simple RFR and the RFR for such Benchmark is SONIA, then four (4) RFR Business Days prior to (A) if the date of such setting is an RFR Business Day, such date or (B) if the date of such setting is not an RFR Business Day, the RFR Business Day immediately preceding such date, (2) if such USD Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (~~2~~3) if such USD Benchmark or Alternative Currency Benchmark is not USD LIBOR or Daily Simple RFR, the time determined by the Administrative Agent in its reasonable discretion, including in accordance with the Alternate Currency Benchmark Replacement Conforming Changes or the USD Benchmark Replacement Conforming Changes, as applicable.

“Refinance” shall have the meaning provided in Section 10.1(m). “Refinanced Term Loans” shall have the meaning provided in Section 13.1.
“Refinancing Convertible Indebtedness” shall have the meaning provided in Section 10.1(b)(ii). “Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).
“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2). “Register” shall have the meaning provided in Section 13.6(b)(iv).
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reimbursement Obligations” shall mean the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“Reinvestment Period” shall means 365 days following the date of receipt of Net Cash Proceeds of an Asset Sale or, 545 days if Holdings or a Restricted Subsidiary has entered into a binding agreement to invest such

Net Cash Proceeds in assets useful for the business of Holdings or its Restricted Subsidiaries within such 365 day period.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Holdings or the Restricted Subsidiaries in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the Environment.

“Relevant Governmental Body” shall mean (i) with respect to a USD Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto and (ii) with respect to ~~a~~an Alternate Currency Benchmark Replacement in respect of Loans denominated in any Alternate Currency, (a) the central bank for the currency in which such ~~Benchmark Replacement is~~amounts are denominated or any central bank or other supervisor which is responsible for supervising either (1) such Alternate Currency Benchmark Replacement or (2) the administrator of such Alternate Currency Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such USD Benchmark Replacement or Alternate Currency Benchmark Replacement, as applicable, or (B) the administrator of such Alternate Currency Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Screen Rate” means (i) with respect to any LIBOR Borrowing denominated in an Agreed Currency (other than Euros), the LIBO Screen Rate or (ii) with respect to any LIBOR Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.

“Removal Effective Date” shall have the meaning provided in Section 12.9(b).

“Repayment Amount” shall mean the Term Loan Repayment Amount or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Term Loan Commitment” shall mean the commitments of the Lenders to make Replacement Term Loans.

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.

“Required Lenders” shall mean, at any date (i) Non-Defaulting Lenders having or holding a majority of the sum of (a) the Adjusted Total Revolving Credit Commitment at such date, (b) the Adjusted Total Term Loan Commitment at such date, and (c) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date or (ii) if the Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserved Proceeds” shall mean any net cash proceeds of any Indebtedness, Disqualified Stock or preferred stock incurred or issued in reliance on clause (b) of the second paragraph of Section 10.1 and not re-designated as incurred or issued in reliance on another available exception in accordance with Section 1.11.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” shall mean an Investment other than a Permitted Investment. “Restricted Payment” shall have the meaning provided in Section 10.5(a). “Restricted Person” shall have the meaning provided in Section 13.16.
“Restricted Subsidiary” shall mean any Subsidiary of Holdings other than an Unrestricted Subsidiary; provided that any reference herein to a Restricted Subsidiary of the Borrower shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Revaluation Date” shall mean (a) with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance, extension or renewal of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Letter of Credit Issuer under any Alternate Currency Letter of Credit, and
(iv)    such additional dates as the Administrative Agent or the applicable Letter of Credit Issuer shall determine or the Required Lenders shall require and (b) with respect to any Alternate Currency Loans, each of the following: (i) each date of a Borrowing of an RFR Loan or LIBOR ~~Revolving Credit~~ Loans denominated in an Alternate Currency, (ii) each date of a continuation of a RFR Loan or LIBOR ~~Revolving~~ Loan denominated in an Alternate Currency pursuant to Section 2.9, and (iii) any other date reasonably requested by the Administrative Agent, the Required Lenders or the Borrower.

“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(b) under the heading “Revolving Credit Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders on the Closing Date is $600,000,000.

“Revolving Credit Commitment Fee” shall have the meaning provided in Section 4.1(a). “Revolving Credit Commitment Fee Rate” shall mean 0.15% per annum.
“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding (calculated, in the case of Alternate Currency Loans, based on the Dollar Equivalent thereof), (ii) such Lender’s Letter of Credit Exposure at such time and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time.

“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment at such time.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(b).

“Revolving Credit Maturity Date” shall mean March 24, 2026, or, if such date is not a Business Day, the immediately following Business Day.
“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans or Swingline Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.

“Revolving Loan” shall mean, collectively or individually as the context may require, any (i) Revolving Credit Loan, (ii) Extended Revolving Credit Loan and (iii) Incremental Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Pounds Sterling, SONIA.

“RFR Administrator” means the the SONIA Administrator

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“RFR Rate Day” has the meaning specified in the definition of “Daily Simple RFR”.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by Holdings or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Sanctions” shall mean economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC) the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Holdings or any of the Restricted Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Hedge Agreement” hereunder. For purposes of the preceding sentence, a Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements.” Notwithstanding anything to the contrary, a Hedge Agreement entered into by a Restricted Subsidiary shall remain a Secured Hedge Agreement notwithstanding that such Restricted Subsidiary is subsequently designated an Unrestricted Subsidiary (but not any Hedge Agreement entered into after the date of such designation), unless otherwise agreed between such Restricted Subsidiary and Hedge Bank.

“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer, each Lender, Swingline Lender, each Hedge Bank that is party to any Secured Hedge Agreement with the Borrower or any Restricted Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with Holdings or any Restricted Subsidiary and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E and dated as of the date hereof, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Pledge Agreement, the Irish Share Charge, the Security Agreement, the Mortgages, if executed, each intercreditor agreement contemplated to be entered into pursuant to the terms hereof and entered into by the Collateral Agent pursuant to the terms hereof in respect of Indebtedness permitted to be secured by Liens on the Collateral on a pari passu or junior basis with the obligations, the Irish Share Charge each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.11, 9.12, or 9.14 or pursuant to any other such Security Documents to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.

“Similar Business” shall mean any business conducted or proposed to be conducted by Holdings and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“SK Retail, Inc.” shall mean SK Retail, Inc., a Delaware corporation.
“Sold Entity or Business” shall have the meaning provided in the definition of “Consolidated EBITDA.” “Solvent” shall mean, after giving effect to the consummation of the Transactions, (i) the sum of the liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of Holdings and its Subsidiaries, on a consolidated basis; (ii) the fair value of the property of Holdings and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis; (iii) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; and (iv) Holdings and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).

“Specified Transaction” means (1) any contribution of capital, including as a result of an Equity Offering, to Holdings, (2) any designation of operations or assets of Holdings or any Restricted Subsidiary as discontinued operations (as defined under GAAP); provided that operations or assets of Holdings or any Restricted Subsidiary that are held for sale or are subject to an agreement to dispose of such operations or assets, may, at the Borrower’s election (in its sole discretion), be designated as discontinued operations under this clause (2) only when and to the extent such operations are actually disposed of, (3) any Permitted Acquisition, investment or other similar transaction, in each case, that results in a Person becoming a Restricted Subsidiary, (4) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement, (5) any purchase or other acquisition of a business of any Person or of assets constituting a business unit, line of business or division of any Person, (6) any Asset Sale (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or (b) of a business, business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise, (7) any incurrence or repayment, repurchase, redemption, defeasance or other retirement of Indebtedness, (8) any borrowing of Incremental Loans, Permitted Other Indebtedness or other Indebtedness requiring a financial ratio or test to be calculated on a pro forma basis, or (9) any Restricted Payment or other transaction that by the terms of this Agreement requires a financial ratio or test to be calculated on a pro forma basis.

“Spot Rate” for any currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Status” shall mean the existence of Level I Status, Level II Status or Level III Status, as the case may be, on such date. Changes in Status resulting from changes in the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall become effective as of the first day following each date that (i) Section 9.1 Financials for the first full fiscal quarter ended after the Closing Date are delivered to the Administrative Agent under Section 9.1 and
(ii) an officer’s certificate is delivered by Holdings or the Borrower to the Administrative Agent setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition; provided that each determination of the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made as of the end of the Test Period ending at the end of the fiscal period covered by the relevant Section 9.1 Financials.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Step-Up” shall have the meaning provided in Section 10.7.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.

“Subject Lien” shall have the meaning provided in Section 10.2.

“Subordinated Indebtedness” shall mean Indebtedness of Holdings, the Borrower or any other Guarantor that is by its terms subordinated in right of payment to the obligations of Holdings, the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50.0% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50.0%

equity interest at the time. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of Holdings.

“Successor Entity” shall have the meaning provided in Section 10.3(a). “Supported QFC” shall have the meaning provided in Section 13.23.
“Swap Agreement” shall mean any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including, without limitation, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction or any Permitted Structured Repurchase Transaction.

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean $60,000,000. The Swingline Commitment is part of and not in addition to the Revolving Credit Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Citibank, N.A., in its capacity as lender of Swingline Loans hereunder or any replacement or successor thereto.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Syndication Agent” shall mean Goldman Sachs Bank USA.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Incremental Term Loan Commitment and Replacement Term Loan Commitment.

“Term Loan Extension Request” shall have the meaning provided in Section 2.14 (g)(i). “Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).
“Term Loans” shall mean any Incremental Term Loans, any Replacement Term Loans, and any Extended Term Loans, collectively.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of Holdings then last ended and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four consecutive fiscal quarters for which financial statements are available).

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date), (ii) the Total Term Loan Commitment at such date, and (iii) without duplication of clause (ii), the aggregate outstanding principal amount of all Term Loans at such date.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Total Term Loan Commitment” shall mean the sum of the Incremental Term Loan Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by Holdings or any of its respective Affiliates in connection with the Transactions, this Agreement, and the other Credit Documents, and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement to occur on the Closing Date, the repayment by the Borrower of all outstanding amounts under the Existing Credit Facilities and the release of all guarantees, Liens and security interests related thereto and the consummation of any other transactions in connection with the foregoing (including the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean (i) as to any Term Loan, its nature as an ABR Loan, RFR Loan or a LIBOR Loan and
(ii)    as to any Revolving Loan, its nature as an ABR Loan, RFR Loan or a LIBOR ~~Revolving Credit~~ Loan.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of Holdings which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of Holdings, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of Holdings may designate any Subsidiary of Holdings (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any Subsidiary of Holdings (other than any Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary); provided that:

(a)    such designation complies with Section 10.5;

(b)    each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary except for Indebtedness that could otherwise be incurred by Holdings or such Restricted Subsidiary hereunder and, if such Indebtedness is secured, the Liens securing such Indebtedness are permitted to be incurred by Holdings or such Restricted Subsidiary hereunder (provided that any such Indebtedness shall be deemed incurred hereunder by Holdings or such Restricted Subsidiary, as the case may be);

(c)    each of (1) the Subsidiary to be so designated and (2) its Subsidiaries does not at the time of designation own any Material Intellectual Property;

(d)    immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing; and

(e)    after giving pro forma effect to such designation, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be less than or equal to the maximum Consolidated Senior Secured Debt to Consolidated EBITDA Ratio permitted under Section 10.7 (determined after giving effect to any applicable Step-Up as if such Step-Up had been effective as of the last day of the then most recently ended Test Period).

The board of directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and, after giving pro forma effect to such designation, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be less than or equal to the maximum Consolidated Senior Secured Debt to Consolidated EBITDA Ratio permitted under Section 10.7 (determined after giving effect to any applicable Step-Up as if such Step-Up had been effective as of the last day of the then most recently ended Test Period).

For the avoidance of doubt, neither the Borrower nor any Parent Entity of the Borrower shall be an Unrestricted Subsidiary.
Any such designation by the board of directors of Holdings shall be notified by Holdings to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the Board resolution giving effect to such designation and a certificate of an Authorized Officer of Holdings certifying that such designation complied with the foregoing provisions.

“U.S.” and “United States” shall mean the United States of America.

“USD Available Tenor” shall mean, as of any date of determination and with respect to the then-current USD Benchmark, as applicable, any tenor for such USD Benchmark or payment period for interest calculated with reference to such USD Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such USD Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.10(~~e~~f).

“USD Benchmark” shall mean, initially, the LIBOR Rate for LIBOR Loans denominated in Dollars; provided that if a USD Benchmark Transition Event or a USD Early Opt-in Election, as applicable, and its related USD Benchmark Replacement Date have occurred with respect to the applicable LIBOR Rate or the then-current USD Benchmark, then “USD Benchmark” means the applicable USD Benchmark Replacement to the extent that such USD Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (~~b~~c) of Section 2.10.

“USD Benchmark Replacement” shall mean, for any USD Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable USD Benchmark Replacement Date:

(1)    the sum of: (a) USD Term SOFR and (b) the related USD Benchmark Replacement Adjustment;

(2)    the sum of: (a) USD Daily Simple SOFR and (b) the related USD Benchmark Replacement Adjustment; or

(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current USD Benchmark for the applicable USD Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current USD Benchmark for U.S. dollar denominated syndicated credit facilities at such time and
(b)    the related USD Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such USD Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

If the USD Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the USD Floor, the USD Benchmark Replacement will be deemed to be the USD Floor for the purposes of this Agreement and the other Credit Documents.

“USD Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current USD Benchmark with a USD Unadjusted Benchmark Replacement for any applicable Interest Period and USD Available Tenor for any setting of such USD Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (1) and (2) of the definition of “USD Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such USD Benchmark with the applicable USD Unadjusted Benchmark Replacement for the applicable USD Corresponding Tenor;

(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such USD Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such USD Benchmark for the applicable USD Corresponding Tenor; and

(2)    for purposes of clause (3) of the definition of “USD Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable USD Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such USD Benchmark with the applicable USD Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable USD Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such USD Benchmark with the applicable USD Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such USD Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“USD Benchmark Replacement Conforming Changes” shall mean, with respect to any USD Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “ABR,” “Business Day,” “Interest Period,” the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “USD Benchmark Replacement”, the formula, methodology or convention for applying the successor USD Floor to the successor USD Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such USD Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such USD Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“USD Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “USD Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such USD Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all USD Available Tenors of such USD Benchmark (or such component thereof);

(2)    in the case of clause (3) of the definition of “USD Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)    in the case of a USD Early Opt-in Election, the sixth (6th) Business Day after the date notice of such USD Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such USD Early Opt-in Election is provided to the Lenders, written notice of objection to such USD Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the USD Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the USD Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “USD Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-

current USD Available Tenors of such USD Benchmark (or the published component used in the calculation thereof).

“USD Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current USD Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such USD Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all USD Available Tenors of such USD Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any USD Available Tenor of such USD Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such USD Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such USD Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such USD Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such USD Benchmark (or such component), which states that the administrator of such USD Benchmark (or such component) has ceased or will cease to provide all USD Available Tenors of such USD Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any USD Available Tenor of such USD Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such USD Benchmark (or the published component used in the calculation thereof) announcing that all USD Available Tenors of such USD Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “USD Benchmark Transition Event” will be deemed to have occurred with respect to any USD Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current USD Available Tenor of such USD Benchmark (or the published component used in the calculation thereof).

“USD Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a USD Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no USD Benchmark Replacement has replaced the then-current USD Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10 and (y) ending at the time that a USD Benchmark Replacement has replaced the then-current USD Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10.

“USD Corresponding Tenor” shall mean with respect to any USD Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such USD Available Tenor.
“USD Daily Simple SOFR” shall mean, for any day, USD SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “USD Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“USD Early Opt-in Election” shall mean, in the case of Loans denominated in Dollars, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto, that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a USD SOFR-based rate (including USD SOFR, a term USD SOFR or any other rate based upon USD SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“USD Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“USD LIBOR” shall mean the London interbank offered rate for U.S. dollars.

“USD SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the USD SOFR Administrator on the USD SOFR Administrator’s Website on the immediately succeeding Business Day.

“USD SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“USD SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the USD SOFR Administrator from time to time.

“USD Term SOFR” shall mean, for the applicable USD Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on USD SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD Unadjusted Benchmark Replacement” shall mean the applicable USD Benchmark Replacement excluding the related USD Benchmark Replacement Adjustment.

“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.23.

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)
the defined terms.

The meanings of defined terms are equally applicable to the singular and plural forms of
(b)    The words “herein,” “hereto,” “hereof,” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)    Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

(d)    The term “including” is by way of example and not limitation.

(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i)    All references to “knowledge” or “awareness” of any Credit Party or any Restricted
Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.
1.3     Accounting Terms.

(a)    Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.

(b)    Where reference is made to “Holdings and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of Holdings other than Restricted Subsidiaries.

1.4    Rounding. Any financial ratios required to be maintained by Holdings pursuant to this Agreement
(or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5    References to Agreements Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law.

1.6    Exchange Rates; Currency Equivalents.

(a)    Notwithstanding the foregoing, for purposes of any determination under Section 2.14, Section 9,
Section 10 or Section 11 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided, however, that for purposes of determining compliance with Section 2.14 or Section 10 with respect to the amount of any Indebtedness, Restricted Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Restricted Investment is incurred or Asset Sale or Restricted Payment made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Asset Sale or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 9.1 Financials.

(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a RFR Loan or LIBOR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such RFR Loan or LIBOR Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Letter of Credit Issuer, as applicable.

1.7    Interest Rates; LIBOR Notification. The interest rate on Loans denominated in Dollars or an
Alternate Currency is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a USD Benchmark Transition Event, an Alternate Currency Benchmark Transition Event, a USD Early Opt-In Election or an Alternate Currency Early Opt-in Election, Section 2.10 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.10, of any change to the reference rate upon which the interest rate on LIBOR Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.10, whether upon the occurrence of a USD Benchmark Transition Event, an Alternate Currency Benchmark Transition Event, a USD Early Opt-In Election or an Alternate Currency Early Opt-in Election, and (ii) the implementation of any USD Benchmark Replacement Conforming Changes or any Alternate Currency Benchmark Replacement Conforming Changes pursuant to Section 2.10, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate (or the euro interbank offered rate, as applicable) prior to its discontinuance or unavailability.

1.8    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.9    Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10    Certifications. All certifications to be made hereunder by an officer or representative of a Credit
Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.11    Classification and Re-Classification; Certain Calculations.

(a)    Notwithstanding anything to the contrary herein or in any other Credit Document, in the event any
Lien, Indebtedness (including any Incremental Loans, Incremental Loan Commitments or Permitted Other Indebtedness), Disqualified Stock, preferred stock, Asset Sale, Investment or Restricted Payment meets the criteria of one or more than one of the categories of any amount, threshold, exception or value (including by reference to Consolidated EBITDA, Total Assets, a Fixed Charge Coverage Ratio, a Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or a Consolidated Total Debt to Consolidated EBITDA Ratio) permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment or Restricted Payment (any such amount, threshold, exception or value, a “Basket”) under this Agreement (including within any defined terms), including any Basket that is subject to a fixed dollar limit (including by reference to Consolidated EBITDA or Consolidated Total Assets) (each, a “Fixed Basket”) and/or any Basket that is subject to compliance with a financial ratio or test (including the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or the Consolidated Total Debt to Consolidated EBITDA Ratio) (each, a “Non-Fixed Basket”), as applicable, the Borrower shall be permitted, in its sole discretion, to divide and classify and to later, at any time and from time to time, re-divide and re-classify (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Lien, Indebtedness, Disqualified Stock, preferred stock, Asset Sale, Investment or Restricted Payment, in whole or in part, among one or more than one applicable Baskets under this Agreement (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is re-classified or re-divided only within the same negative covenant and permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time) so long as the incurrence of such Lien or Indebtedness, issuance of Disqualified Stock or preferred stock, consummation of such Asset Sale, Investment or Restricted Payment would be permitted to be made pursuant to such Basket at such time. For the avoidance of doubt, the amount of any Lien, Indebtedness, Disqualified Stock, preferred stock, Asset Sale, Investment or Restricted Payment shall be determined by the Borrower at the time of such division, classification, re-division or re- classification, as applicable. If any Lien, Indebtedness (including any

Incremental Loans, Incremental Loan Commitments or Permitted Other Indebtedness), Disqualified Stock, preferred stock, Asset Sale, Investment or Restricted Payment (or any portion of the foregoing) previously divided and classified (or re-divided and re-classified) as set forth above under any Fixed Basket, could subsequently be re-divided and re-classified under a Non-Fixed Basket, such re-division and re-classification shall be deemed to occur automatically at such time, in each case, unless otherwise elected by the Borrower. Notwithstanding the foregoing, any Indebtedness incurred under this Agreement (including on the Closing Date) will, at all times, be classified as being incurred under clause (a) of the second paragraph of Section 10.1 and may not be re-classified. For the avoidance of doubt, Restricted Payments (other than Restricted Investments) may not be classified or re-classified as Permitted Investments.

(b)    Notwithstanding anything to the contrary herein or in any other Credit Document, in calculating any Non-Fixed Basket (including the Basket set forth in clause (iv) of the “Maximum Incremental Facilities Amount”), any amounts incurred, or transactions consummated substantially concurrently, in reliance on a Fixed Basket (including the Baskets set forth in clauses (i), (ii) and (iii) of the definition of “Maximum Incremental Facilities Amount”), in connection therewith or in connection with any transaction or series of related transactions with the amount incurred, or transaction consummated substantially concurrently therewith, under the applicable Non-Fixed Basket, in the case of each of the foregoing clauses (i) and (ii), shall be disregarded in the calculation of such Non-Fixed Basket; provided that full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all applicable Indebtedness incurred and any repayments, repurchases and redemptions of Indebtedness) and all other adjustments as to which pro forma effect may be given under Section 1.12.

(c)    Notwithstanding anything to the contrary herein or in any other Credit Document, if any Lien,
Indebtedness, Disqualified Stock, preferred stock, Asset Sale, Investment or Restricted Payment, is incurred, issued, taken or consummated in reliance on categories of Baskets measured by reference to a percentage of Consolidated EBITDA, and any Lien, Indebtedness, Disqualified Stock, preferred stock, Asset Sale, Investment or Restricted Payment would subsequently exceed the applicable percentage of Consolidated EBITDA if calculated based on the Consolidated EBITDA on a later date (including the date of any refinancing or re-classification), such percentage of Consolidated EBITDA will be deemed not to be exceeded (so long as, in the case of refinancing any Indebtedness, Disqualified Stock or preferred stock (and any related Lien), the principal amount or the liquidation preference of such newly incurred or issued Indebtedness, Disqualified Stock or preferred stock does not exceed the outstanding principal amount or liquidation preference of the Indebtedness, Disqualified Stock or preferred stock being refinanced, extended, replaced, refunded, renewed or defeased).

1.12    Pro Forma Calculations; Limited Condition Transactions.

(a)    Notwithstanding anything to the contrary herein or in any other Credit Document, financial ratios and tests (including the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or the Consolidated Total Debt to Consolidated EBITDA Ratio), Consolidated EBITDA and Consolidated Total Assets shall be calculated in the manner prescribed by this Section 1.12; provided that, notwithstanding anything to the contrary in clauses (b), (c) or (e) of this Section 1.12, when calculating the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio for purposes of determining (i) the “Applicable Margin” or (ii) actual compliance (as opposed to compliance on a pro forma basis) with the maximum Consolidated Senior Secured Debt to Consolidated EBITDA Ratio permitted under Section 10.7, the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)    For purposes of calculating any financial ratio or test (including the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or the Consolidated Total Debt to Consolidated EBITDA Ratio), Consolidated EBITDA or Consolidated Total Assets, Specified Transactions that have been consummated during the applicable Test Period or after the end of such Test Period and on or prior to or substantially concurrently with the event for which the calculation of such financial ratio or test is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period and on or prior to the date of any calculation under this Agreement shall have consummated any Specified Transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.12; provided that with respect to any pro forma calculations to be made in connection with any acquisition or investment in respect of which financial statements for the relevant target are not available for the same Test Period for which internal financial statements of Holdings and its Restricted Subsidiaries are available, the Borrower shall determine such pro forma calculations on the basis of the available financial statements (even if for differing periods) or such other basis as determined on a commercially reasonable basis by the Borrower.

(c)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of a Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions and cost synergies; provided that such costs savings, operating expense reductions and cost synergies are made in compliance with the definition of “Pro Forma Adjustment” and “Consolidated EBITDA”).

(d)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of such financial ratio or test is made had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such a revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

(e)    In connection with any action being taken solely in connection with a Limited Condition
Transaction, for purposes of:

(i)    determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test (including the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or the Consolidated Total Debt to Consolidated EBITDA Ratio), Consolidated EBITDA or Consolidated Total Assets;

(ii)    determining the accuracy of representations and warranties set forth or referenced herein and/or whether a Default or Event of Default has occurred, is continuing or would result therefrom; or

(iii)    testing availability under baskets set forth in this agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with; provided that, for the purpose of determining whether a Default or Event of Default shall have occurred and be continuing under Section 11, such condition shall be deemed to be satisfied to the extent that on the date of consummation of the relevant Limited Condition Transaction, no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of Holdings and its Restricted Subsidiaries or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio (other than the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio set forth in Section 10.7) or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio (other than the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio set forth in Section 10.7) or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(f)    Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, at the election of the Borrower, no pro forma effect shall be given to any discontinued operations (and the EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(g)    Any determination of Consolidated Total Assets shall be made by reference to the last day of the
Test Period most recently ended on or prior to the relevant date of determination for which Section 9.1 Financials have been or were required to be delivered. Notwithstanding anything to the contrary herein, to the extent compliance with a financial ratio or test is calculated prior to the date financial statements are first delivered under Section 9.1, such calculation shall use the latest financial statements delivered pursuant to Section 6.9.

(h)    Except as otherwise specifically provided herein, all computations of Consolidated EBITDA,
Consolidated Total Assets, the Available Amount, the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio and other financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) and all computations and all definitions (including accounting terms) used in determining compliance with Section 10.7 shall be calculated, in each case, with respect to Holdings and its Restricted Subsidiaries on a consolidated basis.

1.13    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.14    Additional Alternate Currencies.
(a)     The Borrower may from time to time request that Revolving Credit Loans that are LIBOR Loans be made and/or Letters of Credit be issued under the Revolving Credit Facility in a currency other than those specifically listed in the definition of “Alternate Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of LIBOR Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit under the Revolving Credit Facility, such request shall be subject to the approval of the Administrative Agent and each Letter of Credit Issuer.

(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10)
Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Letter of Credit Issuer, in its or their sole discretion). In the case of any such request pertaining to Revolving Credit Loans that are LIBOR Loans, the Administrative Agent shall promptly notify each applicable Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Letter of Credit Issuer thereof. Each applicable Lender (in the case of any such request pertaining to Revolving Credit Loans that are LIBOR Loans) or the applicable Letter of Credit Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 12:00 p.m. (New York City time), five (5) Business Days (or such other period of time as may be agreed by the Administrative Agent in its sole discretion) after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans that are LIBOR Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)    Any failure by any applicable Lender or any applicable Letter of Credit Issuer, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Lender or such Letter of Credit Issuer, as the case may be, to permit Revolving Credit Loans that are LIBOR Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all applicable Lenders consent to making Revolving Credit Loans that are LIBOR Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency under the applicable facility hereunder for purposes of any borrowing of Revolving Credit Loans that are LIBOR Loans; and if the Administrative Agent and such Letter of Credit Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower Agent and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent of all applicable Lenders to any request for an additional currency under this Section 1.14, the Administrative Agent shall promptly so notify the Borrower.

Section 2.    Amount and Terms of Credit.

2.1    Commitments.

(a)    [Reserved].

(b)    Subject to and upon the terms and conditions herein set forth each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in an Agreed Currency to the Borrower from its applicable lending office (each, a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment, provided that any such Revolving Credit Loans (A) shall be made available at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans, RFR Loans or LIBOR Loans (provided that Revolving Credit Loans made in (1) any Alternate Currency (other than Pounds Sterling) must be LIBOR Loans and (2) Pounds Sterling must be RFR Loans) that are Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit
Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class.

(c)    Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, all Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from Holdings, the Borrower, the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(d)    On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each
Revolving Credit Lender that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Revolving Credit Lender pro rata based on each Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Days’ notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of Holdings), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.

(e)    If the maturity date shall have occurred in respect of any tranche of Revolving Credit
Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed), on the earliest occurring maturity date such Swingline Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swingline Loans allocated to the

Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swingline Loans may be reduced as agreed between the Swingline Lender and the Borrower, without the consent of any other Person.

2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings.    The aggregate
principal amount of each Borrowing of Swingline Loans or Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 or the Alternate Currency Equivalent in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d)). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans and RFR Loans that are Revolving Credit Loans under this Agreement.

2.3    Notice of Borrowing.

(a)    [Reserved].

(b)    Whenever the Borrower desires to incur Revolving Credit Loans (other than to repay Unpaid
Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (i) prior to 12:00 noon (New York City Time) at least three Business Days’ prior to each Borrowing of LIBOR Loans or RFR Loans that are Revolving Credit Loans; and (ii) prior to 12:00 noon (New York City time) at least one Business Day prior to each Borrowing of Revolving Credit Loans that are ABR Loans. Each such notice (a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall specify (x) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (y) the date of Borrowing (which shall be a Business Day) and (z) whether the respective Borrowing shall consist of ABR Loans, RFR Loans or LIBOR Loans that are Revolving Credit Loans and, if LIBOR Loans that are Revolving Credit Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Borrowing of LIBOR Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof, of the identity of the Borrower, and of the other matters covered by the related Notice of Borrowing.

(c)    Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the
Swingline Lender written notice with a copy to the Administrative Agent of each Borrowing of Swingline Loans prior to 12:00 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (x) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (y) the date of Borrowing (which shall be a Business Day).

(d)    Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the
Borrower irrevocably agreeing, by their incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

3.4(a).
(e)

Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section
(f)    Without in any way limiting the obligation of the Borrower to confirm in writing any notice they shall give hereunder by telephone (which obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of Holdings or the Borrower.

2.4    Disbursement of Funds.

(a)    No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, Holdings, and the Administrative Agent for the purpose of consummating the Transactions; provided, further, that all Swingline Loans shall be made available to the Borrower in the full amount thereof by the Swingline Lender no later than 4:00 p.m. (New York City time) on the date requested.

(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by Holdings or the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative

Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Bank Funding Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5    Repayment of Loans; Evidence of Debt.

(a)    The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit
Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on each Extended Revolving Loan Maturity Date, the then outstanding amount of Extended Revolving Credit Loans. The Borrowers shall repay to the Swingline Lender, on the Swingline Maturity Date, the then outstanding Swingline Loans.

(b)    [Reserved].

(c)    In the event that any Incremental Term Loans are made or any Extended Term Loans are established, such Incremental Term Loans or Extended Term Loans, as applicable, shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Repayment Date”) set forth in the applicable Extension Amendment and Incremental Term Loan Amendment.

(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)    The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Incremental Term Loan or Revolving Credit Loan or Swingline Loan, as applicable, the Type of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d)
and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that in the event of any inconsistency between the Registrar and any such account or subaccount, the Registrar shall govern, provided, further, that the failure of any Lender, the Administrative Agent or the Swingline Lender to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(g)    The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower have made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit I-1 or Exhibit I-2, as applicable, evidencing the Incremental Term Loans, Revolving Credit Loans, Revolving Credit Commitments and Swingline Loans, respectively, owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

2.6    Conversions and Continuations.

(a)    Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to the Minimum Borrowing Amount for Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans and RFR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 noon (New York City time) at least (i) three Business Days prior, in the case of a continuation of or conversion to LIBOR Loans or RFR Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) one Business Day prior in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit K) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice delivered to the Administrative Agent three (3) Business Days prior to such conversion or continuation with respect to any conversion to or continuation as a LIBOR Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)    If any Event of Default is in existence at the time of any proposed continuation of any LIBOR
Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR
Loans (other than LIBOR Loans denominated in Alternate Currencies), the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period. With respect to LIBOR Loans denominated in Alternate Currencies, in connection with the occurrence of any of the events described in the preceding two sentences, at the expiration of the then current Interest Period each such Borrowing shall be automatically continued as a Borrowing of LIBOR Loans with an Interest Period of one month. With respect to RFR Loans denominated in Alternate Currencies, if (x) upon the interest payment date in respect of such RFR Loans, the Borrower has failed to deliver a Notice of Conversion or Continuation in respect of such RFR Loans or (y) any Event of Default is in existence as of the interest payment date in respect of such RFR Loans, then, unless such RFR Borrowing is repaid as provided herein, such RFR Borrowing shall automatically be continued as a Borrowing of RFR Loans bearing interest at a rate based upon the Daily Simple RFR as of such interest payment date.

2.7    Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of Incremental Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Incremental Term Loan Commitments. Each Borrowing of Incremental Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Incremental Revolving Credit Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation, under any Credit Document.

2.8    Interest.

(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time. The unpaid principal amount of each RFR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for RFR Loans plus the Daily Simple RFR, in each case, in effect from time to time.

(b)    The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for LIBOR Loans plus the relevant Adjusted LIBOR Rate.

(c)    If an Event of Default has occurred and is continuing under Section 11.1 or Section 11.5 hereto, if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) for the applicable Class plus 2.00% per annum from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, ~~and~~ (iii) in respect of each RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one months after the Borrowing of such Loan; provided that, as to any such RFR Loan, (A) if any such date would be a day other than a RFR Business Day, such date shall be extended to the next succeeding RFR Business Day unless such next succeeding RFR Business Day would fall in the next calendar month, in which case such date shall be the next preceding RFR Business Day and (B) the interest payment date with respect to any Borrowing that occurs on the last RFR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last RFR Business Day of any such succeeding applicable calendar month; provided, that for purposes of this clause (b), the date of a Borrowing of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such RFR Loan or Borrowing and (iv) in respect of each Loan, (A) on any prepayment in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, ABR Loans and RFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six month period (or if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period).

Notwithstanding anything to the contrary contained above:

(a)    the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such
Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; to the extent available to each applicable Lender of such LIBOR Loan, twelve months or a period shorter than one month, thereafter as selected by the Borrower in its Notice of Borrowing;

(b)    if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately following Business Day; and

(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10    Increased Costs, Illegality, Alternate Rate of Interest, Etc.

(a)    ~~Subject~~With respect to LIBOR Loans, subject to clauses (~~b~~c), (~~c~~d), (~~d~~e), (~~e~~f), (~~g~~h) and (~~h~~i) of this
Section 2.10, if prior to the commencement of any Interest Period for a Borrowing of LIBOR Loans:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable (including because the Relevant Screen Rate is not available or publishedon a current basis), for the applicable Agreed Currency and such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR
Rate or the LIBOR Rate, as applicable, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Notice of Conversion or Continuation that requests the conversion of any Borrowing of Revolving Credit Loans to, or continuation of any Borrowing of Revolving Credit Loans as, a Borrowing of LIBOR Loans shall be ineffective, (B) if any Notice of Borrowing requests a Borrowing of Revolving Credit Loans which shall be LIBOR Loans denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and (C) if any Notice of Borrowing requests a Borrowing of Revolving Credit Loans in an Alternate Currency, then such request shall be ineffective; provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. Furthermore, if any LIBOR Loan in any Alternate Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.10(a) with respect to the LIBOR Rate applicable to such LIBOR Loan, then (i) if such LIBOR Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day or (ii) if such LIBOR Loan is denominated in any Agreed Currency (other than Dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 p.m. (New York City time) the Administrative Agent is authorized to effect such conversion of such LIBOR Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon the Borrower’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a LIBOR Loan denominated in such original Agreed Currency (in an amount equal to the Alternate Currency Equivalent of such Agreed Currency) on the day of such notice being given to the Borrower by the Administrative Agent.

(b)    With respect to Loans that are not LIBOR Loans, subject to clauses (c), (d), (e), (f), (h) and (i) of this Section 2.10, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the Daily Simple RFR cannot be determined pursuant to the definition thereof, the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Notice of Conversion or Continuation that requests the conversion of any Borrowing of Revolving Credit Loans to, or continuation of any Borrowing of Revolving Credit Loans as, a Borrowing of RFR Loans shall be ineffective. Furthermore, if any RFR Loan in any Alternate Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.10(b) with respect to the RFR Rate applicable to such RFR Loan, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding RFR Business Day if such day is not a RFR Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 p.m. (New York City time) the Administrative Agent is authorized to effect such conversion of such RFR Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon the Borrower’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a RFR Loan denominated in such original Agreed Currency (in an amount equal to the Alternate Currency Equivalent of such Agreed Currency) on the day of such notice being given to the Borrower by the Administrative Agent.

(c)    ~~(b)~~ Notwithstanding anything to the contrary herein or in any other Credit Document (and any
Swap Agreement shall be deemed not to be a “Credit Document” for purposes of this Section 2.10), if a USD Benchmark Transition Event or a USD Early Opt-in Election, as applicable, and its related USD Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current USD Benchmark, then (x) if a USD Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “USD Benchmark Replacement” for such USD Benchmark Replacement Date, in connection with a USD Benchmark Transition Event, such USD Benchmark Replacement will replace such USD Benchmark for all purposes hereunder and under any Credit Document in respect of such USD Benchmark setting and subsequent USD

Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a USD Benchmark Replacement is determined in accordance with clause (3) of the definition of “USD Benchmark Replacement” for such USD Benchmark Replacement Date, or in connection with a USD Early Opt-in Election, such USD Benchmark Replacement will replace such USD Benchmark for all purposes hereunder and under any Credit Document in respect of any USD Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such USD Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such USD Benchmark Replacement from Lenders comprising the Required Lenders.

(d)    ~~(c)~~ In connection with the implementation of a USD Benchmark Replacement, the Administrative
Agent will have the right to make USD Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such USD Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(e)    ~~(d)~~ The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any USD
Benchmark Replacement Date and the related USD Benchmark Replacement, (ii) the effectiveness of any USD Benchmark Replacement Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (iv) the commencement of any USD Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.10 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any USD Benchmark Replacement or USD Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.10.

(f)    ~~(e)~~ Notwithstanding anything to the contrary herein or in any other Credit Document, at any time
(including in connection with the implementation of a USD Benchmark Replacement), (i) if the then-current USD Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such USD Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such USD Benchmark has provided a public statement or publication of information announcing that any tenor for such USD Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any USD Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a USD Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a USD Benchmark (including a USD Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)     ~~(f)~~ Upon the Borrower’s receipt of notice of the commencement of a USD Benchmark
Unavailability Period, the Borrower may revoke any request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any USD Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a LIBOR Loan Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans. During any USD Benchmark Unavailability Period or at any time that a tenor for the then-current USD Benchmark is not a USD Available Tenor, the component of ABR based upon the then-current USD Benchmark or such tenor for such USD Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any LIBOR Loan denominated in Dollars is outstanding on the date of the Borrower’s receipt of notice of the commencement of a USD Benchmark Unavailability Period with respect to a LIBOR Rate applicable to such LIBOR Loan, then (i) if such LIBOR Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day.

(h)    ~~(g)~~ Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of an Alternate Currency Benchmark Transition Event or an Alternate Currency Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an Alternate Currency Benchmark Replacement. Any such amendment with respect to an Alternate Currency Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders; provided that, to the extent LIBOR is replaced with an Alternate Currency SOFR-Based Rate, Lenders shall only be entitled to object to the Alternate Currency Benchmark Replacement Adjustments

with respect thereto. Any such amendment with respect to an Alternate Currency Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with an Alternate Currency Benchmark Replacement pursuant to this Section 2.10 will occur prior to the applicable Alternate Currency Benchmark Transition Start Date.

(i)    ~~(h)~~ In connection with the implementation of an Alternate Currency Benchmark Replacement, the
Administrative Agent will have the right to make Alternate Currency Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Alternate Currency Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(j)    ~~(i)~~ The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of an Alternate Currency Benchmark Transition Event or an Alternate Currency Early Opt-~~in~~In Election, as applicable, and its related Alternate Currency Benchmark Replacement Date and Alternate Currency Benchmark Transition Start Date, (ii) the implementation of any Alternate Currency Benchmark Replacement, (iii) the effectiveness of any Alternate Currency Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Alternate Currency Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.10 may be provided, at the option of the Administrative Agent with the consent of the Borrower (not to be unreasonably withheld), in one or more notices and may be delivered together with, or as part of any amendment which implements any Alternate Currency Benchmark Replacement or Alternate Currency Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.10.

(k)    ~~(j)~~ Upon the Borrower’s receipt of notice of the commencement of an Alternate Currency
Benchmark Unavailability Period with respect to a given Alternate Currency Benchmark, the Borrower may revoke any request for a LIBOR Loan Borrowing or RFR Borrowing, as applicable, of, conversion to or continuation of LIBOR Loans or RFR Loans, as applicable, to be made, converted or continued during any Alternate CurrencyBenchmark Unavailability Period and, failing that, any LIBOR Borrowing or RFR Borrowing, as applicable, denominated in an Alternate Currency shall be ineffective. Furthermore, if any LIBOR Loan or RFR Loan, as applicable, in any Alternate Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of an Alternate Currency Benchmark Unavailability Period with respect to a LIBOR Rate or RFR applicable to such LIBOR Loan or RFR Loan, as applicable, then if such LIBOR Loan or RFR Loan, as applicable, is denominated in any Alternate Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 p.m. (New York City time) the Administrative Agent is authorized to effect such conversion of such LIBOR Loan or RFR Loan, as applicable, into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon any subsequent implementation of an Alternate Currency Benchmark Replacement in respect of such Alternate Currency pursuant to this Section 2.10, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a LIBOR Loan or RFR Loan, as applicable, denominated in such original Alternate Currency (in an amount equal to the Alternate Currency Equivalent of such Alternate Currency) on the day of such implementation, giving effect to such Alternate Currency Benchmark Replacement in respect of such Alternate Currency.

(l)    ~~(k)~~ If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any
Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(~~g~~l), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(~~g~~l) promptly following receipt of such notice.

(m)    ~~(l)~~ The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Adjusted LIBOR Rate” or Daily Simple RFR or RFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any USD Benchmark Replacement or Alternate Currency Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such USD Benchmark Replacement or Alternate Currency Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to USD LIBOR (or any other USD Benchmark) or LIBOR Rate for loans denominated in an Alternate Currency (or any other Alternate Currency Benchmark Replacement) or Daily Simple RFR (or any other Alternate Currency Benchmark Replacement) or have the same volume or liquidity as did USD LIBOR (or any other USD Benchmark) or LIBOR Rate for Loans denominated in an Alternate Currency (or any other Alternate Currency Benchmark Replacement) or Daily Simple RFR (or any other Alternate Currency Benchmark Replacement), as applicable, (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.10 including, without limitation, whether or not a USD Benchmark Transition Event or Alternate Currency Benchmark Transition Event, as applicable, has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any USD Benchmark Replacement Conforming Changes or Alternate Currency Benchmark Replacement Conforming Changes, as applicable, the delivery or non-delivery of any noticesrequired by clause (~~e~~f) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 2.10.

(n)    ~~(m)~~ If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBOR Loan or RFR Loan, the obligations of such Lender to make, continue, maintain or convert any such LIBOR Loan or RFR Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist. All outstanding LIBOR Loans or RFR Loans of such Lender shall (a) automatically convert into ABR Loans or (b) be prepaid by the Borrower, in each case, at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion. With respect to any determination of the ABR for ABR Loans incurred pursuant to this Section, the ABR will be determined without reference to the LIBOR Rate component of the ABR.

(o)    ~~(n)~~ If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Statutory Reserve Requirement) or any Letter of Credit Issuer;

(ii)    subject any Recipient (as defined below) to any Taxes (other than (i) Indemnified Taxes and (ii) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes”) on its credit extensions or Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Recipient or the London interbank market any other condition, cost or expense affecting this Agreement (other than Taxes), any Loan or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount) then, upon request of such Recipient, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered. A certificate of such Recipient delivered to the Borrower (with a copy to the Administrative Agent) as to such additional amount or amounts that are necessary to compensate such Recipient as aforesaid shall, absent manifest error, be conclusive and binding on the Borrower and shall be payable within 10 days after receipt thereof by the Borrower. Failure or delay on the part of any Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Recipient pursuant to this Section 2.10(jn) for any increased costs incurred or reductions suffered more than nine months prior to the date that such Recipient notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.11    Compensation.

(a)    If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan or RFR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each LIBOR Loan made by it at the Adjusted LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error. Without limiting the foregoing, in connection with each request for compensation by any Lender the Borrower shall also pay such Lender with respect to each affected LIBOR Loan reasonable and customary administrative fees requested by such Lender.

(b)    If (a) any payment of principal of any RFR Loan is made by the Borrower to or for the account of a Lender other than on the interest payment date for such RFR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of RFR Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan or LIBOR Loan is not converted into a RFR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any RFR Loan is not continued as a RFR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any RFR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such RFR Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error. Without limiting the foregoing, in connection with each request for compensation by any Lender the Borrower shall also pay such Lender with respect to each affected RFR Loan reasonable and customary administrative fees requested by such Lender.

2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(~~b~~c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.

2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.
2.14     Incremental Facilities.

(a)    The Borrower may by written notice to Administrative Agent elect to request the establishment of one or more (x) tranches of term loans or increases in Term Loans of any Class (the commitments thereto, the “Incremental Term Loan Commitments”) and/or (y) increases in Revolving Credit Commitments of any Class (the “Incremental Revolving Credit Commitments” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”), by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $5,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such Incremental Loan Commitments obtained on or prior to such date). The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the Incremental Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the Incremental Loan Commitments may elect or decline, in its sole discretion, to provide an Incremental Loan Commitment. In each case, such Incremental Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that, subject to Section 1.12, (i) no Event of Default (or, if incurred in connection with a Limited Condition Transaction, no Event of Default under Section 11.1 or Section 11.5) shall exist on such Increased Amount Date before or after giving effect to such Incremental Loan Commitments, as applicable, (ii) the representations and warranties of the Borrower and each other Credit Party contained in Section 8 or any other Credit Document shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) on and as of the Increased Amount Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) as of such earlier date, (iii)(A) the Incremental Revolving Credit Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e) and (B) the Incremental Term Loan Commitments shall be effected pursuant to one or more amendments (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Incremental Term Loan Commitments, if any, the Administrative Agent and, to the extent applicable, the administrative agent in respect of the Incremental Term Loans (the “Incremental Term Loan Administrative Agent”) such Incremental Term Loan Amendment may, without the need for the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, and if applicable, the Incremental Term Loan Administrative Agent and the Borrower, in order to give effect to the provisions of this Section 2.14, and (iii) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the Incremental Loan Commitments, as applicable. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). Any Incremental Term Loans shall, at the election of the Borrower and agreed to by the Lenders providing such Incremental Term Loans, be designated as (a) a separate series (a “Series”) of Incremental Term Loans for all purposes of this Agreement or (b) as part of a Series of existing Term Loans for all purposes of this Agreement.

(b)    Incremental Revolving Credit Commitments shall be subject to the satisfaction of the following terms and conditions: (a) each of the Lenders with Revolving Credit Commitments of such Class shall assign to each Lender with an Incremental Revolving Credit Commitment (each, an “Incremental Revolving Loan Lender”) and each of the Incremental Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments of such Class, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans of such Class will be held by existing Revolving Credit Lenders and Incremental Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, and (b) (i) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and, each Loan made under an Incremental Revolving Credit Commitment (an “Incremental Revolving Credit Loan”) shall be deemed, for all purposes, Revolving Credit Loans and (ii) each Incremental Revolving Loan Lender shall become a Lender with respect to the Incremental Revolving Credit Commitment and all matters relating thereto; provided that the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Incremental Revolving Loan Lender’s providing such Incremental Revolving Credit Commitment to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Revolving Loans or Revolving Credit Commitments, as applicable, to such Lender or Incremental Revolving Loan Lender.

(c)    Incremental Term Loan Commitments of any Series shall be subject to the satisfaction of the following terms and conditions: (i) each Lender with an Incremental Term Loan Commitment (each, a “Incremental Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “Incremental Term Loan” and, together with the Incremental Revolving Credit Loans, the “Incremental Loans”) in an amount equal to its Incremental Term Loan Commitment of such Series, and (ii) each Incremental Term Loan Lender of any Series shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Series and the Incremental Term Loans of such Series made pursuant thereto.

(d)    The terms and provisions of the Incremental Term Loans and Incremental Term Loan
Commitments of any Series shall be on terms and documentation set forth in the Incremental Term Loan Amendment as determined by the Borrower and the Incremental Term Loan Lenders providing such Incremental Term Loans and/or Incremental Term Loan Commitments; provided that:

(i)    (A) any such Incremental Term Loans and Incremental Term Loan Commitments shall not be guaranteed by any Person that is not a Credit Party or does not become a Credit Party substantially concurrently with the incurrence of such Incremental Term Loans and Incremental Term Loan Commitments and (B) such Incremental Term Loans and Incremental Term Loan Commitments shall be secured only by Collateral and such Liens shall be secured by the Collateral on a pari passu basis with the Revolving Credit Loans,

(ii)    except with respect to any Incremental Term Loans incurred in the form of customary bridge loans, any such Incremental Term Loans and Incremental Term Loan Commitments shall not mature earlier than the date that is twelve months after the Revolving Credit Maturity Date,

(iii)    such Incremental Term Loans shall not require any mandatory prepayments or offers to purchase other than customary mandatory prepayments or offers to purchase in connection with asset sales, casualty or condemnation events, excess cash flow, incurrences of Indebtedness that is not permitted and certain refinancing indebtedness, a change of control or other customary events,

(iv)    the weighted average life to maturity of any such Incremental Term Loans at the time of incurrence shall be no shorter than the weighted average life to maturity of the then-existing Term Loans (and if there are no then-existing Term Loans shall not require any scheduled amortization other than customary amortization for a customary “term loan B” facility or a customary “term loan A” facility),

(v)    subject to clauses (ii) and (iv) above, the pricing, interest rate margins, discounts, prepayment terms and premiums, rate floors, fees, currency types and denominations, maturity date and amortization schedule applicable to any Incremental Term Loans and Incremental Term Loan Commitments shall be determined by the Borrower and the Incremental Term Loan Lenders thereunder, and

(vi)    to the extent the terms and conditions of such Indebtedness are not substantially identical to the terms and conditions of any then-existing Term Loans or Revolving Credit Loans or Revolving Credit Commitments, such terms and conditions shall not be materially more restrictive to Holdings and the Restricted Subsidiaries (as determined in good faith by the Borrower), when taken as a whole, than the terms of any then-existing Term Loans or Revolving Credit Loans or Revolving Credit Commitments (it being understood that (1) to the extent that any such more favorable terms are added for the benefit of any corresponding Term Loans or Revolving Credit Loans or Revolving Credit Commitments, such materially more restrictive terms shall be permitted and (2) any materially more restrictive terms that are only applicable after the Latest Maturity Date shall be permitted); provided that, for the avoidance of doubt, this clause (vi) shall not apply to (x) terms addressed in the other clauses of this Section 2.14(d) or (y) pricing, interest rate margins, discounts, voluntary prepayment terms and premiums, rate floors, fees and currency types and denominations; provided, further, that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the
Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

(e)    Other than with respect to upfront or similar fees, Incremental Revolving Credit Commitments and
Incremental Revolving Credit Loans shall have the same terms and conditions as the Initial Revolving Credit Commitments and the related Revolving Credit Loans (it being understood that pricing, interest rate margins, rate floors and undrawn commitment fees on the Revolving Credit Commitments being increased may be increased for all applicable existing Revolving Credit Lenders and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Credit Commitments (without any requirement to pay such fees to any existing Revolving Credit Lenders)).

(f)    Each Joinder Agreement and Incremental Term Loan Amendment, as applicable, may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14. Citibank N.A. shall not be required to act as administrative agent or collateral agent in respect of any Incremental Term Loans without its prior written consent.

(g)    (i) The Borrower may at any time and from time to time request that all or a portion of the Term
Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the Latest Maturity Date applicable to any then-existing Term Loans (a “Permitted Other Provision”); provided, however, that, notwithstanding the foregoing, (v) such Extended Term Loans shall not be guaranteed by any Person that is not a Credit Party, (w) there shall be no assets securing any such Extended Term Loans that do not constitute Collateral, (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Incremental Term Loan Amendment, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.14(g) below), (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or applicable high-yield discount obligation payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and to the extent that any Permitted Other Provision (including a financial maintenance covenant) is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such Permitted Other Provision is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or if such Permitted Other Provision applies only after the maturity date set forth in any applicable Incremental Term Loan Amendment. Notwithstanding anything to the contrary in this Section 2.14 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full, except in accordance with the last sentence of Section 5.1(a). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term
Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(ii)    The Borrower may at any time and from time to time request that all or a portion of the Revolving
Credit Commitments of any Class, any Extended Revolving Credit Commitments and/or any Incremental Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related Revolving Credit Loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the applicable Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing existing Revolving Credit Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Revolving Credit Termination Date, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments,
(x)    (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (y) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the Revolving Credit Commitment Fee Rate for the Specified Existing Revolving Credit Commitment; provided that, notwithstanding anything to the contrary in this Section 2.14(g) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Original Revolving Credit Commitments shall be made on a pro rata basis with all other Original Revolving Credit Commitments and Extended Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.6. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class

converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(iii)    Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans,
Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, Incremental Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to
Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans under Section 2.1(c) and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the L/C Facility Maturity Date may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the Letter of Credit Issuer, as applicable, has consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv)    Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000. In addition to any terms and changes required or permitted by Section 2.14(g)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to the applicable Incremental Term Loan Amendment with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of Incremental Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Incremental Term Loans and Incremental Revolving Credit Commitments provided for in any Joinder Agreement or Incremental Term Loan Amendment, as applicable and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.

(v)    Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or
(ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender
are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(vi)    The Administrative Agent and the Lenders (other than the Swingline Lender and the Letter of
Credit Issuer to the extent such consent is expressly required by this Section 2.14) hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

2.15    Permitted Debt Exchanges.

(a)    Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (vi) any applicable Minimum Tender Condition shall be satisfied.

(b)    With respect to all Permitted Debt Exchanges effected by any of the Borrower pursuant to this
Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in an aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.
(c)     In connection with each Permitted Debt Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such

Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d)    The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

2.16    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 13.1.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or Swingline Lender hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders, the Letter of Credit Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender, the Letter of Credit Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)     Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause
(iv)    below, (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause
(a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under applicable law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender, and the
Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3.    Letters of Credit

3.1    Letters of Credit.

(a)    Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Facility Maturity Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the
Closing Date through the L/C Facility Maturity Date for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of Holdings or any Restricted Subsidiary (other than the Borrower)) letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion. On the Closing Date, (i) each Existing Letter of Credit shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 3 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 4.1(b) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit) as if such Existing Letters of Credit had been issued on the Closing Date, (ii) the issuing banks of such Existing Letters of Credit shall be “Letter of Credit Issuers” hereunder for the purpose of maintaining such Existing Letters of Credit, for purposes of Section
5.4 relating to the obligation to provide the appropriate forms, certificates and statements to the Borrower and the Administrative Agent and any updates required by Section 5.4 and for purposes of Section 13.6(b)(iv) relating to the entries to be made in the Register and (iii) all liabilities of Holdings or any of its Restricted Subsidiaries with respect to such Existing Letters of Credit shall constitute Obligations.

(b)    Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect (or with respect to any Letter of Credit Issuer, exceed such Letter of Credit Issuer’s Letter of Credit Commitment); (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof (except as set forth in Section 3.2(d)), provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Administrative Agent, the Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized or backstopped (in the case of a backstop only, on terms reasonably satisfactory to such Letter of Credit Issuer), the Revolving Credit Lenders; (iv) the Letter of Credit shall be denominated in Dollars or any Alternate Currency; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(c)    Upon at least two Business Days’ prior written notice to the Administrative Agent and the Letter of
Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment (or with respect to a Letter of Credit Issuer, the Letters of Credit outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment).

(d)    The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it;
(ii)     the issuance of such Letter of Credit would violate one or more policies of the Letter of
Credit Issuer applicable to letters of credit generally;

(iii)    except as otherwise agreed by the Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $50,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit;

(iv)    such Letter of Credit is denominated in a currency other than Dollars or any Alternate
Currency; provided that no Letter of Credit Issuer shall be obligated to issue an Alternate Currency Letter of Credit if such Letter of Credit Issuer does not otherwise issue letters of credit in such Alternate Currency;

(v)    such Letter of Credit contains any provisions for automatic reinstatement of the Stated
Amount after any drawing thereunder; or

(vi)    a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower has entered into arrangements reasonably satisfactory to the Letter of Credit Issuer to eliminate the Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.16.

(e)    The Letter of Credit Issuer shall not increase the Stated Amount of any Letter of Credit if the
Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(f)    The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the
Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(g)    The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any
Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.

3.2    Letter of Credit Requests.

(a)    Whenever the Borrower desires that a Letter of Credit be issued for its account or amended, the
Borrower shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least four Business Days (or such other period as may be agreed upon by the Borrower, the Administrative Agent and the Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.

(b)    In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof in Dollars or an Alternate Currency; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the applicant; and (H) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may reasonably require.

(c)    Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 6 (solely with respect to any Letter of Credit issued on the Closing Date) and 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of Holdings or any Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.

(d)    If the Borrower so requests in any Letter of Credit Request, the Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(e)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, the Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.

(f)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3    Letter of Credit Participations.

(a)    Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of
Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b)    In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

(c)    In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars (or, in the case of an Alternate Currency Letter of Credit, the Dollar Equivalent thereof) and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Bank Funding Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d)    Whenever the Administrative Agent receives a payment in respect of an unpaid Reimbursement
Obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such Reimbursement Obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such Reimbursement Obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Bank Funding Rate.

(e)    The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

(f)    If any payment received by the Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned under any of the circumstances described in Section 13.20 (including pursuant to any settlement entered into by the Letter of Credit Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Bank Funding
Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

3.4    Agreement to Repay Letter of Credit Drawings.

(a)    The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made unless the Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be (i) with respect to a Letter of Credit denominated in Dollars, the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time and (ii) with respect to a Letter of Credit denominated in an Alternate Currency, the Applicable Margin for LIBOR Loans that are Revolving Credit Loans plus the Adjusted LIBOR Rate as in effect from time to time; provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant

Letter of Credit Issuer prior to 1:00 p.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 3:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as Cash Collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b)    The obligation of the Borrower to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) Documents; any lack of validity or enforceability of this Agreement or any of the other Credit
(ii)    the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by the Letter of Credit Issuer of any requirement that exists for the Letter of Credit
Issuer’s protection and not the protection of the Borrower (or Holdings or any Restricted Subsidiary) or any waiver by the Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or Holdings or any Restricted Subsidiary);

(v)    any payment made by the Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vi)    any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;

(vii)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(viii)     generally; or any adverse change in any relevant exchange rates or in the relevant currency markets
(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or Holdings or any Restricted Subsidiary) (other than the defense of payment or performance).

(c)    The Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.

3.5    Increased Costs. If after the Closing Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on the Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) in respect of Letters of Credit or L/C
Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to a Letter of Credit issued on account of the Borrower (or Holdings or any Restricted Subsidiary))), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6    New or Successor Letter of Credit Issuer.

(a)    The Letter of Credit Issuer may resign as the Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders, Holdings and the Borrower. The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of the Letter of Credit Issuer hereunder, and the term Letter of Credit Issuer shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as the Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become the Letter of Credit Issuer hereunder. After the resignation or replacement of the Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-

stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was the Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)    To the extent there are, at the time of any resignation or replacement as set forth in clause (a)
above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7    Role of Letter of Credit Issuer. Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

The Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

3.8    Cash Collateral.

(a)    Certain Credit Support Events. Upon the written request of the Administrative Agent or the Letter of Credit Issuer, if (i) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding,
(ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 11.13, or (iii) the provisions of Section 2.16(a)(v) are in effect, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or the Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the
Administrative Agent or the Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)    Application.    Notwithstanding anything to the contrary contained in this Agreement, Cash
Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2, or 11.13 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)    Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral.

3.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to the Borrower for, and the Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where the Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

3.10    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.

3.11    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or any Restricted Subsidiary inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of Holdings and the Restricted Subsidiaries.

3.12    Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration
Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized
Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Letter of Credit Issuer and the Borrower, without the consent of any other Person.

Section 4.    Fees

4.1    Fees.

(a)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for the
account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Revolving Credit Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Revolving Credit Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower (for the quarterly period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at the Revolving Credit Commitment Fee Rate on the Available Commitment in effect on such day.

(b)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on the Borrower’s or any of the Restricted Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Revolving Credit Loans that are LIBOR Loans. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for its
own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.

(d)    Without duplication, the Borrower agrees to pay to each Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it on the Borrower’s behalf (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(e)    Without duplication, the Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance or renewal of, drawing under, and/or amendment be the processing charge that the Letter of Credit Issuer is customarily charging for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.

(f)    Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any
Defaulting Lender pursuant to this Section 4.1.

4.2    Voluntary Reduction of Revolving Credit Commitments. Upon at least two Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part;
provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(g) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(g) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 or the Alternate Currency Equivalent, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.

4.3    Mandatory Termination of Commitments.

(a)    [Reserved].

(b)    The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the
Revolving Credit Maturity Date.

(c)     Maturity Date.

The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline

(d)    The Incremental Term Loan Commitment shall, unless otherwise provided in the applicable

Incremental Term Loan Amendment, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date.

Section 5.    Payments

5.1    Voluntary Prepayments. The Borrower shall have the right to prepay Loans, including Term
Loans, Revolving Credit Loans, and Swingline Loans, as applicable, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans and RFR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 noon (New York City time) (i) in the case of LIBOR Loans and RFR Loans, three Business Days prior to, (ii) in the case of ABR Loans (other than Swingline Loans), one Business Day prior to or (iii) in the case of Swingline Loans, on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or to the Swingline Lender, as the case may be; (2) each partial prepayment of (i) any Borrowing of LIBOR Loans and RFR Loans shall be in a minimum amount of $500,000 or the Alternate Currency Equivalent and in multiples of $100,000 or the Alternate Currency Equivalent in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans or RFR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans or RFR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans or RFR Loans, and (3) in the case of any prepayment of LIBOR Loans or RFR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section
2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be applied to the Class or Classes of Term Loans as the Borrower shall specify. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower shall specify and (b) applied to reduce any Incremental Term Loan Repayment Amounts, and, subject to Section 2.14(g), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order and to such Classes as the Borrower may specify. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

5.2    Mandatory Prepayments.

(a)    [Reserved].

(b)    Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Lenders’
Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall forthwith repay on such date Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.

(c)    Changes in Currency Exchange Rates. If as a result of changes in currency exchange rates, on any
Revaluation Date, (x) the Letter of Credit Exposure exceeds the Letter of Credit Commitment or (y) the Stated Amount of Letters of Credit issued by a Letter of Credit Issuer exceeds such Letter of Credit Issuer’s Letter of Credit Commitment, the Borrower shall, at the request of the Administrative Agent or such Letter of Credit Issuer, within ten (10) days of such Revaluation Date (A) prepay Revolving Credit Loans or Swingline Loans or (B) Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.

(d)    [Reserved].

(e)    Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit
Loans, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

5.3    Method and Place of Payment.

(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto (or, in the case of the Swingline Loans to the Swingline Lender) or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower (or, in the case of the Swingline Loans, at such office as the Swingline Lender shall specify for such purpose by notice to the Borrower), it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars (or, in the case of Alternate Currency Loans or Alternate Currency Letters of Credit, in the applicable Alternate Currency). The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)    Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon (or, in the case of the Swingline Loans, at the Swingline Lender’s sole discretion). Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4    Net Payments.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.

(ii)    If any Credit Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c)    Tax Indemnifications.    Without limiting the provisions of subsection (a) or (b) above, the
Borrower shall jointly and severally indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d)    Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative
Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders and Tax Documentation.

(i)    Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.

(ii)    Without limiting the generality of the foregoing:

(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B)    each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding Tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1)    executed originals of the applicable Internal Revenue Service Form W-8 (or any successor form thereto) claiming eligibility for benefits pursuant the applicable article of an income tax treaty to which the United States is a party;

(2)
form thereto); executed originals of Internal Revenue Service Form W-8ECI (or any successor
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-1 to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business (a “Non-Bank Tax Certificate”), and (y) executed originals of the applicable Internal Revenue Service Form W-8 (or any successor thereto);
(4)     where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E or W-9, as applicable, and/or other supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s) substantially in the form of Exhibit J-3 or J-4) (provided that if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s), substantially in the form of Exhibit J-2, may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or

(5)    executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(C)    if a payment made to a Lender under any Credit Document would be subject to U.S.
federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section

1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(D)    if the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30)
of the Code), it shall provide the Borrower with two duly completed original copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the applicable Form W-8 (together with required accompanying documentation) and certify that it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. federal withholding Tax purposes with respect to payments to be received by it on behalf of the Lenders.

(iii)    Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative
Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(iv)    Each Lender authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.4(e).

(f)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the
Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g)    For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and any Swingline Lender and the term “applicable law” includes FATCA.

(h)    Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the
Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5    Computations of Interest and Fees.

(a)    Except as provided in the next succeeding sentence, interest on LIBOR Loans and RFR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)    Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a
360-day year for the actual days elapsed.

5.6    Limit on Rate of Interest.

(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the
Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

Section 6.    Conditions Precedent to Initial Borrowing.

The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between Holdings and the Administrative Agent.

6.1    Credit Documents. The Administrative Agent shall have received:

(a)    this Agreement, executed and delivered by a duly Authorized Officer of Holdings, the
Borrower and each Lender;

(b)    the Guarantee, executed and delivered by a duly Authorized Officer of each Guarantor;

(c)    the Pledge Agreement, executed and delivered by a duly Authorized Officer of the
Borrower and each other Guarantor;

(d)    the Security Agreement, executed and delivered by a duly Authorized Officer of the
Borrower and each other Guarantor;

(e)    the results of customary UCC, Tax, judgement and intellectual property lien searches each of a recent date listing all effective financing statements, lien notices or comparable documents; and

(f)    a completed perfection certificate executed and delivered by a duly Authorized Officer of each Credit Party, together with all attachments contemplated thereby.

6.2    Collateral. Except for any items referred to on Schedule 9.14:

(a)    all outstanding equity interests in whatever form of the Borrower and each Restricted
Subsidiary that is directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto;

(b)    the Collateral Agent shall have received the certificates and instruments representing
Equity Interests of the Borrower and of each Credit Party’s Restricted Subsidiaries and Pledged Debt (as defined in the Pledge Agreement) to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers or note endorsed in blank; and

(c)    all Uniform Commercial Code financing statements and filings with the United States
Patent and Trademark Office and United States Copyright Office required to be filed, registered or recorded to perfect the Liens created by the Security Documents to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent, and shall be in proper form, for filing, registration or recording.

6.3    Legal Opinions. The Administrative Agent shall have received the executed legal opinion of
Goodwin Procter LLP, special counsel to the Borrower.    The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4    Closing Certificates. The Administrative Agent (or its counsel) shall have received a certificate of each of the Borrower and each Guarantor, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions, executed by any Authorized Officer (or in the case of Holdings, any Director or authorized agent of Holdings) and the Secretary or any Assistant Secretary of the Borrower and each Guarantor, as applicable, and attaching the documents referred to in Section 6.5.

6.5     Authorization of Proceedings of the Borrower and the other Credit Parties; Corporate Documents.
The Administrative Agent shall have received (i) a copy of the resolutions of the board of directors or other managers of the Borrower and the other Credit Parties (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement or other comparable organizational documents, as applicable, of the Borrower and the other Credit Parties, (iii) certificates of Good Standing of the Borrower and the other Credit Parties issued and certified by the Secretary of State of the State of Delaware and the Commonwealth of Massachusetts, as applicable, and (iv) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of the Borrower and the other Credit Parties executing the Credit Documents to which it is a party.

6.6    Fees. The Agents and Lenders shall have received fees in the amounts previously agreed in writing to be received on the Closing Date and, to the extent invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), reasonable out-of-pocket expenses in the amounts previously agreed in writing to be paid on the Closing Date.

6.7    Solvency Certificate.    On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, or any other senior financial officer of Holdings or the Borrower to the effect that after giving effect to the Transactions, Holdings and its Subsidiaries on a consolidated basis are Solvent.

6.8    Patriot Act. The Administrative Agent shall have received at least three days prior to the Closing
Date, (i) a Beneficial Ownership Certification for the Borrower and (ii) such other documentation and information as is reasonably requested in writing at least seven Business Days prior to the Closing Date by the Administrative Agent about the Credit Parties to the extent the Administrative Agent and Holdings in good faith mutually agree is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

6.9    Financial Statements. The Lead Arranger and Bookrunner shall have received the Historical
Financial Statements.

6.10    No Default; Representations and Warranties. On the Closing Date, (a) no Default or Event of
Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects; provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects.

6.11    [Reserved].

6.12    Officer’s Certificate. The Administrative Agent shall have received from an Authorized Officer of the Borrower an officer’s certificate certifying that the conditions set forth in Section 6.10 are satisfied as of the Closing Date.

6.13    Existing Credit Facilities. Prior to or substantially concurrently with the Closing Date, (x) all revolving credit loans outstanding pursuant to the Existing Credit Facilities, together with all accrued and unpaid interest on such loans up to but excluding the Closing Date, shall have been repaid by the Borrower, (y) all revolving credit commitments under the Existing Credit Facilities shall have been terminated by the Borrower and (z) all accrued and unpaid fees and other amounts with respect to the Existing Credit Facilities shall have been paid. The Administrative Agent shall have received evidence reasonably satisfactory to it of the repayment by the Borrower of all outstanding amounts under the Existing Credit Facilities and the release of all guarantees, Liens and security interests related thereto.

For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 7.    Conditions Precedent to All Credit Events.

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction (or waiver by the applicable Lenders) of the following conditions precedent:

7.1    No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Loan made pursuant to Section 2.14 or 2.15) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) as of such earlier date).

7.2    Notice of Borrowing; Letter of Credit Request.

(a)    [Reserved].

(b)    Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 2.1(d) or Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(c)    Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit
Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

Section 8.    Representations and Warranties

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, Holdings and the Borrower make the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

8.1    Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

8.2    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit
Documents to which it is a party nor compliance with the terms and provisions thereof nor the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

8.4    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrower, threatened in writing against Holdings or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5    Margin Regulations. None of Holdings and its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the proceeds of any credit extension hereunder shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such credit extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Securities Exchange Act of 1934, as amended.

8.6    Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.

8.7    Investment Company Act. None of Holdings and its Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8    True and Complete Disclosure.

(a)    None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or any Restricted Subsidiary or any of their respective authorized representatives to the Administrative Agent, the Lead Arranger and Bookrunner, and/or any Lender on or before the Closing Date for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information and information of a general economic or general industry nature.

(b)    The projections (including financial estimates, budgets, forecasts, and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9    Financial Condition; Financial Statements.

(a)    The Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of Holdings and its Subsidiaries at the respective dates of said information, statements and results of operations for the respective periods covered thereby. As of the Closing Date, neither Holdings nor any Restricted Subsidiary has any material guarantee obligations or contingent liabilities or unusual forward or long-term commitments, in each case, that are not reflected in the most recent financial statements referred to in this paragraph, except as would not reasonably be expected to result in a Material Adverse Effect.

(b)    There has been no Material Adverse Effect since December 31, 2019.

Each Lender and the Administrative Agent hereby acknowledges and agrees that Holdings and its Subsidiaries may be required to restate Historical Financial Statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.

8.10    Compliance with Laws.    Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect.

8.11    Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a)
Holdings, the Borrower and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as a withholding agent) that have become due, other than those being contested in good faith and by appropriate proceedings diligently conducted if it has maintained adequate reserves (in the good faith judgment of management of Holdings, the Borrower or such Restricted Subsidiary, as applicable) with respect thereto in accordance with GAAP and (b) Holdings, the Borrower and each of the Restricted Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of management of Holdings, the Borrower or such Restricted Subsidiary, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable. There is no current or proposed Tax assessment, deficiency or other claim against Holdings, the Borrower or any Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect.

8.12    Compliance with ERISA.

(a)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Credit
Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Pension Plans and the regulations and the published interpretation thereunder and
(ii) no ERISA Event has occurred or is reasonably expected to occur.

(b)    Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan
Event has occurred or is reasonably expected to occur.
8.13     Subsidiaries.    Schedule 8.13 lists each Subsidiary of Holdings (and the direct and indirect ownership interest of Holdings therein), in each case existing on the Closing Date after giving effect to the Transactions.

8.14    Intellectual Property. Each of Holdings and its Restricted Subsidiaries owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted, except where the failure of the foregoing would not reasonably be expected to have a Material Adverse Effect. The operation of their respective businesses by each of Holdings and its Restricted Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except as would not reasonably be expected to have a Material Adverse Effect.

8.15    Environmental Laws.

(a)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) each of
Holdings and its Restricted Subsidiaries and their respective operations and properties are in compliance with all Environmental Laws; (ii) none of Holdings nor any Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of Holdings nor any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by Holdings or any of the Restricted Subsidiaries.

(b)    None of Holdings or any of the Restricted Subsidiaries has treated, stored, transported, released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.

8.16    Properties. Each of Holdings and its Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interest would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.17    Solvency. On the Closing Date (after giving effect to the Transactions) immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, Holdings and its Subsidiaries on a consolidated basis will be Solvent.

8.18    Patriot Act. On the Closing Date, Holdings and the Borrower have provided to the Administrative
Agent all information related to Holdings and its Restricted Subsidiaries (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender and the use of proceeds of the Loans will not violate the Patriot Act in any material respect.

8.19    OFAC and FCPA.

(a)    Holdings and its Restricted Subsidiaries will not, directly or indirectly, use the proceeds of the
Loans, to lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of unlawfully funding (i) any activities of or business with any Person that, at the time of such funding, is the target of Sanctions, (ii) any business with or involving any country or territory that, the time of such funding, is itself the target of comprehensive Sanctions (including Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine), or (iii) any other transaction that will result in a violation by any Person (including any Person participating in the transactions, whether as a underwriter, advisor, investor, lender or otherwise) of Sanctions.
(b)     Holdings and its Restricted Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of Holdings, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(c)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material

Adverse Effect, none of Holdings, the Borrower, the Restricted Subsidiaries or any of their respective directors, officers or, to the knowledge of Holdings, employees, Affiliates or agents, in each case, has, in the past three years, committed a violation of applicable regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the Patriot Act or the FCPA or any other anti-corruption law applicable to the Borrower and its Restricted Subsidiaries.

(d)    None of Holdings, the Borrower, the Restricted Subsidiaries or any of their respective directors, officers or, to the knowledge of Holdings, employees, Affiliates or agents, in each case, is an individual or entity currently included on OFAC’s list of Specially Designated Nationals and Blocked Persons or is the target of Sanctions administered by OFAC or the U.S. Department of State, nor is the Borrower or any Restricted Subsidiary located, organized or resident in a country or territory that itself is the subject of comprehensive Sanctions.

Section 9.    Affirmative Covenants.

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated or been collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations and Secured Cash Management Obligations and Letters of Credit collateralized in accordance with the terms of this Agreement), are paid in full:

9.1    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)    Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions), the consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of each fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated and/or combined figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Holdings or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (other than any exception, explanatory paragraph or qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness, (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).

(b)    Quarterly Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of the applicable quarterly period, and setting forth comparative consolidated and/or combined figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of
Holdings as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings and its Restricted Subsidiaries as at such date and for such periods in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes.

(c)    Beneficial Ownership Certification. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

(d)    Officer’s Certificates.    Not later than five days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of Holdings or the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and the Unrestricted Subsidiaries as at the end of the fiscal year or the fiscal quarter, as the case may be, from the Restricted Subsidiaries and the Unrestricted Subsidiaries, respectively, identified to the Lenders on the Closing Date or in the most recent certificate delivered pursuant to this clause (d) in which any such changes were disclosed, as the case may be, and (ii) the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio as of the last day of the applicable Test Period (together with supporting calculations) and the then applicable Status. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized

Officer of Holdings or the Borrower setting forth changes to the legal name, jurisdiction of formation and type of entity and, solely with respect to any Credit Party organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement, organizational number (or equivalent) of any Credit Party or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d) in which any such changes were disclosed, as the case may be.

(e)    Notice of Default or Litigation. Promptly after an Authorized Officer of Holdings or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against Holdings or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f)    Environmental Matters. Promptly after an Authorized Officer of Holdings or any of the
Restricted Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:

(i) Real Estate; and any pending or threatened Environmental Claim against any Credit Party or any
(ii)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.

(g)    [Reserved].

(h)    Other Information. Promptly upon filing thereof, copies of any filings (including on Form
10-K, 10-Q or 8-K) or registration statements (other than drafts of pre-effective versions of registration statements) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Holdings or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices, and reports that Holdings or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of Holdings and/or any of the Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided, that none of Holdings or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law or any agreement binding on a third-party, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) that is otherwise subject to Section 13.16.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of Holdings and its Restricted Subsidiaries by furnishing (A) the applicable financial statements of the Borrower or any direct or indirect parent of Holdings or (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to clauses (a), (b), and (h) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet; (ii) such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided, that the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission ) of such documents to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Each Credit Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 9.1(a), (b) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any material nonpublic information.

9.2    Books, Records, and Inspections. Holdings will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of Holdings and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of Holdings and any such Subsidiary and discuss the affairs, finances and accounts of Holdings and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which such visit will be at Holdings’ expense, and (c) notwithstanding anything to the contrary in this Section 9.2, none of Holdings or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on a third-party or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants.

9.3    Maintenance of Insurance. (a) Holdings will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried and
(b) if at any time the area in which any improvements located on any Mortgaged Property is designated by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each applicable Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Insurance Laws and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance. Each such policy of general liability (including excess and umbrella general liability), property or casualty insurance shall (i) in the case of each general liability (including excess and umbrella general liability) insurance policy, name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and
(ii) in the case of each property or casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the loss payee thereunder; provided that, unless an Event of Default shall have occurred and be continuing subject to Section 5.2, (A) all proceeds from insurance policies shall be paid to the Borrower or applicable Guarantor, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall, promptly following receipt of an Officer’s Certificate of the Borrower certifying that no Event of Default has occurred and is continuing, turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower or any of its

Subsidiaries, and (C) the Collateral Agent agrees that Holdings and its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.

9.4    Payment of Taxes. Except (i) as would not reasonably be expected to have a Material Adverse
Effect or (ii) Taxes that are being contested in good faith and by appropriate proceedings diligently conducted for which adequate reserves have been made with respect thereto in accordance with GAAP, Holdings will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all material Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of Holdings or any of the Restricted Subsidiaries.

9.5    Preservation of Existence; Consolidated Corporate Franchises. Holdings will, and will cause each
Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that Holdings and its Subsidiaries may consummate any transaction permitted under Permitted Investments and Sections 10.2, 10.3, 10.4, or 10.5.

9.6    Compliance with Statutes, Regulations, Etc.    Holdings will, and will cause each Restricted
Subsidiary to, (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, including, without limitation, applicable laws administered by OFAC, the FCPA and the Patriot Act the rules and regulations promulgated thereunder, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of clauses (a), (b), and (c) of this Section 9.6, where the failure to so act would not reasonably be expected to result in a Material Adverse Effect.

9.7    ERISA. (a) Holdings will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any of its Subsidiaries may request with respect to any Multiemployer Plan to which a Credit Party or any of its Subsidiaries is obligated to contribute; provided that if the Credit Parties or any of their Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; provided, further, that the rights granted to the Administrative Agent in this Section 9.7(a) shall be exercised not more than once with respect to the same Multiemployer Plan during any applicable plan year, and (b) Holdings will notify the Administrative Agent promptly following the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to result in liability of any Credit Party that would reasonably be expected to have a Material Adverse Effect.

9.8    Maintenance of Properties. Holdings will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.9    Transactions with Affiliates. Holdings will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than Holdings and its Restricted Subsidiaries) involving aggregate payments or consideration in excess of the greater of (x) $75,000,000 and (y) 7.5% of Consolidated EBITDA for any individual transaction or series of related transactions on terms that are at least substantially as favorable to Holdings or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of Holdings or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to (a) [reserved], (b) transactions permitted by Section 10.5, (c) the consummation of the Transactions and the payment of the Transaction Expenses, (d) the issuance of Capital Stock or Stock Equivalents of (x) Holdings (or any direct or indirect parent thereof) or (y) any of its Subsidiaries not otherwise prohibited by the Credit Documents, (e) loans, advances and other transactions between or among Holdings, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which Holdings or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of Holdings but for Holdings’ or a Subsidiary’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10 (other than to the extent permitted by reference to this Section 9.9), (f) (i) employment and severance arrangements between Holdings and its Restricted Subsidiaries and their respective employees, directors, officers, managers, consultants or independent contractors (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith) and (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of Holdings or any of its Subsidiaries, (g) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business, (h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, employees, directors, officers, managers, consultants or independent contractors of Holdings (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and the Subsidiaries, (i) transactions undertaken pursuant to membership in a purchasing consortium, (j) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower in good faith), (k) subject to Section 10.8,
(i) intellectual property licenses in the ordinary course of business and (ii) intercompany intellectual property licenses and research and development agreements in the ordinary course of business, (l) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable, (m) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof, (n) any customary transactions with a Receivables Subsidiary effected as part of a Receivables Facility and (o) transactions that have been approved by a majority of the disinterested members of the board of directors of Holdings, as evidenced by resolutions adopted by the board of directors of Holdings and delivered to the Administrative Agent.

9.10    End of Fiscal Years. Holdings will, for financial reporting purposes, cause each of its, and each of the Restricted Subsidiaries’, fiscal years to end on dates consistent with past practice; provided, however, that Holdings may, upon written notice to the Administrative Agent change the financial reporting convention specified above to (x) align the dates of such fiscal year and for any Restricted Subsidiary whose fiscal years end on dates different from those of Holdings or (y) any other financial reporting convention (including a change of fiscal year) reasonably acceptable (such consent not to be unreasonably withheld or delayed) to the Administrative Agent, in which case Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11    Additional Guarantors and Grantors. Subject to the Perfection Exceptions and any applicable limitations set forth in the Security Documents, Holdings will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), and each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), and Holdings may at its option cause any Domestic Subsidiary, to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Credit Parties on the Closing Date and pursuant to Section 9.14(d) in the case of such Credit Parties. Except with respect to the Irish Share Charge, no Credit Party or any Restricted Subsidiary that is a Domestic Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia).

9.12    Pledge of Additional Stock and Evidence of Indebtedness. Subject to the Perfection Exceptions
and any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would reasonably be expected to result in material adverse Tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, Holdings will and will cause (i) all certificates representing Capital Stock and Stock Equivalents of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by Holdings or any other Credit Party, (ii) all evidences of Indebtedness in excess of the greater of (x) $20,000,000 and (y) 2.0% of Consolidated EBITDA received by Holdings or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4, and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of the greater of (x) $20,000,000 and (y) 2.0% of

Consolidated EBITDA that is owing to Holdings or any other Credit Party, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing any promissory note among Holdings and/or its Subsidiaries need not be delivered to the Collateral Agent so long as (i) a global intercompany note superseding such promissory note has been delivered to the Collateral Agent, (ii) such promissory note is not delivered to any other party other than Holdings or any other Credit Party, in each case, owed money thereunder, and (iii) such promissory note indicates on its face that it is subject to the security interest of the Collateral Agent.

9.13    Use of Proceeds.

(a)    [Reserved].

(b)    The Borrower will use Letters of Credit, Revolving Loans and Swingline Loans for working capital and general corporate purposes (including any transaction not prohibited by the Credit Documents).

9.14    Further Assurances.

(a)    Subject to the Perfection Exceptions and the terms of Sections 9.11 and 9.12, this Section 9.14 and the Security Documents, Holdings will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of Holdings and its Restricted Subsidiaries.

(b)    Subject to the Perfection Exceptions and any applicable limitations set forth in the Security
Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse Tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, if any assets (other than Excluded Property) (including any real estate or improvements thereto or any interest therein but excluding Capital Stock and Stock Equivalents of any Subsidiary and excluding any real estate which the Borrower or applicable Credit Party intends to dispose of pursuant to a Permitted Sale Leaseback so long as actually disposed of within 270 days of acquisition (or such longer period as the Administrative Agent may reasonably agree)) with a book value in excess of $20,000,000 (at the time of acquisition) are acquired by Holdings or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document, Holdings will notify the Collateral Agent, and, if requested by the Collateral Agent, Holdings will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days, unless extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

(c)    [reserved].
(d)     Post-Closing Covenant. Holdings agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.14 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.14 with respect to such action or such later date as the Administrative Agent may reasonably agree.

9.15    Lines of Business.    Holdings and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by Holdings and the Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or Permitted Investment).

Section 10.    Negative Covenants

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated or been collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees, and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations and Secured Cash Management Obligations and Letters of Credit, collateralized in accordance with the terms of this Agreement), are paid in full:

10.1    Limitation on Indebtedness. Holdings will not, and will not permit any Restricted Subsidiary to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Guarantors, preferred stock;

provided that Holdings, the Borrower and their Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if, after giving effect thereto (and any other related transactions) on a pro forma basis (but without netting the cash proceeds of any amounts then being incurred in reliance on this first paragraph of Section 10.1), the Borrower is in compliance with a Consolidated Total Debt to Consolidated EBITDA Ratio of 6.00 to 1.00; provided, further, that (x) the aggregate outstanding principal amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock incurred or issued pursuant to this first paragraph of Section 10.1 by Restricted Subsidiaries that are not Guarantors, together with the aggregate outstanding principal amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock incurred or issued pursuant Section 10.1(n)(x) by Restricted Subsidiaries that are not Guarantors, shall not exceed the greater of (x) $300,000,000 and (y) 30.0% of Consolidated EBITDA at the time of incurrence and (y) such Indebtedness otherwise complies with clauses (iv), (v), (vi), (vii) and (viii) of the definition of “Permitted Other Indebtedness”.

The foregoing limitations will not apply to:

(a)    Indebtedness arising under the Credit Documents;

(b)    the incurrence or issuance by Holdings or any Restricted Subsidiary of Indebtedness,
Disqualified Stock or preferred stock the net cash proceeds of which will be used to refinance, replace, refund, redeem, repurchase, retire, extend, renew or defease (collectively, “Refinance”) Permitted Convertible Indebtedness (“Refinancing Convertible Indebtedness”); provided that (1) the initial principal amount of such Refinancing Convertible Indebtedness does not exceed the principal amount of any Permitted Convertible Indebtedness to be refinanced, plus any accrued and unpaid interest, plus the amount of any defeasance costs and any reasonable fees, costs and expenses incurred or payable or projected in good faith to be incurred or payable in connection therewith or the incurrence or issuance of such Indebtedness, Disqualified Stock or preferred stock (excluding, for the avoidance of doubt, any premiums or similar fees, costs and expenses), (2) such Refinancing Convertible Indebtedness has a maturity date and weighted average life to maturity at the time such Refinancing Convertible Indebtedness is incurred or issued which is not earlier than the maturity date of or less than the remaining weighted average life to maturity of, the Permitted Convertible Indebtedness to be refinanced, (3) such Refinancing Convertible Indebtedness is unsecured and the obligors thereof shall be Credit Parties, (4) within 180 days following the date such Refinancing Convertible Indebtedness is incurred or issued, (x) the net cash proceeds of such Refinancing Convertible Indebtedness are applied to Refinance Permitted Convertible Indebtedness and/or pay any reasonable fees, costs and expenses incurred or payable in connection therewith or (y) such Refinancing Convertible Indebtedness is re-designated as incurred or issued in reliance on another available exception in accordance with Section 1.11, and (5) to the extent the terms and conditions of such Refinancing Convertible Indebtedness are not substantially identical to the terms and conditions of the applicable Refinanced Permitted Convertible Indebtedness, such terms and conditions shall not be materially more restrictive to Holdings and the Restricted Subsidiaries (as determined in good faith by the Borrower), when taken as a whole, than the terms of such Refinanced Permitted Convertible Indebtedness (it being understood that (A) to the extent that any such more favorable terms are added for the benefit of any then-existing Term Loans or Revolving Credit Loans or Revolving Credit Commitments, such materially more restrictive terms shall be permitted and (B) any materially more restrictive terms that are only applicable after the Latest Maturity Date shall be permitted); provided that, for the avoidance of doubt, this clause (5) shall not apply to (x) terms addressed in the other clauses of this clause (b) or (y) pricing, interest rate margins, discounts, voluntary prepayment terms and premiums, rate floors, fees and currency types and denominations; provided, further, that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Refinancing Convertible Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Refinancing Convertible Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(c)    (i) Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.1 and (ii) intercompany Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.1 (other than intercompany Indebtedness owed by a Credit Party to another Credit Party);

(d)    Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by Holdings or any Restricted Subsidiary, to finance the purchase, lease, construction, installation, maintenance, repair, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of Holdings or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Holdings or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $470,000,000 and (y) 50.0% of Consolidated EBITDA at the time of incurrence; provided that Capitalized Lease Obligations incurred by Holdings or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale Leaseback in an aggregate principal amount not to exceed the greater of (x) $150,000,000 and (y) 15.0% of Consolidated EBITDA at any time outstanding shall not be subject to the foregoing limitation so long as the proceeds of such Permitted Sale Leaseback are used by Holdings or such Restricted Subsidiary in accordance with Section 10.4;

(e)    Indebtedness incurred by Holdings or any Restricted Subsidiary (including letter of credit obligations consistent with past practice constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(f)    Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(g)    Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Guarantor is subordinated in right of payment to Holdings’ Guarantee; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(h)    Indebtedness of a Restricted Subsidiary owing to Holdings or any Restricted Subsidiary;
provided that if the Borrower or a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Guarantor, such Indebtedness is subordinated in right of payment to the Obligations and to the Guarantee of such Guarantor as the case may be; provided, further, that any subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(i)    shares of preferred stock of a Restricted Subsidiary issued to Holdings or another
Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Holdings or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;

(j)     purposes); Hedging Obligations (excluding Hedging Obligations entered into for speculative
(k)    obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by Holdings or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees, trade letters of credit, warehouse receipts, customs bonds or similar instruments issued to support performance obligations (other than obligations in respect of Indebtedness) or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(l)    (i) Indebtedness, Disqualified Stock and preferred stock of Holdings or any Restricted
Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by Holdings since immediately after the Closing Date from the issue or sale of Equity Interests (excluding the issuance of Equity Interests with respect to any convertible indebtedness) of Holdings or cash contributed to the capital of Holdings (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to Holdings or any of its Subsidiaries) as determined in accordance with Sections 10.5(a)(iii)(B) and 10.5(a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.5(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) and (ii) Indebtedness, Disqualified Stock or preferred stock of Holdings or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred or issued pursuant to this clause (l)(ii), does not at any one time outstanding exceed the greater of (x) $300,000,000 and (y) 30.0% of Consolidated EBITDA at the time of incurrence;

(m)    the incurrence or issuance by Holdings or any Restricted Subsidiary of Indebtedness,
Disqualified Stock or preferred stock which serves to Refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this Section 10.1 and clause (c), clause (d) and clause (l)(i) above, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so Refinance such Indebtedness, Disqualified Stock or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness (1) has a maturity date and weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not earlier than or less than the remaining weighted average life to maturity of the Indebtedness, Disqualified Stock or preferred stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured, such Refinancing Indebtedness is unsecured, (ii) Indebtedness that is secured by a Lien on the assets of Holdings or any of its Restricted Subsidiaries, such Liens shall not encumber assets that did not secure the Indebtedness being refinanced and such Liens rank equal to or junior to the Liens securing the Indebtedness being refinanced, (iii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and (iv) Indebtedness subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being refinanced and (3) shall have the same borrowers, issuers and guarantors as the Indebtedness, Disqualified Stock or preferred stock being Refinanced;

(n)    Indebtedness, Disqualified Stock or preferred stock of (x) Holdings or a Restricted
Subsidiary incurred or issued to finance an acquisition, merger, or consolidation; provided that (1) the aggregate outstanding principal amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock incurred or issued pursuant to this clause (n)(x) by Restricted Subsidiaries that are not Guarantors, together with the aggregate outstanding principal amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock incurred or issued pursuant the first paragraph of Section 10.1 by Restricted Subsidiaries that are not Guarantors, shall not exceed the greater of
(x) $300,000,000 and (y) 30.0% of Consolidated EBITDA at the time of incurrence and (2) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness” (excluding clause
(ii) and (iii) of such definition and only in the case of clause (2) of the proviso below excluding clause (i) of such definition), or (y) Persons that are acquired by Holdings or any Restricted Subsidiary or merged into or consolidated with Holdings or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary a Restricted Subsidiary) and, with respect to clause (y), to the extent not incurred or issued in contemplation of such acquisition, designation, merger or consolidation; provided, further, that after giving pro forma effect to any such acquisition, merger, consolidation or designation described in the foregoing clauses (x) and (y) of this clause (n) and any other related transaction (but without netting the cash proceeds of any amounts then being incurred in reliance on this clause (n)): (1) in the case of any Indebtedness that is secured by a Lien on the assets of Holdings or its Restricted Subsidiaries, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be less than or equal to 3.00:1.00 or (2) in the case of any unsecured Indebtedness, the Consolidated Total Debt to Consolidated EBITDA Ratio shall be less than or equal to 6.00:1.00;

(o)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p)    (i) Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of Holdings to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;
(q)     (1) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Guarantor such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (2) any guarantee by a Credit Party of Indebtedness of Holdings;

(r)    Indebtedness, Disqualified Stock or preferred stock incurred or issued by Restricted
Subsidiaries that are not Guarantors in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred or issued pursuant to this clause (r), does not to exceed the greater of (x) $300,000,000 and (y) 30.0% of Consolidated EBITDA at any one time outstanding;

(s)    Indebtedness of Holdings or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(t)    (i) Indebtedness of Holdings or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of “Cash Management Services” and (ii) Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings and its Restricted Subsidiaries;

(u)    Indebtedness consisting of Indebtedness issued by Holdings or any of the Restricted
Subsidiaries to future, current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent described in clause
(4)    of Section 10.5(b);

(v)    Indebtedness of Holdings or any Restricted Subsidiary of Holdings that is incurred in connection with lease agreements where such entity is considered the owner for accounting purposes only, or build-to-suit leases, to the extent such entity is involved in the construction of structural improvements or takes construction risk prior to commencement of a lease where such entity does not meet the sale-leaseback criteria for derecognition of the building assets and liability, incurred in the ordinary course of business, and which in all cases is characterized on Holdings’ balance sheet as “Lease Financing Obligations” or any replacement term in accordance with GAAP;

(w)    Indebtedness incurred in the ordinary course of business in connection with incentive or other economic development programs provided or offered by any Governmental Authority, including, without limitation, tax credit programs, tax-exempt bonds and notes and forgivable loan programs incurred in the ordinary course of business;

(x)    Indebtedness incurred in connection with “bonds-for-title” or “bond-lease” transactions in the ordinary course of business under Georgia law;

(y)    [reserved];

(z)    (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licenses, sub-licenses and distribution partners and (ii) Indebtedness incurred by Holdings or any Subsidiary as a result of operating leases entered into by the Borrower or any direct or indirect parent of the Borrower in the ordinary course of business;
(aa)    (i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a
Permitted Debt Exchange in accordance with Section 2.15 (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”; provided that such Indebtedness may be unsecured or subordinated Indebtedness;

(bb) Transaction; Indebtedness in respect of any Permitted Bond Hedge Transaction or Permitted Warrant
(cc)    (i) Permitted Other Indebtedness; provided that the aggregate principal amount of all such
Permitted Other Indebtedness issued or incurred pursuant to this clause (cc) shall not exceed the Maximum Incremental Facilities Amount at any one time outstanding and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”; and

(dd)    Indebtedness, Disqualified Stock or preferred stock incurred or issued on behalf, or representing guarantees of Indebtedness, Disqualified Stock or preferred stock incurred or issued by, joint ventures in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred or issued pursuant to this clause (dd), does not to exceed the greater of (x)
$150,000,000 and (y) 15.0% of Consolidated EBITDA at any one time outstanding.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Convertible Indebtedness, Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (a) and (l)(i) above shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

10.2    Limitation on Liens.

(a)    Holdings will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”), except:

(i)    if such Subject Lien is a Permitted Lien; and

(ii)    in the case of any asset or property that, but for this clause (ii), does not constitute
Collateral, any Subject Lien if the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Debt) the obligations secured by such Subject Lien.

(b)    Any Lien created for the benefit of the Secured Parties pursuant to clause (ii) in the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

10.3    Limitation on Fundamental Changes. Holdings will not, and will not permit any of the Restricted
Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of Holdings or any other Person may be merged, amalgamated or consolidated with or into Holdings, SK Retail, Inc. or the Borrower; provided that (A) Holdings, SK Retail, Inc. or the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings, SK Retail, Inc. or the Borrower (such other Person, the “Successor Entity”), (1) the Successor Entity shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Entity shall expressly assume all the obligations of Holdings, SK Retail, Inc. or the Borrower, as applicable, but in any event if the Borrower is a party thereto, the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Entity’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) [reserved] and (6) the Successor Entity shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Entity will succeed to, and be substituted for, the Borrower under this Agreement); provided, further, that the Borrower agrees to provide any documentation and other information about the Successor Entity as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;
(b)     so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of Holdings (other than the Borrower or any Parent Entity of the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of Holdings; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries of Holdings, (A) a Restricted Subsidiary of Holdings shall be the continuing or surviving Person or (B) Holdings shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary of Holdings) to become a Restricted Subsidiary of Holdings, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;

(c)    any Restricted Subsidiary of Holdings (other than the Borrower or any Parent Entity of the Borrower) may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or dispose of its assets if (i) such transaction is undertaken in good faith to improve the tax efficiency of Holdings and its Subsidiaries and (ii) after giving effect to such transaction, each of the security interest of the Collateral Agent in the Collateral, taken as a whole, and the value of the Guarantees, taken as a whole, is not materially impaired;

(d)    (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or any other Restricted Subsidiary or (ii) any Credit Party (other than the Borrower, Holdings or any Parent Entity of the Borrower) may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Credit Party;

(e)    (i) any Subsidiary of Holdings (other than the Borrower or any Patent Entity thereof) may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to a Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets and (ii) SK Retail, Inc. may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or Holdings; provided that the requirements set forth in clause (a) above, to the extent applicable, are complied with as if SK Retail, Inc. had been merged with or into Holdings or the Borrower;

(f)    any Restricted Subsidiary of Holdings (other than the Borrower or any Parent Entity of the Borrower) may liquidate or dissolve if (i) Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary of Holdings is a Credit Party, any assets of such Restricted Subsidiary of Holdings not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5 or, in the case of any such business, not discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(g)    Holdings and its Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect an Asset Sale permitted by Section 10.4 (or conveyance, sale, lease, assignment or disposition that does not constitute an Asset Sale pursuant to the definition of “Asset Sale”) or an investment permitted pursuant to Section 10.5 or an investment that constitutes a Permitted Investment, in each case, other than in respect of a disposition (or series of related dispositions) or similar transaction (or series of related transactions) that results in the sale, conveyance or other transfer of all or substantially all of the assets of Holdings, the Borrower or any Parent Entity of the Borrower; and

(h)    so long as no Event of Default has occurred and is continuing or would result therefrom and such change would not have a material adverse effect on the guarantees or the Obligations or the Collateral securing the Obligations, Holdings or any Restricted Subsidiary of Holdings may change its legal form.

10.4    Limitation on Sale of Assets. Holdings will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(a)    Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(b)    except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i)    any liabilities (as reflected on Holdings’ most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Holdings’ consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Holdings) of Holdings, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which Holdings and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)    any securities, notes or other obligations or assets received by Holdings or such
Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii)    Indebtedness, other than liabilities that are by their terms subordinated to the
Loans, that are of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Holdings and all Restricted Subsidiaries have been validly released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale; and

(iv)    any Designated Non-Cash Consideration received by Holdings or such
Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $65,000,000 and (y) 6.5% of Consolidated EBITDA at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this Section 10.4 of this provision and for no other purpose.

(c)    any Net Cash Proceeds of such Asset Sale that, when taken together with any Net Cash
Proceeds received by Holdings and its Restricted Subsidiaries in respect of all other Asset Sales consummated during the same fiscal year and not applied or reinvested in accordance with the provisions of this Section 10.4(c), are in excess of the greater of (x) $150,000,000 and (y) 15% of Consolidated EBITDA are used by Holdings or such Restricted Subsidiary within the Reinvestment Period to either (i) repay, repurchase or otherwise redeem Indebtedness and/or (ii) invest such Net Cash Proceeds in assets useful for the business of Holdings or its Restricted Subsidiaries; provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of such Net Cash Proceeds to have been reinvested in accordance with the provisions of this Section 10.4(c) (it being understood that such deemed expenditures shall have been made no earlier than the earliest of notice of the contemplated Asset Sale to the Administrative Agent, execution of a definitive agreement for such Asset Sale and consummation of such Asset Sale).

10.5    Limitation on Restricted Payments.

(a)    Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)    declare or pay any dividend or make any payment or distribution on account of Holdings’
or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A)    dividends or distributions by Holdings payable in Equity Interests (other than Disqualified Stock) of Holdings or in options, warrants or other rights to purchase such Equity Interests, or

(B)    dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of
Holdings or any direct or indirect parent company of Holdings, including in connection with any merger or consolidation;

(3)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of Holdings or any Restricted Subsidiary, other than (A) Indebtedness permitted under clauses (g) and (h) of Section 10.1 or (B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4)    make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)    no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or
11.5 (solely with respect to Holdings or the Borrower) shall have occurred and be continuing or would occur as a consequence thereof); and

(ii)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clause (1) of Section 10.5(b) below, but excluding all other Restricted Payments permitted by Section 10.5(b)), is less than the sum of (without duplication) (the sum of the amounts attributable to clauses (A) through (E) below is referred to herein as the “Available Amount”):

(A)    the greater of (x) $250,000,000 and (y) 25.0% of Consolidated EBITDA, plus
(B)     100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by Holdings since immediately after the Closing Date (other than to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(i) of Section 10.1) from the issue or sale of (x) Equity Interests of Holdings (excluding the issuance of Equity Interests with respect to any convertible indebtedness), including Retired Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (A) Equity Interests to any employee, director, officer, manager, consultant or independent contractor of Holdings, any direct or indirect parent company of Holdings and Holdings’ Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below, and (B) Designated Preferred Stock, and, to the extent such net cash proceeds are actually contributed to Holdings, Equity Interests of any direct or indirect parent company of Holdings (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below) or (y) Indebtedness of Holdings or a Restricted Subsidiary (excluding convertible indebtedness) that has been converted into or exchanged for such Equity Interests of Holdings or any direct or indirect parent company of Holdings; provided that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of Holdings sold to a Restricted Subsidiary or Holdings, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions, plus

(C)    100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of Holdings following the Closing Date (other than Equity Interests issued upon conversion of convertible indebtedness or to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(i) of Section 10.1), (ii) are contributed by a Restricted Subsidiary or
(iii)    constitute Excluded Contributions, plus

(D)    100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of (A) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of Restricted Investments made by Holdings and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings and its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Holdings or the Restricted Subsidiaries, in each case, after the Closing Date; or (B) the sale (other than to Holdings or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Holdings or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date, plus

(E)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted
Subsidiary after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by Holdings or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below or to the extent such Investment constituted a Permitted Investment.

(b)    The foregoing provisions of Section 10.5(a) will not prohibit:

(1)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2)    (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests
(“Retired Capital Stock”) or Subordinated Indebtedness of Holdings or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent company of Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings or any direct or indirect Parent Entity or management investment vehicle to the extent contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.5(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Holdings) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of Holdings or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Holdings, or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) if such Subordinated Indebtedness is subordinated to the Obligations, such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) secured by a Lien ranking junior to the Liens securing the Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings or any direct or indirect parent company of Holdings or management investment vehicle held by any future, present or former employee, director, officer, manager, consultant or independent contractor of Holdings, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle, or their estates, descendants, family, spouse or former spouse pursuant to any equity incentive plan, management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings or any direct or indirect Parent Entity or management investment vehicle in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of Holdings or any direct or Parent Entity or management investment vehicle in connection with the Transactions; provided that, except with respect to non-discretionary purchases, the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed in any calendar year the greater of (x) $250,000,000 and (y) 25.0% of Consolidated EBITDA (with unused amounts in any immediately preceding calendar year being carried over to succeeding calendar years provided the aggregate amount carried over in any calendar year shall not exceed the greater of (x) $100,000,000 and (y) 10.0% of Consolidated EBITDA); provided, further, that both before and after giving effect to any such repurchase, retirement or other acquisition or retirement for value, no Event of Default shall exist or result therefrom; and provided, further, that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, consultants or independent contractors of Holdings, any direct or indirect Parent Entity or management investment vehicle or any Restricted Subsidiary, or their estates, descendants, family, spouse or former spouse pursuant in connection with a repurchase of Equity Interests of Holdings or any direct or indirect Parent Entity or management investment vehicle will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;

(5)    the declaration and payment of dividends to holders of any class or series of Disqualified
Stock of Holdings or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1; provided that, for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such declaration and payment of dividends, after giving effect to such declaration and payment of dividends on a pro forma basis, Holdings and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(6)    (A) the declaration and payment of dividends to holders of any class or series of
Designated Preferred Stock (other than Disqualified Stock) issued by Holdings after the Closing Date; (B) the declaration and payment of dividends to any direct or indirect parent company of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to Holdings from the sale of such Designated Preferred Stock; or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 10.5(b); provided that, in the case of each of (A), (B), and (C) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, Holdings and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)    (I)(a) the payment of the premium to the hedge provider due under and determined in accordance with a Permitted Bond Hedge Transaction after giving effect to the setoff or any premium or other payments due to Holdings or such Restricted Subsidiary under and determined in accordance with such Permitted Bond Hedge Transaction or any Permitted Warrant Transaction or (b) any payments or deliveries to the hedge provider required under and determined in accordance with the Permitted Warrant Transaction, in each case, (i) by delivery of Holdings’ Equity Interests (other than Disqualified Equity Interests) upon settlement thereof or (ii) by (A) payment of an early termination amount in common stock upon any early termination thereof or (B) set-off against payments or deliveries received from the hedge provider under a Permitted Bond Hedge Transaction or (II) any payments (other than any payment(s) of any premium(s), prepayment amount(s), strike price(s) or other applicable purchase price, costs, expenses or any other payments (whether absolute or contingent) for a Permitted Structured Repurchase Transaction at the time of entry into such Permitted Structured Repurchase Transaction) or deliveries to a Structured Repurchase Dealer required under and determined in accordance with a Permitted Structured Repurchase Transaction, in each case, (i) by delivery of Holdings’ Equity Interests upon settlement thereof or (ii) by payment of an early termination amount in common stock upon any early termination thereof;

(8)    (i) payments made or expected to be made by Holdings or any Restricted Subsidiary in respect of withholding or similar Taxes payable or expected to be payable by any future, present or former employee, director, officer, manager, consultant or independent contractor of Holdings or any Restricted Subsidiary of Holdings (or their respective Affiliates, management investment vehicles, estates, descendants, family members, spouses and former spouses and any trusts, limited liability companies, corporations, partnerships or other entities for the benefit of, or controlled by, any of the foregoing) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests (including, without limitation, restricted stock units) of Holdings (or any direct or indirect parent company of

Holdings) and repurchases of Equity Interests (including, without limitation, restricted stock units) deemed to occur upon the exercise of stock options or the grant, vesting or delivery of Equity Interests to the extent the Equity Interests subject to such repurchase represent a portion of the exercise price of such options or warrants, (ii) payments or other adjustments to outstanding Equity Interests in accordance with any incentive equity plan, management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment and (iii) so long as any Restricted Subsidiary is a member of a consolidated, combined or unitary group of which Holdings (or any direct or indirect parent entity of Holdings) is the parent for foreign, federal, state, provincial or local income Tax purposes, payments the proceeds of which will be used to pay the Tax liability to each foreign, federal, state, provincial or local jurisdiction in respect of which such a consolidated, combined, unitary or affiliated income Tax return is filed by Holdings (or any direct or indirect parent entity of Holdings) that includes the Restricted Subsidiary, to the extent such Tax liability is attributable to the taxable income of such Restricted Subsidiary; provided that (x) for each taxable period, the amount of such payments made with respect to such taxable period shall not exceed the amount that the relevant Restricted Subsidiary and its Subsidiaries would have been required to pay as a stand-alone Tax group; and (y) the permitted payment pursuant to this clause (iii) with respect to the Taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by such Unrestricted Subsidiary to Holdings or any of its Restricted Subsidiaries for the purpose of paying such consolidated, combined, unitary or affiliated Taxes;

(9)    [reserved];

(10)    Restricted Payments in an amount that does not exceed the amount of Excluded
Contributions made since the Closing Date;

(11)    other Restricted Payment in an aggregate amount taken together with all other Restricted
Payments made pursuant to this clause (11) not to exceed the greater of (a) $250,000,000 and (b) 25.0% of Consolidated EBITDA at the time made;

(12)    distributions or payments of Receivables Fees;

(13)    Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $200,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Test Period at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14)    other Restricted Payments; provided that after giving pro forma effect to such Restricted
Payments, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be less than or equal to the maximum Consolidated Senior Secured Debt to Consolidated EBITDA Ratio permitted under Section 10.7 as of the last day of the most recently ended Test Period (determined after giving effect to any applicable Step-Up as if such Step-Up had been effective as of the last day of the then most recently ended Test Period);

(15)    repurchases of Equity Interests of Holdings issued upon a conversion or exchange of any
Permitted Convertible Indebtedness (and the payment of cash in lieu of fractional shares) with the proceeds of any other Permitted Convertible Indebtedness incurred substantially concurrently with such conversion or exchange;

(16)    the repurchase, redemption or other acquisition for value of Equity Interests of Holdings deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Holdings, in each case, permitted under this Agreement;
(17)     the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(18)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt in an aggregate amount pursuant to this clause (18) not to exceed the greater of (x)
$135,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period; and

(19)    payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 10.3;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10) (but only if the Excluded Contribution was made more than six months prior to such time), (11), (14) and (18) above, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a

Restricted Investment, no Event of Default under Section 11.1 or 11.5 (solely with respect to Holdings or the Borrower) shall have occurred and be continuing or would occur as a consequence thereof).

Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.5(a) or under clauses (10), (11) or (13) of Section 10.5(b), or pursuant to the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of “Unrestricted Subsidiary”. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

(c)    To the extent any Permitted Debt Exchange Notes are issued pursuant to Section 10.1(aa) for the purpose of consummating a Permitted Debt Exchange, (i) Holdings will not, and will not permit any Restricted Subsidiary to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless Holdings or a Restricted Subsidiary shall concurrently voluntarily prepay Term Loans pursuant to Section 5.1(a) on a pro rata basis among the Term Loans, in an amount not less than the product of (a) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (b) the aggregate principal amount (calculated on the face amount thereof) of Term Loans then outstanding and (ii) Holdings will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.15(a), Section 10.1(aa), or the definition of “Permitted Other Indebtedness” or that would result in a Default hereunder if such Permitted Debt Exchange Notes (as so amended or modified) were then being issued or incurred.

10.6    Limitation on Subsidiary Distributions. Holdings will not permit any of the Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)    (i) pay dividends or make any other distributions to Holdings or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to Holdings or any Restricted Subsidiary;

(b)    make loans or advances to Holdings or any Restricted Subsidiary; or

(c)     Subsidiary; sell, lease or transfer any of its properties or assets to Holdings or any Restricted except (in each case) for such encumbrances or restrictions (x) which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due or (y) existing under or by reason of:

(i)    contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;

(ii)    [reserved];

(iii)    purchase money obligations for property acquired in the ordinary course of business or consistent with past practice and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(iv)    Requirements of Law or any applicable rule, regulation or order;

(v)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into Holdings or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(vi)    contracts for the sale of assets, including customary restrictions with respect to a
Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;

(vii)    (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and

10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);

(viii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)    other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(x)    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby;

(xi)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(xii)    restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Holdings, are necessary or advisable to effect such Receivables Facility; and

(xiii)    any encumbrances or restrictions of the type referred to in clauses (a), (b), and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through
(xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings (x) are, in the good faith judgment of Holdings’ board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay its respective obligations under the Credit Documents as and when due (as determined in good faith by the Borrower).

10.7    Consolidated Senior Secured Debt to Consolidated EBITDA Ratio. Holdings will not permit the
Consolidated Senior Secured Debt to Consolidated EBITDA Ratio as of the last day of any Test Period to be greater than 4.00 to 1.00.

Notwithstanding the foregoing, upon the consummation of a Material Permitted Acquisition, the maximum Consolidated Senior Secured Debt to Consolidated EBITDA Ratio permitted under this Section 10.7 shall automatically and immediately increase to 4.50 to 1.00 (each such increase, a “Step-Up” beginning with, the last day of the fiscal quarter during which such Material Permitted Acquisition was consummated), which increase shall remain in effect through and including the last day of the fourth fiscal quarter ending after the date such Material Permitted Acquisition is consummated (for the avoidance of doubt, such Step-Up shall be applicable for four fiscal quarters).

10.8    Limitations on Dispositions and Other Transfers of Material Intellectual Property. No Loan Party
shall sell, lease, sublease, dispose of or otherwise transfer (including pursuant to an Investment) any Material Intellectual Property that is owned by or exclusively licensed to a Loan Party to any Restricted Subsidiary that is not a Loan Party; provided that, notwithstanding the foregoing, the Loan Parties may enter into non-exclusive intercompany intellectual property licenses and research and development arrangements in the ordinary course of business.

Section 11.    Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1    Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2    Representations, Etc. Any representation, warranty or statement made or deemed made by any
Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured (except those in the Credit Documents made or deemed made on the Closing Date), such incorrect representation or warranty shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower; or

11.3    Covenants. Any Credit Party shall:

(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5 (solely with respect to Holdings or the Borrower), Section 9.14(d) or Section 10; or

(b)    default in the due performance or observance by it of any term, covenant or agreement
(other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by Holdings from the Administrative Agent or the Required Lenders; or

11.4    Default Under Other Agreements.

(a)    Holdings or any of the Restricted Subsidiaries shall (i) fail to make any payment with respect to any Indebtedness (other than the Obligations) in an aggregate principle amount in excess of $125,000,000, for
Holdings and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace period and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) above shall apply to any failure to make any payment with respect to any Indebtedness (other than the Obligations) in an aggregate principle amount in excess of $125,000,000 that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (y) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof, permitted under this Agreement and (z) any conversion or exchange of Indebtedness that is convertible into or exchangeable for Qualified Stock of Holdings and cash in lieu of fractional shares and/or cash (in an amount determined by reference to the price of such Qualified Stock); provided that, (x) in the case of any such conversion into or exchange for cash (in an amount determined by reference to the price of such Qualified Stock), payment of such cash upon such conversion or exchange is permitted at such time by Section 10.05 and (y) such conversion or exchange is not triggered by a default or event of default under such Indebtedness.

(b)    Without limiting the provisions of clause (a) above, any Indebtedness in an aggregate principal amount in excess of $125,000,000 shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; provided that this clause (b) shall not apply to (w) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (x) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof, permitted under this Agreement, (y) any conversion or exchange of Indebtedness that is convertible into or exchangeable for Qualified Stock of Holdings and cash in lieu of fractional shares and/or cash (in an amount determined by reference to the price of such Qualified Stock); provided that, (x) in the case of any such conversion into or exchange for cash (in an amount determined by reference to the price of such Qualified Stock), payment of such cash upon such conversion or exchange is permitted at such time by Section 10.05 and (y) such conversion or exchange is not triggered by a default or event of default under such Indebtedness, or (z) any breach or default that is (I) remedied by Holdings or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11.

11.5    Bankruptcy, Etc. Except as otherwise permitted by Section 10.3, Holdings, SK Retail, Inc., the
Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under
(a) Title 11 of the United States Code entitled “Bankruptcy” or (b) in the case of any Foreign Subsidiary that is a Material Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, SK Retail, Inc., the Borrower or any Material Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, SK Retail, Inc., he Borrower or any Material Subsidiary; or Holdings, SK Retail, Inc., the Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to

Holdings, SK Retail, Inc., the Borrower or any Material Subsidiary; or there is commenced against Holdings, SK Retail, Inc., the Borrower or any Material Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, SK Retail, Inc., the Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, SK Retail, Inc., the Borrower or any Material Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, SK Retail, Inc., the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, SK Retail, Inc., the Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing; or

11.6    ERISA. (a) An ERISA Event or a Foreign Plan Event shall have occurred, (b) a trustee shall be appointed by a United States district court to administer any Pension Plan(s), (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), or (d) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (a) through (d) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

11.7    Credit Documents; Guarantee. Any material provision of any Credit Document shall for any reason be asserted in writing by any Credit Party not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms). Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

11.8    Pledge Agreement. The Pledge Agreement or any other Security Document pursuant to which the
Capital Stock or Stock Equivalents of the Borrower, SK Retail, Inc. or any Subsidiary is pledged shall cease to be in full force or effect or any material portion of the Collateral pledged thereunder shall cease to be subject to a valid and perfected security interest (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent or any Lender or as a result of the Collateral Agent’s failure to maintain possession of any Capital Stock or Stock Equivalents that have been previously delivered to it) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Security Document; or

11.9    Security Agreement. The Security Agreement or any other Security Document pursuant to which the assets of Holdings, SK Retail, Inc., the Borrower or any Material Subsidiary are pledged as Collateral shall cease to be in full force or effect or any material portion of the Collateral pledged thereunder shall cease to be subject to a valid and perfected security interest (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent in respect of certificates, promissory notes or instruments actually delivered to it (including as a result of the Collateral Agent’s failure to file a Uniform Commercial Code continuation statement)) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document; or

11.10    Judgments. One or more final judgments or decrees shall be entered against Holdings or any of the
Restricted Subsidiaries involving a liability in excess of $125,000,000 in the aggregate for all such judgments and decrees for Holdings and its Restricted Subsidiaries (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.11    Change of Control. A Change of Control shall occur.

11.12    Remedies Upon Event of Default.    If an Event of Default occurs and is continuing, the
Administrative Agent shall, upon the written request of the Required Lenders, by written notice to Holdings, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against Holdings and the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to Holdings or the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii), and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment and Swingline Commitment terminated, whereupon the Revolving Credit Commitment and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to Holdings or the Borrower, it will pay) to the

Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective Reimbursement Obligations for Unpaid Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

11.13    Application of Proceeds. Any amount received by the Administrative Agent or the Collateral
Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i)    first, to the payment of all reasonable and documented costs and expenses incurred by the
Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable hereunder or thereunder;

(ii)    second, to the Secured Parties, an amount (x) equal to all Obligations owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and

(iii)    third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Borrower for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (iii) above. Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.

Section 12.    The Agents

12.1    Appointment.

(a)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit
Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Lead Arranger and Bookrunner and Sections 12.1, 12.9, 12.11 and 12.12 with respect to Holdings) are solely for the benefit of the Agents and the Lenders, none of Holdings or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its respective Subsidiaries.

(b)    The Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer
hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)    The Lead Arranger and Bookrunner in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.3    Exculpatory Provisions.    No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder, or (c) responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or
(y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any
Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4    Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.

12.5    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6    Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders.    Each Lender

expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender, the Swingline Lender or any Letter of Credit Issuer. Each Lender, the Swingline Lender and the Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7    Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of Holdings or the Borrower; provided that such reimbursement by the Lenders shall not affect Holdings’ or the Borrower’s continuing Reimbursement Obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors. For the avoidance of doubt, for purposes of this Section 12.7, the term “Lender” includes any Letter of Credit Issuer.

12.8    Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other

Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.
12.9     Successor Agents.

(a)    Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and Holdings. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Sections 11.1 or 11.5 (solely with respect to Holdings or the Borrower) has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent (not to be unreasonably withheld or delayed)); provided that if the Administrative Agent or Collateral Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice (the “Resignation Effective Date”).

(b)    If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of “Lender Default”, the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1)
the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of Citibank, N.A. as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of Citibank, N.A. as the Collateral Agent. The fees payable by Holdings or the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between Holdings or the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

(d)    Any resignation by or removal of Citibank, N.A. as the Administrative Agent pursuant to this
Section 12.9 shall also constitute its resignation or removal as Swingline Lender and its resignation or removal, as applicable, as a Letter of Credit Issuer (if such Affiliate or Citibank, N.A. is a Letter of Credit Issuer). Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender, (b) the retiring Letter of Credit Issuer (if an Affiliate of Citibank, N.A.is a Letter of Credit Issuer
or if Citibank, N.A. is a Letter of Credit Issuer) and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit issued by such Affiliate of the Administrative Agent or the Administrative Agent, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer (if an Affiliate of Citibank, N.A. or Citibank, N.A. is a Letter of Credit Issuer) to effectively assume the obligations of the retiring Letter of Credit Issuer (if an Affiliate or Citibank,
N.A. or Citibank, N.A. is a Letter of Credit Issuer) with respect to such Letters of Credit.

12.10    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.10, the term Lender includes the Letter of Credit Issuer and the Swingline Lender.

12.11    Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to
(a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the termination of all Commitments and all Letters of Credit (other than Letters of Credit that have been Cash Collateralized) and the payment in full (or Cash Collateralization) of all Obligations (except for contingent indemnification obligations in respect of which a claim has not yet been made and Secured Hedge Obligations and Secured Cash Management Obligations), (ii) that is sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clauses (vi) (solely with respect to Section 10.1(d)) or (ix) of the definition of “Permitted Liens”; or
(d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement.

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

12.12    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit
Documents to the contrary notwithstanding, Holdings, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

12.13    Intercreditor Agreements. Each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into by the Administrative Agent and/or the Collateral Agent pursuant to the terms hereof and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) thereto, in each case, contemplated to be entered into pursuant to the terms hereof in connection with any incurrence of Indebtedness permitted hereunder to be secured by Liens on the Collateral on a pari passu or junior lien basis with the Obligations; provided that the Administrative Agent may, in its sole discretion, elect to post any proposed intercreditor agreement or any amendment (or amendment and restatement) thereto to all Lenders and refrain from executing and delivering the same if at any time during the five Business Day period following the date such proposed intercreditor agreement or any amendment (or amendment and restatement) thereto has been posted (which period shall be calculated inclusive of the Business Day on which such proposed intercreditor agreement or any amendment (or amendment and restatement) thereto is posted if the same is posted during normal business hours) it receives a written notice from the Required Lenders stating that the Required Lenders have determined that entry by the Administrative Agent or the Collateral Agent, as applicable, into such intercreditor agreement or amendment (or amendment and restatement) thereto is not permitted by this Agreement (and including a reasonably detailed description of the basis of such determination)

12.14    The Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit Outstanding and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuer and the Administrative Agent under Section 4 and Section 12.4) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Letter of Credit Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Letter of Credit Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its Agents and counsel, and any other amounts due the Administrative Agent under Section 4 and Section 12.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Letter of Credit Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Letter of Credit Issuer or in any such proceeding.

12.15    ERISA Representation of the Lenders.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto,

to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Agents and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset
Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the
Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Agents and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

12.16    Erroneous Distributions.

(a)    If the Administrative Agent notifies a Lender, Letter of Credit Issuer, Secured Party or other recipient that the Administrative Agent has determined in its sole discretion that any funds received by such recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, a “Payment” and any such recipient, an “Unintended Recipient) and demands the return of such Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made, in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(b)    To the extent permitted by applicable law, each party hereto and each Secured Party shall not assert any right or claim to the Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(c)    A notice of the Administrative Agent to any Unintended Recipient under clause (a) shall be conclusive, absent manifest error.

(d)     Affiliates) If an Unintended Recipient receives a Payment from the Administrative Agent (or any of its

(i)    that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”),

(ii)    that was not preceded or accompanied by a Payment Notice, or

(iii)    that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or mistake (in whole or in part) or such Payment is otherwise inconsistent with such recipient’s or market expectations,

in each case, an error shall be presumed to have been made with respect to such Payment absent written confirmation from the Administrative Agent to the contrary. Upon demand from the Administrative Agent, such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(e)    The Borrower and each other Loan Party hereby agrees that the receipt by an Unintended
Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Unintended Recipient by the Borrower or any other Loan Party, except to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds of Holdings or any of its Subsidiaries.

Section 13.    Miscellaneous

13.1    Amendments, Waivers, and Releases.    Except as otherwise expressly set forth in the Credit
Documents, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.10(~~b~~c), (d), (h) or (~~c~~i), Section 2.14 or 2.15 or the fifth and sixth paragraphs hereof in respect of Replacement Term Loans, and other than with respect to any amendment, modification or waiver contemplated in the proviso to clause (i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (x) (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion thereof, or reduce or forgive any interest or fee payable hereunder, or extend the date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date, or amend or modify any provisions of Section 4.2 (with respect to proportionately reducing Revolving Credit Commitments), Sections 5.2(e), 5.3(a) (with respect to the ratable allocation of any payments only), 11.13, 13.8(a) or 13.20, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section 6 or 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects the Letters of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender in a manner that directly and adversely affects such Person, or (vi) change any Revolving Credit Commitment to a Term Loan Commitment, or
change any Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the

Guarantors under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (viii) subordinate the Obligations (through payment subordination or through “waterfall” payments or otherwise) or the Liens securing the Obligations under this Agreement to any other Indebtedness for borrowed money or Liens securing any other Indebtedness for borrowed money, as applicable, without the written consent of each Lender directly and adversely affected thereby, or (ix) reduce the percentages specified in the definitions of the terms “Required Lenders” or “Required Revolving Credit Lenders” or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, (y) notwithstanding anything to the contrary in clause (x), (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender, or (z) in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower “Effective Yield” (as defined under the documentation related to such Class of Term Loans), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lender of the same Class (other than because of its status as a Defaulting Lender).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, Holdings, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, anything in this Agreement, including this Section 13.1, and the other Credit Documents may be amended (or amended and restated) pursuant to Section 2.14 to add any Incremental Term Loan Commitments or Incremental Term Loans to this Agreement and (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provisions of the Credit Documents so that the Incremental Term Loan Commitments or Incremental Term Loans are appropriately incorporated (including this Section 13.1).

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) or Incremental Term Loan Amendment(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Credit Loans.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith), (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, unless any such Applicable Margin applies after the Maturity Date for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) the covenants, events of default and guarantees shall be not materially more restrictive (taken as a whole) (as determined in good faith by the Borrower) to the Lenders providing such Replacement Term Loans than the covenants, events of default and guarantees applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants, events of default and guarantees applicable to any period after the maturity date in respect of the Refinanced Term Loans in effect immediately prior to such refinancing.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement all Commitments and all Letters of Credit (other than Letters of Credit that have been Cash Collateralized pursuant to arrangement reasonably satisfactory to the Letter of Credit Issuers) and the payment of all Obligations (except for (w) contingent indemnification obligations in respect of which a claim has not yet been made, (x) Secured Hedge Obligations, (y) Cash Collateralized Letters of Credit pursuant to arrangements reasonably acceptable to the applicable Letter of Credit Issuer, and (z) Secured Cash Management Obligations), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock and Stock Equivalents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Letter of Credit Issuer in respect of Issuances of Letters of Credit), and, in each case, such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, Security Documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.12, 9.13 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings and its Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

13.2    Notices.    Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)    if to Holdings, the Borrower, the Administrative Agent, the Collateral Agent or the Letter
of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the Letter of Credit Issuer and the Swingline Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5    Payment of Expenses; Indemnification.

(a)    Holdings agrees, within thirty days after receipt of a written request therefor, together with any supporting documentation reasonably requested by Holdings, (i) to pay or reimburse each of the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (limited, in the case of legal fees, costs and expenses, to the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower), Irish counsel to the Agents and, if reasonably necessary, one firm or local counsel in each relevant local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) (which may include a single special counsel acting in multiple jurisdictions)), (ii) to pay or reimburse each Agent or any Letter of Credit Issuer for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents (limited, in the case of legal fees, costs and expenses, to the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agent and the Collateral Agent, and, if reasonably necessary, one firm or local counsel in each relevant local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) (which may include a single special counsel acting in multiple jurisdictions)), (iii) to pay or reimburse all reasonable out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (limited, in the case of legal fees, costs and expenses, to the reasonable fees, disbursements and other charges of one firm or counsel to the Letter of Credit Issuer, and, if reasonably necessary, one firm or local counsel in each relevant local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) (which may include a single special counsel acting in multiple jurisdictions)), and
(iv)    to pay, indemnify and hold harmless each Lender, each Agent, the Letter of Credit Issuer and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any kind or nature whatsoever of any such Indemnified Person, in each case, to the extent arising out of or relating to any action, claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto), arising out of, or with respect to the Transactions or to the execution, delivery, performance and administration of this Agreement and the other Credit Documents including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials attributable to Holdings or any of its Subsidiaries (limited, in the case of legal fees, costs and expenses, to the reasonable fees, disbursements and other charges of one firm or counsel to all Indemnified Persons taken as a whole (and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnified Person affected by such conflict notifies Holdings of the existence of such conflict, one additional counsel for all similarly situated and affected Indemnified Person taken as a whole), and, if reasonably necessary, one firm or local counsel in each relevant local jurisdiction with the consent of Holdings (such consent not to be unreasonably withheld or delayed) (which may include a single special counsel acting in multiple jurisdictions)) (all the foregoing in this clause (iv), regardless of whether brought by Holdings, any of its subsidiaries or any other Person collectively, the “Indemnified Liabilities”); provided that Holdings and the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from
(i)    the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement by such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, or (iii) any proceeding between and among Indemnified Persons that does not involve an act or omission by Holdings or its Restricted Subsidiaries; provided the Agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that neither of the exceptions set forth in clause (i) or (ii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.

(b)    No Credit Party nor any Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit Holdings’ and the Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 13.5(a) in respect of damages incurred or paid by an Indemnified Person to a third party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.

13.6    Successors and Assigns; Participations and Assignments.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent of (such consent not to be unreasonably withheld or delayed):

(A)    the Borrower; provided that no consent of the Borrower shall be required for (1) an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund, (2) an assignment of Revolving Credit Commitments or Revolving Credit Loans to a Lender or an Affiliate of a Lender or an Approved Fund, or (3) an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (solely with respect to Holdings or the Borrower) has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B)    the Administrative Agent and, in the case of Revolving Credit Commitments or Revolving
Credit Loans only, the Swingline Lender and the Letter of Credit Issuer; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and provided, further that no consent of the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer shall be required for an assignment of any Revolving Credit Commitments or Revolving Credit Loans to a Lender or an Affiliate of a Lender.

Notwithstanding the foregoing, no such assignment shall be made (i) to a natural Person, Disqualified Lender or Defaulting Lender and (ii) with respect to the Revolving Credit Commitments, Holdings, the Borrower or any of their Affiliates or Subsidiaries. For the avoidance of doubt, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) to each Lender requesting the same.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved
Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an
Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500 (which, for the avoidance of doubt, shall be payable by the assignor); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable Tax forms (as required under Section 5.4(e)).

(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuer, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable Tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline
Lender or the Letter of Credit Issuer, sell participations to one or more banks or other entities (other than (x) a natural person, (y) Holdings and its Subsidiaries or Affiliates and (z) any Disqualified Lender provided, however, that, notwithstanding clause (y) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Participant or prospective Participant is a Disqualified Institution or
(y)    have any liability with respect to or arising out of any participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the DQ List to each Lender requesting the same. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (vi), (vii), (viii) and (ix) of the second proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5, and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or
5.4 than the applicable Lender would have been entitled to receive absent the sale of such the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and
Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)    SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting
Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

13.7    Replacements of Lenders Under Certain Circumstances.

(a)    The Borrower shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of the Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it that (a) requests reimbursement for amounts owing pursuant to Sections 2.10 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) no Event of Default under Sections 11.1 or 11.5 (solely with respect to Holdings or the Borrower) shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 2.11, or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 13.6(b), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either
(i)    all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such
Lender as of such termination date and (2) in the case of the Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it; provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6; provided that any Non-Consenting Lender shall be deemed to have consented to the assignment and delegation of its interests, rights and obligations if it does not execute and deliver an Assignment and Acceptance to the Administrative Agent within one Business Day after having received a request therefor.

13.8    Adjustments; Set-off.

(a)    Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”)
shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender or its affiliate shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, Tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11    Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdings, the Borrower, the
Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE
PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13.13    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this
Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)    consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)    agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d)    agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Holdings or the Borrower or any other Credit Party in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Credit Parties’ indemnification obligations set forth in Section 13.5.

13.14    Acknowledgments. Each of Holdings and the Borrower hereby acknowledge that:

(a)    it has been advised by counsel in the negotiation, execution, and delivery of this
Agreement and the other Credit Documents;

(b)    (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(ii)    in connection with the process leading to such transaction, each of the Administrative
Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person;
(iii)     neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;

(iv)    the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and

(v)    neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Holdings and the Borrower hereby agree that it will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15    WAIVERS    OF JURY TRIAL.    EACH PARTY HERETO IRREVOCABLY AND
UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16    Confidentiality. The Administrative Agent, each other Agent and each Lender, each on behalf of itself and its controlled Affiliates (collectively, the “Restricted Persons” and, each a “Restricted Person”), shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any Related Parties thereto in violation of any confidentiality obligations owing under this Section 13.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such

Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Lender; provided that, for the avoidance of doubt, the Administrative Agent shall be permitted upon request of any Lender or Participant to make available to such Lender or Participant any list of Disqualified Lenders and any Lender may provide the list of Disqualified Lenders to any prospective assignee or Participant on a confidential basis (it being understood that the identity of Disqualified Lenders will not be posted or distributed to any Person, other than a distribution by the Administrative Agent to a Lender upon written request and by a Lender to any prospective assignee or Participant on a confidential basis), (h) for purposes of establishing a “due diligence” defense, and (i) in connection with the exercise of any remedies under this Agreement, under any other Credit Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Credit Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than Holdings, its Subsidiaries or their respective Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries, and (iv) each Agent and each Lender may (A) disclose solely the existence of this Agreement, the size and type of the credit facilities, the parties to the Credit Documents and the Closing Date (but not the use of proceeds of the Loans made hereunder), in each case, to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents, in each case, to the extent the applicable Agent or Lender advises such parties of the confidential nature of such information and instructs such parties to keep such information confidential and (B) in consultation with the Borrower, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as such Agent or Lender may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the type, size and Closing Date of the credit facilities, all at the expense of such Agent or Lender; provided that, without the prior written consent of the Borrower, such advertisements may not disclose any information other than the existence of this Agreement, the size and type of the credit facilities, the parties to the Credit Documents and the Closing Date (but not the use of proceeds of the Loans made hereunder).

13.17    Direct Website Communications. Each of Holdings and the Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, Holdings or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings or the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section
13.17    shall prejudice the right of Holdings, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(a)    Each of Holdings and the Borrower further agree that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(b)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.

(c)    Each of Holdings and the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Holdings or the Borrower has indicated contains only publicly available information with respect to Holdings or the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If Holdings or the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, each of Holdings and the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided, however that, the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notify the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of the Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a), (b) and (d).

13.18    USA PATRIOT Act.    Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19    [Reserved].

13.20    Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Bank Funding Rate from time to time in effect.

13.21    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto,
(x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.22    [Reserved].

13.23    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 14.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution
Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the
Write-Down and Conversion Powers of the applicable Resolution Authority. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]